UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF
VIRGINIA


In re:

ORBITAL IMAGING CORPORATION,


Debtor.


Case No. 02-81661 (RGM)

Chapter 11

FOURTH AMENDED DISCLOSURE
STATEMENT PURSUANT TO 11 U.S.C. S.1125
FOR ORBITAL IMAGING CORPORATION'S
FOURTH AMENDED PLAN OF
REORGANIZATION UNDER CHAPTER 11
OF THE BANKRUPTCY CODE DATED
SEPTEMBER 15, 2003




TABLE OF CONTENTS
PAGE
ARTICLE I INTRODUCTION	1
ARTICLE II SUMMARY OF THE TREATMENT OF CLAIMS
UNDER THE PLAN	2
ARTICLE III VOTING INSTRUCTIONS AND CONFIRMATION
OF PLAN	5
ARTICLE IV DESCRIPTION OF THE DEBTOR AND ITS
BUSINESS	6
4.01.	Overview.	6
4.02.	Remote Imagery Industry.	8
4.03.	Products and Services.	9
4.04.	Satellite and Ground System Operations.	9
4.05.	Backlog.	12
4.06.	Regulation.	12
ARTICLE V THE REORGANIZATION CASE	18
5.01.	The Debtor's and the Creditors Committee's Disputes
With Orbital	19
5.02.	The Settlement Agreement	21
5.03.	The Debtor's Disputes with MDA	24
5.04.	The Proposed Settlement with MDA	26
ARTICLE VI PLAN OF REORGANIZATION	29
6.01.	Summary of Treatment of Claims and Equity Interests29
6.02.	Description of New Senior Notes.	33
6.03.	Description of New Senior Subordinated Notes.	35
6.04.	Description of New Common Stock.	35
6.05.	Description of Warrants.	37
6.06.	Effective Date.	37
6.07.	Method of Distributions.	37
6.08.	Survival of Certain Terms of the Old Notes
Indentures. 39
6.09.	Cancellation of Existing Common Stock.	40
6.10.	Filing Claims.	40
6.11.	Executory Contracts.	41
6.12.	Unexpired Leases.	41
6.13.	Bar Date for Filing Proofs of Claim Relating to
Executory Contracts and Unexpired Leases
Rejected Pursuant to the Plan.	41
6.14.	Unclaimed Distributions Under the Plan.	42
6.15.	Conditions Precedent to Confirmation and Effective
Date of Plan.	42
6.16.	Securities Issued Under Section 1145 Exemption From
Registration.	43
6.17.	Registration Rights Agreement; SEC Registration;
Trading of New Common Stock.	45
6.18.	Miscellaneous Provisions of the Plan.	47
ARTICLE VII BOARD OF DIRECTORS AND MANAGEMENT OF
REORGANIZED ORBIMAGE	53
ARTICLE VIII ALTERNATIVES TO THE PLAN	55
8.01.	Liquidation as an Alternative.	55
8.02.	Best Interests of Unsecured Creditors and
Shareholders.55
ARTICLE IX REORGANIZATION VALUE	56
9.01.	Valuation of ORBIMAGE and Distributions under the
Plan	56
9.02.	Financial Projections	59
9.03.	Liquidation Analysis	67
ARTICLE X VOTING REQUIREMENTS, ACCEPTANCE AND
CONFIRMATION OF THE PLAN	72
10.01.	Parties In Interest Entitled to Vote.	72
10.02.	Voting Procedures and Requirements.	73
10.03.	Acceptance of the Plan.	74
10.04.	Best Interests Test.	74
10.05.	Feasibility.	74
10.06.	Confirmation Without Acceptance of All Impaired
Classes.	75
10.07.	Compliance With the Applicable Provisions of
the Bankruptcy Code.	76
10.08.	Confirmation Hearing.	76
ARTICLE XI FEDERAL TAX CONSEQUENCES	76
11.01.	Federal Income Tax Consequences to the Debtor.76
11.02.	Federal Income Tax Consequences to Holders of
Claims and Interests.	77
11.03.	Importance of Obtaining Professional Tax
Assistance.	81
ARTICLE XII CERTAIN FACTORS TO BE CONSIDERED	81
12.01.	Variances from Projections.	81
12.02.	Lack of Established Market.	81
12.03.	Significant Holders.	82
12.04.	Financing Change of Control Offer.	82
ARTICLE XIII RECOMMENDATION	82



EXHIBITS
1.	Orbital Imaging Corporation's Fourth Amended
Plan of Reorganization Under Chapter 11 of the
Bankruptcy Code
2.	Form of Second Amended and Restated Certificate
of Incorporation or Orbital Imaging Corporation
3.	Form of Second Amended and Restated Bylaws of
Orbital Imaging Corporation
4.	Form of New Senior Note Agreement - To be filed
with the Plan Supplement
5.  	Form of New Senior Subordinated Note Indenture -
To be filed with the Plan Supplement
6.	Form of Warrants - To be filed with the Plan
Supplement
7.	Form of Registration Rights Agreement - To be
filed with the Plan Supplement
8.	Form of Employee Stock Incentive Plan - To be
filed with the Plan Supplement


ARTICLE I

INTRODUCTION

ORBITAL IMAGING CORPORATION
("ORBIMAGE" OR THE "DEBTOR")
PROVIDES THIS FOURTH AMENDED
DISCLOSURE STATEMENT (THIS
"DISCLOSURE STATEMENT") TO
DISCLOSE INFORMATION DEEMED TO BE
MATERIAL, IMPORTANT AND NECESSARY
FOR CREDITORS AND OTHER
INTERESTED PARTIES TO ARRIVE AT A
REASONABLY INFORMED DECISION IN
EXERCISING THEIR RIGHT TO VOTE FOR
ACCEPTANCE OF THE FOURTH AMENDED
PLAN OF REORGANIZATION (THE
"PLAN") PROPOSED BY ORBIMAGE, AS
DEBTOR AND DEBTOR IN POSSESSION,
WHICH PLAN IS ON FILE WITH THE
UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF
VIRGINIA (THE "BANKRUPTCY COURT").
ANY REPRESENTATIONS OR
INDUCEMENTS MADE TO SECURE
ACCEPTANCE OF THE PLAN OTHER THAN
AS CONTAINED IN THIS DISCLOSURE
STATEMENT SHOULD NOT BE RELIED
UPON.  UNLESS EXPRESSLY STATED TO
BE THE CASE, THE FINANCIAL
INFORMATION IN THIS DISCLOSURE
STATEMENT HAS NOT BEEN SUBJECTED
TO A CERTIFIED AUDIT, ALTHOUGH
ORBIMAGE HAS ATTEMPTED TO
PROVIDE ACCURATE INFORMATION FOR
USE IN THIS DISCLOSURE STATEMENT.

ALL CAPITALIZED TERMS USED
BUT NOT DEFINED HEREIN SHALL HAVE
THE MEANING GIVEN TO THEM IN THE
PLAN.  A COPY OF THE PLAN HAS BEEN
FURNISHED TO YOU
CONTEMPORANEOUSLY WITH THIS
DISCLOSURE STATEMENT AS EXHIBIT 1
HERETO AND SHOULD BE READ IN ITS
ENTIRETY.


ARTICLE II

SUMMARY OF THE TREATMENT OF
CLAIMS UNDER THE PLAN

ORBIMAGE has proposed a Plan that
separates creditors and shareholders of the Debtor into seven (7) Classes. These Classes include all claims and interests other than Administrative
Expense Claims and Priority Tax Claims, which are not required to be classified. Four of the Classes of claims and interests are not impaired and do not vote to accept or reject the Plan because they are conclusively presumed to accept the Plan. Two of the Classes of claims and interests are impaired and will be entitled to vote to accept or reject the Plan.
The final Class consisting of all holders of the Debtor's common stock is not receiving a distribution under the Plan and is therefore deemed to reject the Plan.

Under the Plan, the assets and properties of the Debtor's estate will vest in Reorganized
ORBIMAGE and Reorganized ORBIMAGE, under the name ORBIMAGE Inc., will continue to operate the Debtor's business, as modified by the Plan.

The following summary contains estimated claim amounts anticipated by the Debtor.


Anticipated Distribution by Class

Class
Description
Estimated Claim Amount
Estimated
Percentage
Recovery
Terms of Distribution

Administrative Expenses
$5,494,000
100%
(Unimpaired) Other than the Insurance Loan Claims and the claims of Houlihan, paid in full in Cash
Under the terms of the Insurance Loan, on the Effective Date, provided there has been no insurable event with respect to OrbView-3 resulting in a loss that would provide proceeds under the Combined Risk Insurance Policy sufficient to pay all of the obligations under the Insurance
Loan, each Insurance Lender will receive, in full satisfaction of its Insurance Loan Claim, its Pro Rata
Share of New Senior Notes in the amount of $17,837,400 plus accrued interest on the Insurance Loan. If such an insurable event occurs prior to the Effective Date, resulting in the payment of proceeds under the Combined
Risk Insurance Policy to the Insurance Lenders, the Debtor's obligations under the Insurance Loan will be paid from such proceeds. Insurance Loan claims shall be treated as Administrative Claims and shall be paid in full in Cash if the Insurance Loan matures prior to the Effective Date (assuming no payment of proceeds under the Combined Risk Insurance Policy). (See Section 6.01, infra)
Per the terms of its engagement, Houlihan will be paid by the issuance of New Senior Subordinated Notes and New Common Stock for a portion of its Professional Claims

Priority Tax Claims
De minimis
100%
(Unimpaired) Paid in full in Cash
1
Priority Nontax Claims
De minimis
100%
(Unimpaired) Paid in full in Cash
2
Secured Claims
The Debtor does not believe there are any Secured Claims.
100%
(Unimpaired) If there are any Secured Claims, they will be
paid in full in Cash
3
Convenience Claims
$48,710
100%
(Unimpaired) Paid in full in Cash
4
Orbital Payment Claims
$2,500,000
100%
(Unimpaired) Orbital shall receive in full satisfaction of the Orbital Payment Claims New Senior Subordinated Notes
in the original principal amount of $2,500,000
5
General Unsecured Claims and Old Note Claims
$235,048,124
50%
(Impaired) Holders of Class 5 Claims shall receive a Pro Rata issuance of $50,000,000 of New Senior Subordinated Notes and 6,000,000 shares of New Common Stock. Of such amount, (i) each holder of an allowed General Unsecured Claim as of the Record Date shall receive its Pro Rata
Share of (x) an original principal amount of $25,022 of New Senior Subordinated Notes and (y) 3,003 shares of New Common
 Stock and (ii) each holder of Old Note Claims shall receive its Pro Rata Share of (x) an original principal amount of $49,974,978 of New Senior Subordinated Notes and (y) 5,996,997 shares of New Common Stock.
6
Existing Preferred Stock
$102,578,694
N/A
(Impaired) Each holder shall receive its Pro Rata Share of
 Warrants to purchase 318,947 shares of New Common Stock, representing approximately 5 percent of the equity of
Reorganized ORBIMAGE as of the Effective Date with an aggregate exercise price of $9,000,000.
7
Existing Common Stock
N/A
N/A
(Impaired) None


Calculation of Unsecured Creditors' Estimated
Recovery

On April 5, 2002 (the "Commencement
Date"), the Debtor filed a petition for relief under Chapter 11 of the Bankruptcy Code. As of the
Commencement Date, the Old Notes were
outstanding in the aggregate principal amount of $225,000,000, plus accrued but unpaid interest of $15,781,619. Certain payments funded from certain insurance proceeds were made to the Indenture
Trustee post petition that reduced the accrued but unpaid interest balance of the Old Notes to $9,930,495. The holders of Unsecured Claims, including holders of Old Notes, will receive New
Senior Subordinated Notes in the principal amount of $50,000,000, plus 6,000,000 shares of New
Common Stock, representing 100 percent of the value of Reorganized ORBIMAGE as of the Effective Date (before giving effect to the exercise of options to purchase shares issued under a new
Employee Stock Incentive Plan representing 12 percent of the value of Reorganized ORBIMAGE as of the Effective Date and the exercise of Warrants issued to holders of Existing Preferred Stock and any shares issued in lieu of cash payment of administrative expenses).

A pro forma Balance Sheet of the Debtor as of the Effective Date, after giving effect to the transactions contemplated by the Plan, is set forth in
Section 9.02 of this Disclosure Statement. The assumed range of reorganization value of Reorganized ORBIMAGE determined by
ORBIMAGE's financial advisors is $140 million to $155 million. The range of reorganization value, as of an assumed Effective Date on or about October
31, 2003, reflects work performed by Rothschild, ORBIMAGE's financial advisors as of August 26, 2003, based, in part, on information supplied by the Debtor to Rothschild.

Calculation of Existing Preferred Stockholders'
Estimated Recovery
On the Commencement Date, shares of
Existing Preferred Stock were outstanding with a liquidation preference value of $102,578,694, including accrued dividends. Under the Plan, the holders of Existing Preferred Stock will receive
Warrants to purchase shares of New Common Stock of Reorganized ORBIMAGE at a $28.22 per share exercise price. The terms of the Warrants will be included in the Plan Supplement. As described in
Section 9.01 hereof, the Debtor's total reorganized equity value is estimated to be between $11.11 to $13.58 per share of New Common Stock before the exercise of new options issued pursuant to the Employee Stock Incentive Plan and exercise of
Warrants issued to holders of Existing Preferred
Stock. Given their $28.22 per share exercise price, the Warrants are expected to be significantly out of the money.

RECOMMENDATION
ORBIMAGE BELIEVES THAT THE
PLAN PROVIDES THE BEST AVAILABLE
RECOVERY TO HOLDERS OF UNSECURED
CLAIMS AND EXISTING PREFERRED
STOCK AND IS IN THE BEST INTERESTS
OF THE DEBTOR, ITS ESTATE AND
CREDITORS AND RECOMMENDS THAT
ALL CREDITORS AND INTEREST
HOLDERS VOTE TO ACCEPT THE PLAN
AND MARK THEIR BALLOT TO INDICATE
A PREFERENCE FOR THE PLAN.

ARTICLE III

VOTING INSTRUCTIONS AND
CONFIRMATION OF PLAN

The Bankruptcy Court will hold the
Confirmation Hearing to consider confirmation of the Plan commencing on October 24, 2003 at the time set forth in the accompanying order approving voting procedures for the Plan (the "Voting
Procedures Order"), before the Honorable Robert G.
Mayer, United States Bankruptcy Judge, at the
United States Bankruptcy Court for the Eastern
District of Virginia, which is located at 200 South
Washington Street, Alexandria, Virginia.  The
Confirmation Hearing may be adjourned from time to time without further notice. At the Confirmation
Hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether the Plan is feasible and whether it is in the best interest of the creditors. The Bankruptcy Court will also receive and consider a certification of balloting summarizing the votes for acceptance or rejection of the Plan by each of the parties entitled to vote.
The Voting Procedures Order, which is part of the materials distributed with this Disclosure Statement, shall govern the method and tabulation of votes.

Before voting, you should read this
Disclosure Statement as well as the Plan and Voting
Procedures Order in their entirety. You should use only the ballot (the "Ballot") sent to you with this Disclosure Statement and Voting Procedures Order to cast your vote for or against the Plan. EXCEPT
AS OTHERWISE PROVIDED IN THE
VOTING PROCEDURES ORDER, YOU
SHOULD COMPLETE, DATE AND SIGN THE
BALLOT AND FILE IT IN PERSON OR BY
MAIL WITH:

LATHAM & WATKINS LLP
885 Third Avenue, Suite 1000
New York, NY 10022
(212) 906-1200
Attn: Timothy A. Solomon, Esq.

ALL BALLOTS MUST BE RECEIVED
BY 5 O'CLOCK P.M., EASTERN DAYLIGHT
TIME, ON OCTOBER 17, 2003 (THE
"VOTING DEADLINE").  ONLY THOSE
VOTES THAT ACTUALLY ACCEPT OR
REJECT THE PLAN MAY BE COUNTED.
FACSIMILE BALLOTS WILL NOT BE
ACCEPTED.

ORBIMAGE is not soliciting votes on the
Plan from holders Existing Common Stock, who are presumed to have rejected the Plan, or from holders of Priority Nontax Claims, Secured Claims,
Convenience Claims or the Orbital Payment
Claims, who are presumed to have accepted the Plan.

ALL CREDITORS AND OTHER
INTERESTED PARTIES ARE ENCOURAGED
TO CAREFULLY READ THE ENTIRE
DISCLOSURE STATEMENT AND DISCUSS
IT WITH THEIR LEGAL COUNSEL BEFORE
DECIDING TO VOTE EITHER TO ACCEPT
OR TO REJECT THE PLAN.

ARTICLE IV

DESCRIPTION OF THE DEBTOR AND ITS
BUSINESS

4.01.	Overview

In 1991, Orbital established ORBIMAGE as an operating division to manage the development and operation of remote imaging satellites that would collect, process and distribute digital imagery of the world's land areas, oceans and atmosphere. In
1992, ORBIMAGE was incorporated in Delaware as a wholly owned subsidiary of Orbital. In 1997, ORBIMAGE consummated a private placement of Series A preferred stock with financial investors to fund a significant portion of the remaining costs of existing projects. In 1998 and 1999, ORBIMAGE issued an aggregate principal amount of $225 million 11 5/8% Senior Notes due 2005 (the "Old
Notes") and an additional $28 million of Series A preferred stock (the "Existing Preferred Stock").

ORBIMAGE is a leading provider of global space-based imagery, and expects to provide its customers with a comprehensive offering of high-resolution imagery, imagery-derived products and image processing services at competitive prices.
ORBIMAGE currently operates the OrbView-2 satellite from which it collects, processes and distributes digital imagery of the Earth's surface
(land and oceans). ORBIMAGE designs its imagery products and related services to provide its customers with timely direct access to high-resolution imagery and competitively priced information concerning, among other things, mapping, military reconnaissance, managing urban growth, agriculture and forestry health assessments and monitoring of land and ocean-based natural resources along with variety of other commercial and military applications. In 1998, ORBIMAGE acquired a satellite image processing company that expanded its capability to provide sophisticated image processing products, software, engineering analysis and in-house image production.

In 1995, ORBIMAGE's first satellite,
OrbView-1, entered into service. OrbView-1 provided dedicated weather-related imagery and meteorological products to the National Aeronautics and Space Administration ("NASA") and other U.S.
Government agencies. ORBIMAGE's second
satellite, OrbView-2, also entered into service in 1997. OrbView-2 collects digital imagery of the Earth's surface (land and oceans) and is operated at ORBIMAGE's headquarters in Dulles, Virginia.
ORBIMAGE markets OrbView-2 imagery and
derived products to commercial customers, as well as to NASA and other U.S. Government agencies.
ORBIMAGE believes that OrbView-2 is one of the few satellites of its kind providing daily color images of the entire Earth's surface. ORBIMAGE's
OrbView-3 satellite was successfully launched on June 26, 2003, and has begun its in-orbit checkout procedures. OrbView-3 will provide 1-meter resolution black and white ("panchromatic") imagery and 4-meter resolution color
("multispectral") imagery on a global scale to a variety of governmental and commercial customers worldwide. The demand for high-resolution imagery from OrbView-3 and our image processing capabilities are the primary source of ORBIMAGE's backlog.

In 1998, ORBIMAGE acquired the
exclusive worldwide rights to distribute and sell imagery from RadarSat-2 (the "RadarSat-2
License"), a 3-meter resolution commercial radar imaging satellite being constructed by MacDonald
Dettwiler and Associates ("MDA") under an agreement with the Canadian Space Agency
("CSA"). MDA currently expects RadarSat-2 to launch in late 2005. In 2001, ORBIMAGE renegotiated its RadarSat-2 License for exclusive distribution rights in North America (except
Canada) only. At the time of the agreement and the 2001 amendment, MDA was a subsidiary of Orbital. ORBIMAGE has been pursuing litigation against MDA related to the RadarSat-2 License.
ORBIMAGE and MDA have reached agreement on terms for settling their disputes, which if approved by the Bankruptcy Court will provide for the termination of the RadarSat-2 License, the payment by MDA to ORBIMAGE of an aggregate amount of $12 million and the release of ORBIMAGE's claims against MDA relating to the RadarSat-2
License. The dispute and terms of the proposed settlement are detailed below in Sections 5.03 and
5.04. If the proposed settlement is not approved by the Bankruptcy Court, ORBIMAGE plans to assume the RadarSat-2 License and continue to pursue its litigation against MDA.

ORBIMAGE also operates an image
production and exploitation facility in St. Louis, Missouri through which it provides sophisticated image processing and related services to the U.S.
Government and other commercial customers.
These image production capabilities combined with anticipated imagery from OrbView-3 enable
ORBIMAGE to be a leading provider of end-to-end imagery solutions in the industry.

4.02.	Remote Imagery Industry

Remote imaging is the process of observing, measuring and recording objects or events from a distance using a variety of sensors mounted on satellites and aircraft. The market for remote sensing includes satellite development, construction and operation by both domestic and international commercial and government users who decide to build and operate their own satellite systems, as well as purchased imagery and related services currently addressable by existing imagery suppliers.
Historically, in the United States, the only
"commercial" operators of remote imaging satellites were quasi-governmental programs like the low-resolution Landsat satellite systems in operation since the 1970s. The opportunities for commercialization of space-based imagery expanded significantly in 1994 when the U.S.
Government implemented a policy permitting the worldwide, commercial sale of high-resolution satellite imagery by U.S. companies.

Historically, all satellite imagery systems were either military surveillance platforms or were sponsored by large national and international civil space agencies, which used satellites to monitor meteorological conditions and environmental changes on the Earth's surface. Currently, there are a limited number of commercial providers of satellite imaging services, which collectively address only a portion of the market opportunities in the remote imaging industry. Historically, the majority of commercial remote imagery came from local or regional aerial photography firms.
Although aerial imaging companies are able to achieve high spatial resolution and customize their products according to local needs, their slow response time, limited coverage area, restricted ability to fly over certain areas and high operational cost limit widespread use of the imagery.

OrbView-3 and OrbView-2 have been
designed to offer a number of strategic advantages over currently available low- and medium-resolution commercial remote imaging systems.
These advantages include increased spatial and spectral resolution, broad area coverage, the ability to image denied territories, provide the imagery via direct downlink to ground stations and provide image processing systems to exploit the data for a variety of applications. Some markets, such as national security, mapping and surveying, require high spatial resolution. The National Imagery and Mapping Agency ("NIMA") has announced the U.S. Government's intention to increase reliance on commercial imagery platforms, such as OrbView-3, for wide area mapping and other intelligence purposes. ORBIMAGE is currently negotiating contracts with NIMA for OrbView-3 imagery.

Similarly, countries around the world that are unable or unwilling to establish their own space programs can conduct complete border surveillance only in the areas over which aerial photographers can safely fly. ORBIMAGE expects that OrbView-
3 will be able to image areas that are not accessible by airplanes because of restrictions on air space or because the areas are too remote. In addition, up-to-date maps are key for serving the high-technology segments of the national security market, such as digital terrain modeling for aircraft and missile guidance. The terrorist attacks on the U.S. on September 11, 2001, the conflicts in Afghanistan and Iraq and the ongoing "war on terror" have caused increased demand by the U.S.
Government for satellite imagery to address national security and intelligence gathering concerns. This shift in demand towards commercial satellite imagery providers was formalized in the Bush Administration's "U.S. Commercial Remote
Sensing Policy" dated April 25, 2003. This policy requires U.S. Government agencies to "rely to the maximum practical extent on commercial remotes sensing space capabilities for filling imagery and geospatial needs."

Additionally, a commercial imagery
customer, such as a telecommunications company that wants to map a large, fairly remote area to determine where to place cellular towers, could hire an aerial photographer to fly an airplane over the area to take pictures, develop the film and deliver the final map to the customer. This can be time consuming and expensive. In contrast,
ORBIMAGE expects that its high-resolution
OrbView-3 satellite will be able to obtain up to 20,000 square kilometers of one-meter resolution imagery in a single 10-minute pass and quickly downlink to a customer or further process the imagery in response to specialized customer requests.

ORBIMAGE believes real-time global
satellite imagery will allow commercial customers to efficiently and cost-effectively map areas of the world where either no maps exist or where existing maps are now obsolete. This imagery also will permit users to monitor agricultural, forestry and fishing areas frequently to provide timely information to enhance business and government effectiveness.

4.03.	Products and Services

Currently, ORBIMAGE offers OrbView-2
satellite imagery and derived products.
ORBIMAGE also maintains a facility in St. Louis where it provides sophisticated image processing and production services under contract to NIMA.
In addition, ORBIMAGE expects to offer derived products and services to a variety of customers using OrbView-3 imagery upon completion of its on-orbit checkout.

4.04.	Satellite and Ground System
Operations

ORBIMAGE's basic system architecture
consists of the following major components:

-	small, advanced-technology low-Earth orbit,
imaging satellites carrying sophisticated sensors that collect specific types of land and ocean data;

-	a central U.S. ground system that controls the
satellites and that receives, processes and archives their imagery, and includes electronic cataloging and distribution capabilities; and

-	foreign regional distributors with direct
downlinking capabilities.

ORBIMAGE believes that its systems will
provide global economies of scale in image collection, processing and distribution. In particular, ORBIMAGE believes that its systems will be able to collect, process and sell high spatial- and spectral-resolution imagery worldwide on a daily basis.

OrbView-3 and OrbView-2 are controlled
from the Debtor's main operations center located in Dulles, Virginia.

The following table summarizes the primary characteristics of the satellites that are a part of ORBIMAGE's fleet of satellites:


ORBVIEW-3
ORBVIEW-2
Principal Applications
National Security, Mapping, Oil and Gas, Agriculture
Weather, Fishing, Agricultural, Scientific Research
Best Ground Resolution
1 m Panchromatic
4 m Multispectral
1 km to 4 km Multispectral
Scene-Width
8 km Panchromatic and Multispectral
2,800 km
Image Area (or Swath)
64 km2 Panchromatic and Multispectral
N.A.
On-Board Storage
32 Gigabytes
128 Megabytes
Revisit Time
3 days
1 day
Orbital Altitude
470 km
705 km
Design Life
5 years
71/2 years

OrbView-1

The OrbView-l satellite was launched in
April 1995 and provided weather related imagery to U.S. Government customers. It contains two atmospheric sensors. OrbView-1 provided imagery to NASA under contract until April 2000. Although the OrbView-1 satellite has operational capability, it is not licensed to operate by governmental authorities and presently is not providing imagery to any customers.

OrbView-2

The OrbView-2 satellite was launched in
August 1997. It has operated continuously for over five (5) years. ORBIMAGE believes it is one of the few operational satellites providing global color imagery of the entire Earth's surface on a daily basis. OrbView-2 downlinks imagery to both
ORBIMAGE's primary and backup ground stations and to various regional receiving stations around the world. ORBIMAGE provides OrbView-2 imagery to NASA for scientific and environmental applications and to other U.S. Government agencies. The original NASA contract expired in December 2002, but ORBIMAGE is continuing to provide imagery to NASA in 2003 under a new contract. ORBIMAGE's U.S. Government contracts for OrbView-2 services expire on December 31, 2003, and can be extended for additional terms. Nonetheless, there can be no assurance that NASA or other U.S. Government agencies will renew their contracts beyond 2003.
ORBIMAGE also provides OrbView-2 value-added products on a global basis to the commercial fishing industry under its SeaStar Fisheries Information
ServiceT. Despite the ongoing successful operation of OrbView-2, there can be no assurance that OrbView-2 will maintain its prescribed orbit or remain commercially operational for its seven and one-half (7 1/2) year design life.

OrbView-3

OrbView-3 has been designed to provide
one-meter resolution black and white imagery and four-meter resolution color imagery of the Earth's surface. OrbView-3 was successfully launched on June 26, 2003, and is currently expected to complete its in-orbit checkout by the end of this year.

The checkout of OrbView-3 will progress in three stages. Stage one of the checkout process relates primarily to launching and placing the satellite in the intended orbit, and exercising the subsystems of the satellite. This process has been completed successfully. The second stage of checkout involves calibration and focusing of the OrbView-3 camera and related imagery parameters associated with producing derived products.
OrbView-3 is currently in this second stage of checkout, and is progressing without any significant problems. Upon the completion of the second stage of checkout, ORBIMAGE will have validated that the OrbView-3 system is functioning and performing in accordance with ORBIMAGE's business plan. The third and final stage of the checkout process involves testing of the OrbView-3 ground segment to include image production, archiving and other related functions which enable
ORBIMAGE to process and sell imagery and derived products.

The launch of OrbView-3 was delayed
approximately four years after the date that Orbital had originally scheduled. Those delays are one of the causes of the litigation against Orbital that was commenced by ORBIMAGE and successfully resolved during the Reorganization Case by the Settlement Agreement, as discussed below.
However, despite the successful launch of OrbView-3, there can be no assurance that OrbView-3 will successfully complete its in-orbit checkout and be commercially operational by the end of 2003, nor, if the in-orbit checkout is successfully completed, that OrbView-3 will maintain its prescribed orbit or remain commercially operational for its five (5) year design life.

RadarSat-2

Upon approval of the settlement agreement between the Debtor and MDA by the Bankruptcy
Court, as discussed below in Section 5.04, the RadarSat-2 License will be terminated and Reorganized ORBIMAGE will not have any interests in or to RadarSat-2 or its imagery. The
RadarSat-2 satellite will be able to acquire imagery in all weather conditions and at night across a range of modes that span from three-meter spatial resolution imagery at a swath width of 20 km, to 100-meter spatial resolution imagery at a swath width of 500 km. MDA currently expects
RadarSat-2 to be launched in 2005. There have been substantial delays in the satellite's schedule;
the current anticipated launch date is approximately four years after the date upon which launch was originally expected. These delays are among the causes of the current dispute between the Debtor and MDA. There cannot be any assurance as to when the launch of RadarSat-2 will eventually occur.

Ground Operations Centers And Image
Processing Facilities

ORBIMAGE's central U.S. ground system
in Dulles monitors the OrbView satellites while they are in orbit and commands the satellites as required for imagery collection and to ensure that they maintain their proper orbits and appropriate communication links and that electrical power and other operating variables stay within acceptable limits. The image receiving and processing center for the OrbView satellites is also located at the Dulles facility and receives OrbView imagery downlinked to multiple ground antennas and is equipped with numerous work stations that process and convert the digital imagery into useful imagery products. The center is designed to archive the maximum number of high-resolution OrbView satellite images per day and has the capability to generate a variety of geospatial products for resale.
ORBIMAGE operates the OrbView satellites through three main antennas located at Dulles, Virginia, Fairmont, West Virginia and Point
Barrow, Alaska.

ORBIMAGE operates an advanced image
processing and geospatial information technology development and production center located in St.
Louis, Missouri (the "St. Louis Operation").  The
St. Louis Operation has been providing high-quality digital imagery products and services to government and commercial customers for over thirteen (13) years. In addition to highly experienced photogrammetry professionals, our St. Louis
Operation employs a full-time staff of engineers and software developers to develop highly automated, efficient production processes, as well as a full line of commercial photogrammetric software which can be tailored to user specific applications.

Photogrammetric services provided by our
St. Louis Operation include: Ingest of Imagery and
Support Data, Photogrammetric Triangulation involving Aerial and Spaceborne Sensor Systems,
Digital Terrain Extraction into Commercial and
Government Standards, Orthorectification and
Mosaicking of Panchromatic and Multispectral
Imagery and Formatting into Commercial and Government Standards, and Monoscopic and
Stereoscopic Feature Extraction and Formatting into
Commercial and Government Standards.

4.05.	Backlog

ORBIMAGE's total contract backlog at
June 30, 2003 was approximately $260 million, of which approximately 75 percent represented U.S.
Government contracts. Excluding contract options, the firm contract backlog for the same period was approximately $43 million, which consists primarily of international regional distributor commitments to purchase imagery. The company does not classify
U.S. Government contract commitments as firm backlog until specific task orders and the associated funding is received.

4.06.	Regulation

The satellite remote imaging industry is a highly regulated industry, both domestically and internationally. In the U.S., remote imaging satellites generally require licenses from the Department of Commerce (the "DoC") and from the Federal Communications Commission (the "FCC").
Furthermore, remote sensing technology is subject to United States export control licensing and regulation. In addition, ORBIMAGE is party to certain classified United States Government contracts, the performance of which is subject to United States facility clearance laws and regulations. Finally, to operate internationally, remote imaging satellites may require International
Telecommunications Union (the "ITU")
coordination and registration and licenses from the governments of foreign countries in which imagery will be directly downlinked.

United States Regulation

DoC (NOAA) regulation.  The DoC,
through the National Oceanic and Atmospheric
Administration (the "NOAA"), is responsible for granting commercial imaging satellite operating licenses, ensuring on-going compliance with NOAA license conditions and regulations and coordinating satellite imaging applications among several governmental agencies to ensure that any license addresses all United States national security concerns. ORBIMAGE currently has NOAA licenses for both the OrbView-2 satellite and the OrbView-3 high-resolution satellite. The NOAA licenses for OrbView-2 and OrbView-3 are valid through the operational lifetime of each satellite.
Under ORBIMAGE's NOAA licenses, the U.S.
Government reserves the right to interrupt service during periods of national emergency when U.S.
national security interests are affected. The threat of these interruptions of service could adversely affect the ability of ORBIMAGE or Reorganized
ORBIMAGE, as the case may be, to market its products to some foreign distributors or end-users.
In addition, ORBIMAGE must submit "significant or substantial" agreements between ORBIMAGE and a foreign person or nation to NOAA for its review and approval prior to the execution of such agreements. Agreements covered by this provision include customer agreements, operating agreements, and agreements relating to investments in ORBIMAGE. The NOAA licenses may not be transferred or assigned without NOAA's prior written consent.

An application requesting an amendment to each license to reflect the transfer of administrative control to Reorganized ORBIMAGE must be filed with, and approved by, NOAA prior to the Effective
Date in order for Reorganized ORBIMAGE to be allowed to operate OrbView-2 and OrbView-3 after the Effective Date. In the event that NOAA does not grant the necessary approvals, it could have a material adverse effect on ORBIMAGE or Reorganized ORBIMAGE, as the case may be.
ORBIMAGE or Reorganized ORBIMAGE expects to satisfy the terms of its NOAA licenses for OrbView-2 and OrbView-3 and maintain the regulatory licenses and approvals necessary for their ongoing operations, and will be required to obtain a NOAA operating license for any new commercial imaging satellite systems developed by the company. While ORBIMAGE does not believe that it requires a NOAA license to function as a RadarSat-2 distributor, the DoC may in the future impose some form of licensing requirement. If the Bankruptcy Court does not approve the proposed settlement between ORBIMAGE and MDA pursuant to which the RadarSat-2 License would be terminated and the DoC imposed such a requirement, then if ORBIMAGE or Reorganized
ORBIMAGE were not able to obtain a license as a RadarSat-2 distributor, it could have a material adverse effect on the results of operations of ORBIMAGE or Reorganized ORBIMAGE, as the case may be.

NTIA and FCC regulation.  The DoC,
through the National Telecommunications and
Information Administration (the "NTIA"), also regulates use of government radio frequencies. The
NTIA regulates and manages domestic use of the radio frequency spectrum allocated to the U.S.
Government by granting U.S. Government agencies an authorization to use such spectrum. The FCC is responsible for licensing commercial satellite systems and the radio frequencies allocated for use by commercial satellite systems. In general, the FCC grants licenses to commercial satellite systems that conform to the technical, legal and financial requirements for these systems set forth in FCC regulations. As described below, ORBIMAGE uses both government and commercial radio frequencies, and is therefore subject to regulation by both the NTIA and the FCC.

In order to fulfill ORBIMAGE's contract
with NASA, OrbView-2 must use a radio frequency reserved for government use to downlink imagery and onboard telemetry regarding the operational capability of the OrbView-2 satellite. In connection with the NASA contract, NTIA has authorized
NASA to permit ORBIMAGE's use of the
government-only frequency on a non-interference basis for the purpose of downlinking certain
OrbView-2 imagery for use by NASA and NASA-authorized researchers. In addition, the NTIA authorization permits ORBIMAGE to downlink
OrbView-2 imagery and onboard telemetry to its Fairmont, West Virginia ground station. Pursuant to the NASA contract, NASA distributes a copy of the imagery to ORBIMAGE for use in the production of its SeaStar Fisheries Information
ServiceT provided to commercial customers.
Unless renewed by agreement of the parties, the NASA contract will expire December 19, 2003.

The FCC has authorized ORBIMAGE to
operate the OrbView-2 satellite and Fairmont, West
Virginia ground station only pursuant to an
experimental license and only as required to
perform under its U.S. Government contracts with
NASA and NIMA.   Therefore, if these U.S.
Government contracts are not renewed,
ORBIMAGE or Reorganized ORBIMAGE will be able to continue OrbView-2 operations only if it obtains a modification of, or replacement for, the OrbView-2 experimental license. Moreover, if the NASA contract is not renewed and ORBIMAGE or Reorganized ORBIMAGE seeks to continue to operate an OrbView-2 downlink in the current frequency band, then even if the FCC consents to all necessary modification or replacement of the OrbView-2 license, ORBIMAGE will need to obtain another U.S. Government agency sponsor for such operations, or obtain rights to downlink using this frequency in another nation. The latter course of action may entail compliance with export control and other potentially onerous laws.

In February 1999, the FCC granted
ORBIMAGE's application for a ten-year license to launch and operate the OrbView-3 satellite and to obtain a frequency assignment in the FCC's Earth
Exploration-Satellite Service ("EESS") to transmit wideband imagery directly to Earth for commercial use and to perform telemetry, tracking and command of the satellites. ORBIMAGE successfully launched the OrbView-3 satellite on June 26, 2003, and certified to the FCC that the OrbView-3 satellite launch occurred within the time frame required under its FCC license. The ten-year license term for the OrbView-3 satellite will commence upon the date ORBIMAGE certifies to the FCC that OrbView-3 has successfully been placed into orbit and operations conform to the terms of its FCC license. In April 1999, the FCC also granted licenses to ORBIMAGE to operate ground stations for the OrbView-3 satellite in Dulles, Virginia and Point Barrow, Alaska. These ground station licenses have a ten-year term expiring April, 2009, and are renewable for additional terms upon FCC approval.

ORBIMAGE or Reorganized ORBIMAGE
expects to satisfy the terms of its FCC licenses and obtain the regulatory licenses and approvals necessary for OrbView-3 operations and any new commercial imaging satellite systems satellite developed by the company, however, the termination of such licenses or failure to obtain such licenses or approvals would have a material adverse effect on the results of operations of ORBIMAGE or Reorganized ORBIMAGE, as the case may be.

Currently, two of ORBIMAGE's satellite-
based competitors, Digital Globe and Space
Imaging, hold licenses to use the same frequency band that ORBIMAGE intends to use for its imagery transmissions by the OrbView-3 satellite and any new commercial imaging satellite systems developed by the company. The band is allocated by the FCC for use by other EESS licensees, as well as terrestrial fixed and mobile services.

An application requesting FCC consent to the transfer of control of the licenses to operate
OrbView-2 and OrbView-3 and their associated earth stations to the new owners of Reorganized
ORBIMAGE must be filed with, and approved by, the FCC prior to the Effective Date in order for Reorganized ORBIMAGE to continue the operations of OrbView-2 and OrbView-3 after the Effective Date. ORBIMAGE or Reorganized
ORBIMAGE will be required to obtain FCC
licenses for any new commercial imaging satellite systems developed by the company.

Export Control Licensing and Security
Clearance Compliance. ORBIMAGE is subject to a complex set of regulations and requirements due to the work that it does for federal agencies (both as a prime contractor and subcontractor to other government contractors) as well as the potential defense-related application of its products and services. Among other things, ORBIMAGE is a registrant under the International Traffic in Arms
Regulations ("ITAR"). It also holds export licenses and other approvals from the U.S. Department of State's Office of Defense Trade Control ("ODTC").
The change of ownership contemplated by the consummation of the Plan will require the filing of pre- and post-closing notices at ODTC. Reviews and approvals may be required by ODTC and possibly the DoC's Bureau of Industry and Security related to export control issues particularly if foreign persons or entities are involved. The change of ownership contemplated by the consummation of the Plan will also require the filing of an amended Form SF-328 with the Defense
Security Service and may result in further review of the security clearances that ORBIMAGE needs to perform its U.S. Government-related business.
Security clearances are subject to regulations and requirements including the National Industrial
Security Program Operating Manual.

Further, if the change in ORBIMAGE's
ownership involves foreign persons or entities, there will be increased scrutiny and more onerous requirements in connection with both export controls and security clearances. Foreign ownership also could trigger other requirements, including filings and other obligations under the so-called Exon-Florio rules. Depending on the country of origin and identity of foreign owners, other restrictions and requirements could arise.

A change in ORBIMAGE's ownership also
could trigger requirements and restrictions under specific U.S. Government contracts and subcontracts. For example, if ORBIMAGE is deemed to be an "affiliate" of another company (or companies) due to its new ownership, it could lose its ability to claim status as a "small business" under applicable laws. While a change in a company's size status generally does not disqualify it from continuing to perform U.S. Government contracts awarded based on its prior size status, a change could affect subcontracts awarded based on its "small business" size status (or even prime contracts under certain circumstances). Depending on the identity of new owners and other considerations, ORBIMAGE also may be subject to notice and other requirements related to its size status, corporate responsibility, cost accounting practices and other matters in connection with its government contracts and subcontracts.

Future Developments.  In the future, U.S.
regulators may subject ORBIMAGE or
Reorganized ORBIMAGE, as the case may be, to
new laws, policies or regulations, or may change the
interpretation or application of existing laws,
policies and regulations, or the nature of
ORBIMAGE's business may change in a may that
subjects it to current or future laws, policies or
regulations to which is not currently subject.  U.S.
regulators also could decide to impose limitations
on U.S. companies that are currently applicable
only companies organized under the laws of, or
controlled by nationals of, other countries.  Any
limitations of this kind could adversely affect the
business of ORBIMAGE or Reorganized
ORBIMAGE, as the case may be.
* * *
In order for ORBIMAGE and Reorganized
ORBIMAGE to remain in compliance with the regulatory requirements discussed in this section, to facilitate the regulatory approvals that will be required prior to the consummation of the Plan, and to prevent the revocation of Reorganized
ORBIMAGE's NOAA license and security
clearances thereafter, all as described above, the Debtor may be required to impose certain restrictions and conditions on the ownership and transfer of the Old Notes and Reorganized
ORBIMAGE's voting securities, including the New
Common Stock, as well as certain limitations on the voting rights incident thereto when such voting securities are beneficially held by non-U.S. citizens.
These restrictions, conditions, and limitations, which may be imposed pursuant to the implementation of the Plan or by order of the Bankruptcy Court, may include one or more of the following: mandatory disclosure of the identity, contact information, and citizenship of all beneficial holders and transferees of the Old Notes and Reorganized ORBIMAGE's voting securities, including the New Common Stock; restrictions on transfers of the Old Notes and Reorganized
ORBIMAGE's voting securities, including the New
Common Stock, to non-U.S. citizens; restrictions on the voting power of Reorganized ORBIMAGE's voting securities, including the New Common
Stock, held by non-U.S. citizens, possibly by the grant of a voting proxy or the establishment of a voting trust; and provisions in Reorganized
ORBIMAGE's amended and restated certificate of incorporation giving the company the right to redeem its voting securities, including the New
Common Stock, in situations where the voting power of a particular beneficial holder or holders conflicts with regulatory requirements. The form of the Third Amended and Restated Certificate of
Reorganized ORBIMAGE, attached as an exhibit hereto, contains provisions allowing ORBIMAGE to redeem capital stock if necessary to prevent the loss of, or to reinstate, any license or franchise issued by a governmental agency. In the event that Reorganized ORBIMAGE registers the New
Common Stock or another class of equity securities under Section 12 of the Securities Exchange Act of
1934, it is likely that the restrictions, conditions and limitations discussed above will be obviated or reduced in respect of such registered securities.

International Regulation

All satellite systems operating
internationally must comply with general international regulations and the specific laws of the countries in which satellite imagery is downlinked.
Applicable regulations include:

-	ITU regulations, which define for each service the
technical operating parameters, including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service;

-	the Intelsat and Inmarsat agreements, which require
that operators of international satellite systems demonstrate that they will not cause technical harm to Intelsat and Inmarsat; and

-	regulations of foreign countries that require satellite
operators to secure appropriate licenses and operational authority to use the required spectrum in each country.

The FCC is undertaking the ITU
coordination and registration process on behalf of OrbView-3 and likely will undertake the ITU coordination and registration process for any new commercial imaging satellite systems developed by the company and licensed by the FCC. Failure by the FCC to obtain the necessary coordination or registration in a timely manner could have a material adverse effect on ORBIMAGE's or Reorganized ORBIMAGE'S results of operations, as the case may be. The Canadian Government must coordinate with the ITU to secure the necessary authorizations to operate RadarSat-2 in Canada.

The U.S. Government, on ORBIMAGE's
behalf, is required to coordinate the frequencies used by the OrbView-2 and OrbView-3 satellites, which do or will operate internationally. ITU frequency coordination is a necessary prerequisite to ITU registration, which provides interference protection from other international satellite systems.
In addition, this coordination is a necessary prerequisite for obtaining approvals and licenses from some foreign countries. The ITU coordination process has been completed for OrbView-2. In
1998, the FCC advanced published the OrbView-3 satellite system's technical parameters with the ITU. There are no ITU coordination requirements for non-geostationary satellite systems such as OrbView-3 system. In April 2003, the FCC submitted a bringing-into-use notification to the ITU informing it that all OrbView-3 satellite system frequency assignments had been brought into use within the time frame required under the ITU regulations for registration in the ITU's Master
International Frequency Register. ORBIMAGE believes that the ITU registration process will not prevent it or Reorganized ORBIMAGE, as the case may be, from obtaining necessary foreign licenses in a timely manner.

In addition to complying with ITU
regulations and coordination processes,
ORBIMAGE or Reorganized ORBIMAGE, as the case may be, must also demonstrate that its satellites will not cause technical harm to Intelsat and Inmarsat, under the Intelsat and Inmarsat agreements signed under international treaty.
ORBIMAGE has completed this process for
OrbView-2 and believes that because of the frequencies it intends to use, the OrbView-3 satellite will not cause any technical harm to the Intelsat or Inmarsat systems.

Within foreign countries, ORBIMAGE
expects that its regional distributors or customers will secure appropriate licenses and operational authority to use the required spectrum in each country into which ORBIMAGE or Reorganized
ORBIMAGE, as the case may be, will downlink high-resolution OrbView satellite imagery. For the most part, ORBIMAGE anticipates that distributors or customers will perform these activities, with assistance from ORBIMAGE or Reorganized
ORBIMAGE when required.

While ORBIMAGE believes it will be able
to obtain all U.S., ITU and international licenses, authorizations and registrations necessary to operate effectively, it cannot assure you that it or Reorganized ORBIMAGE will be successful in doing so. The failure to obtain some or all necessary licenses, approvals or registrations could adversely affect ORBIMAGE's or Reorganized
ORBIMAGE's business, as the case may be.

ARTICLE V

THE REORGANIZATION CASE

The Debtor's business has required and
continues to require substantial amounts of capital and liquidity, principally for the procurement of materials to complete the design, manufacture and implementation of its products.

Under the Procurement Agreement between
Orbital and the Debtor, the Debtor contracted with Orbital to, among other things, design, construct and launch the OrbView-1, OrbView-3 and OrbView-4 satellites, and provide an exclusive worldwide license for all OrbView-2 rights for the life of the OrbView-2 satellite, along with the corresponding ground system necessary to operate each satellite. In 1995, while the Debtor was still a wholly owned subsidiary of Orbital, its first satellite, OrbView-1, was launched to provide dedicated weather-related imagery and meteorological products to NASA and other U.S.
governmental agencies. The OrbView-2 satellite was launched in August 1997 and is operated by ORBIMAGE and provides imagery to NASA, NIMA and the commercial fishing industry. The
OrbView-3 satellite, which was launched on June
26, 2003, is among a few commercial satellites with high-resolution optical imagery capabilities providing one-meter black and white imagery and four-meter color imagery of the Earth's surface.
One-meter and four-meter imagery allows a user to identify objects as small as one or four meters in size from space, respectively. OrbView-4, constructed to be the Debtor's first one-meter high-resolution satellite, was unsuccessfully launched on September 21, 2001, as described in greater detail below.

Under the Administrative Services
Agreement between the Debtor and Orbital, the Debtor was required to reimburse Orbital for providing certain legal, administrative and financial services, as well as for providing the office space located in Dulles, Virginia. Pursuant to the Settlement Agreement (described in greater detail below) and the Plan, the Debtor and Orbital have entered a sublease for the Dulles office space (the
"Sublease"), and the Debtor will reject the Administrative Services Agreement pursuant to section 365 of the Bankruptcy Code.

During 2001, because of Orbital's delays in launching OrbView-4 and OrbView-3 and MDA's delays in building and launching the RadarSat-2 satellite, the Debtor's financial position continued to deteriorate. In addition, in February 2001, Orbital breached its obligation to temporarily refund
$20 million due to the Debtor under the
Procurement Agreement. The following month, the Debtor failed to meet its interest payment obligation of $13.1 million due under the Old Notes. On
September 19, 2001, the Debtor, an informal committee representing 50 percent of the holders of the Old Notes (the "Informal Committee"), the holders of Existing Preferred Stock and Orbital, agreed on a proposed financial restructuring of the Debtor that would strengthen its financial position and provide needed additional working capital. The terms of the financial restructuring were negotiated with the assistance of Rothschild, ORBIMAGE's financial advisor. The negotiated terms of the financial restructuring, which would have been implemented in a plan of reorganization were intended to restore the Debtor to financial health.

Unfortunately, on September 21, 2001,
Orbital's Taurus rocket failed and OrbView-4 failed to achieve its intended orbit. The satellite was released at a lower altitude than intended, and it is believed to have crashed into the Indian Ocean. In advance of the launch, the Debtor procured $13 million of combined risk insurance covering the OrbView-4 satellite, which covered risks associated with launch, satellite checkout and on-orbit operations. The Informal Committee also had arranged a loan enabling the Debtor to purchase $51 million of additional coverage to benefit the holders of the Old Notes. The proceeds to the holders of the Old Notes from this coverage were approximately
$34.5 million after repayment of the loan and related expenses.

Prior to the events of September 21, 2001, the Debtor did not have sufficient resources to meet its capital and operating requirements. During that same month, the Debtor again failed to meet its interest payment obligations under the Old Notes.
Following the launch failure of OrbView-4, the previously agreed to financial restructuring terminated by its own terms. The Debtor, Orbital, the Informal Committee and the holders of the Existing Preferred Stock continued to discuss terms for a financial restructuring but were unable to reach agreement. On April 1, 2002, David W.
Thompson and James R. Thompson, both officers and directors of Orbital, resigned from the Board of Directors of the Debtor citing conflicts of interest as a result of claims being made by the Debtor against Orbital and its officers and directors. On April 5, 2002, the Debtor filed its Reorganization Case in the Bankruptcy Court.

5.01.	The Debtor's and the Creditors
Committee's Disputes With Orbital

On April 30, 2002, the Office of the United
States Trustee for the Eastern District of Virginia
(the "U.S. Trustee") appointed the Creditors
Committee.  On June 19, 2002, the Creditors
Committee filed a motion with the Bankruptcy
Court seeking discovery from Orbital and certain of Orbital's affiliates, including David W. Thompson, its Chairman and Chief Executive Officer, and
James R. Thompson, its President and Chief
Operating Officer. The purpose of this motion was to seek information which would allow the Creditors Committee to ascertain whether the Debtor had valuable claims against Orbital and its affiliates. Such claims included, but were not limited to, breach of contract claims under the Procurement Agreement, breaches of fiduciary duties, and undue domination and control of the Debtor by Orbital which would cause the Debtor's debts to be debts of Orbital. The motion was granted by the Bankruptcy Court on July 24, 2002, and the Creditors Committee and Orbital engaged in a discovery process, which was ultimately terminated as part of the resolution embodied in the Settlement Agreement, as described in greater detail below.

On July 24, 2002, the Debtor filed a
complaint in the Bankruptcy Court against Orbital
(the "Adversary Proceeding") seeking: (1) a declaratory judgment that the Procurement
Agreement was divisible into five distinct contracts, including a separate contract for the construction and delivery of OrbView-3 (the "Severability
Claim"); (2) equitable subordination of Orbital's claims against the Debtor below all Classes of claims against the Debtor other than Existing
Common Stock (the "Equitable Subordination
Claim"); and (3) turnover of the Warfighter mobile ground station. Orbital denied these claims, asserting, among other things, that the Procurement
Agreement was a single, indivisible contract and that the legal and factual predicates to ORBIMAGE's equitable subordination claim were without merit. In addition, the complaint brought claims against Orbital for breach of contract under the Procurement Agreement, conversion and turnover of certain "FlatSat" equipment relating to OrbView-4, billing fraud, fraudulent misrepresentation and breach of fiduciary duty (the
"Arbitrable Claims"). Orbital denied each of these claims as well. As noted below, on October 7, 2002, the Bankruptcy Court referred the Arbitrable
Claims to arbitration.

The complaint also brought claims against David W. Thompson, Orbital's Chief Executive
Officer, for fraudulent misrepresentation, breach of fiduciary duty and civil conspiracy, and against James R. Thompson, Orbital's Chief Operating
Officer, for breach of fiduciary duty (the
"Individual Claims"). The individual defendants also denied the Individual Claims. As noted below, on October 7, 2002, the Court severed all Individual
Claims from the Adversary Proceeding.

On July 29, 2002, Orbital filed a motion seeking to compel assumption or rejection of the Procurement Agreement, or in the alternative, requesting relief from the automatic stay to terminate the Procurement Agreement ("Orbital's
Motion to Compel").  In addition, on August 13,
2002, Orbital and the individual defendants filed a joint motion to compel arbitration and to stay the pending Adversary Proceeding (the "Arbitration
Motion"). At a hearing on the Arbitration Motion conducted on September 4, 2002, the Bankruptcy
Court indicated that it would be willing to consider confirmation of a plan that contained multiple scenarios dependent on whether OrbView-3 launched successfully. In addition, the Bankruptcy
Court indicated that it would try plan confirmation, the Severability Claim and the Equitable
Subordination Claim at the same time. In light of the Bankruptcy Court's ruling at that September 4, 2002 hearing, Orbital agreed to adjourn Orbital's
Motion to Compel so that all issues retained by the Bankruptcy Court could be heard and adjudicated together with the overlapping issues raised by the Debtor in the Adversary Proceeding.

On August 6, 2002, Orbital filed a proof of claim against the Debtor in the amount of $8,527,478.77. The proof of claim alleged amounts due under the Administrative Services Agreement and the Procurement Agreement in addition to unpaid amounts claimed to be due for miscellaneous technical, engineering and other support services performed by Orbital for the Debtor. The Debtor disputed certain of the facts and the amounts asserted in the proof of claim.

On August 15, 2002, the Debtor filed a
motion for an order requiring Orbital to (i) deliver five specific line items on a list of contract data receivables commonly known as "CDRLs," (ii) correct alleged deficiencies in a number of other
CDRLs that had been delivered to the Debtor by Orbital and (iii) provide the Debtor with test plans and include the Debtor in the testing plans and processes for OrbView-3. The Bankruptcy Court denied this motion without prejudice on the basis that the issues raised were arbitrable.

On October 7, 2002, the Bankruptcy Court referred the Arbitrable Claims to arbitration and severed all Individual Claims from the Adversary
Proceeding. Orbital appealed those portions of the Bankruptcy Court's October 7, 2002 order denying arbitration for the three remaining claims in the Adversary Proceeding and for the Individual
Claims.  Orbital also sought to stay the Adversary
Proceeding pending appeal, which motion the Bankruptcy Court denied.

On November 8, 2002, Orbital filed a
motion to compel the surrender of the Debtor's offices and sought to characterize the Administrative Services Agreement and certain related oral agreements as leases under the Bankruptcy Code, and to compel the Debtor to discontinue its use of the premises due to the Debtor's alleged statutory rejection thereof under section 365(d) of the Bankruptcy Code. The Debtor objected to the relief sought in this motion.

At a hearing conducted before the
Bankruptcy Court on November 21, 2002, the
Bankruptcy Court ordered the Debtor, the Creditors
Committee, Orbital and MDA to participate in a mediation regarding a potential settlement of their differences. The Bankruptcy Court subsequently appointed Robert Tyler, Esq. as mediator. The initial mediation session which all parties attended was conducted on December 4, 2002. The Debtor, the Creditors Committee and Orbital participated in a second mediation session on December 12, 2002.
MDA declined to participate in that second mediation session.

5.02.	The Settlement Agreement

The Bankruptcy Court-ordered mediation
process was ultimately successful with respect to the Debtor's disputes with Orbital, and the Settlement Agreement was reached among the Debtor, the Creditors Committee, Orbital, David W.
Thompson and James R. Thompson, Jr.  The
Settlement Agreement, embodies a resolution of the Adversary Proceeding, Orbital's Motion to Compel,
Orbital's appeal from the October 7, 2002 order, the Debtor's motion regarding CDRLs, and Orbital's motion to evict the Debtor from its offices, as well as the framework for treatment of Orbital's claims under the Plan. The Settlement Agreement provides for, in sum, (i) $2.5 million of funding by Orbital to the Debtor; (ii) mutual releases executed by Orbital, the Debtor, not less than 75 percent of the beneficial holders of the Old Notes and the holders of 85 percent of the Existing Preferred Stock (which releases were held in escrow pending the launch of OrbView-3); (iii) the assumption of the Procurement Agreement (as modified by the Settlement Agreement) upon the satisfaction of certain conditions; (iv) the execution of the Sublease; and (v) the payment by Orbital to the Debtor of penalty fees in the event that launch and/or checkout of OrbView-3 were delayed beyond April 30, 2003 and July 31, 2003, respectively. The Bankruptcy Court approved the Settlement Agreement on February 19, 2003. On
March 21, 2003, the parties to the Settlement
Agreement filed a joint motion seeking approval of the First Amendment to the Settlement Agreement to extend certain dates concerning the delivery of releases and clarify certain ambiguities contained in the Settlement Agreement. The joint motion was granted by the Bankruptcy Court on April 23, 2003.
The Settlement Agreement became effective on April 24, 2003.

The material terms of the Settlement
Agreement are as follows (this summary of the Settlement Agreement is qualified in its entirety by reference to the terms and conditions of the Settlement Agreement itself, a copy of which has been filed with the Bankruptcy Court and is publicly available, and which is incorporated into this Disclosure Statement by reference):

New Financing.  Orbital paid ORBIMAGE
$2.5 million on June 26, 2003 following the launch of OrbView-3 and the corresponding effectiveness of the Mutual Releases (defined below).
Consequently, upon consummation of the Plan, Orbital shall be entitled to receive, in full satisfaction of the Orbital Payment Claims and in accordance with the Plan, New Senior Subordinated
Notes in the original principal amount of $2,500,000.

Launch Delay Penalties.  Because OrbView-
3 was not launched by April 30, 2003, beginning
May 1, 2003 Orbital paid to ORBIMAGE daily
Launch Delay Penalties in the amount of $16,429 for each day of delay after April 30, 2003, payable until OrbView-3 was launched on June 26, 2003.
Orbital paid ORBIMAGE a total of $920,024 for the 56-day delay.

Checkout Delay Penalties.  If on-orbit
acceptance of the OrbView-3 system in accordance with the Procurement Agreement has not occurred by the earlier of ninety (90) days after launch or July 31, 2003, Orbital will pay ORBIMAGE daily
Checkout Delay Penalties in the amount of $16,429 for each day of delay after July 31, 2003, payable beginning the first business day following July 31, 2003, unless the delay in on-orbit verification, checkout, or acceptance of the system is due to force majeure, any problems arising out of the software provided by ORBIMAGE or work that ORBIMAGE agrees to perform in connection with OrbView-3 system checkout (including system calibration), or any commercially unreasonable act or omission of ORBIMAGE, or is impossible due to an on-orbit failure. Any events of force majeure shall not excuse funding the Checkout Delay
Penalties for a period in the aggregate in excess of thirty (30) days. Orbital began payment of such penalties on August 1, 2003 and has paid
ORBIMAGE a total of $805,021 as of September
12, 2003. The Checkout Delay Penalties will be owed by Orbital to ORBIMAGE until either (i)
ORBIMAGE has accepted the OrbView-3 system,
(ii) Orbital has made all commercially reasonable efforts to achieve on-orbit verification and checkout of the OrbView-3 system, or (iii) the Delay Penalty
Cap (as defined below) is reached. All parties bear their own costs during checkout. Any disputes regarding the occurrence of an on-orbit failure, event of force majeure, any problems arising out of the software provided by ORBIMAGE or work that ORBIMAGE agrees to perform in connection with OrbView-3 system checkout (including system calibration), whether ORBIMAGE has committed any commercially unreasonable act or omission that delays checkout, or whether Orbital has used all commercially reasonable efforts to complete checkout shall be submitted to accelerated arbitration, pursuant to the terms of the Settlement
Agreement.

Orbital, in its sole discretion, may permit
ORBIMAGE (or Reorganized ORBIMAGE, as the case may be) to sell OrbView-3 data for commercial purposes prior to its acceptance of the OrbView-3 system, but ORBIMAGE's use of the system shall be on a strictly noninterference basis, and shall not be deemed a waiver by Orbital of any ownership rights in the OrbView-3 system that may be held by Orbital pursuant to the Procurement Agreement or other applicable law, pending acceptance by ORBIMAGE of the OrbView-3 system. Orbital, in its sole discretion, may withdraw any previous grant of such permission for any reason. Any refusal or withdrawal by Orbital of such permission does not constitute, and may not be deemed to constitute, a breach of the Settlement Agreement or any other agreement.

Orbital's maximum total daily obligation under the Checkout Delay Penalties and Launch
Delay Penalties shall at no time exceed $16,429 in the aggregate. There is a cap on combined funding under the Delay Penalties of $5,000,000 (the "Delay
Penalty Cap").

Release Effective Date.  As of June 27, 2003
(the "Release Effective Date"), the Launch (as defined in the Settlement Agreement) of OrbView-3 occurred and Orbital paid $2,500,000 to ORBIMAGE. As a consequence, certain terms of the Settlement Agreement became effective: (i) the Mutual Releases were released from escrow and became effective, (ii) the $4.45 million cure obligation which ORBIMAGE owed to Orbital under section 365 of the Bankruptcy Code with respect to the Procurement Agreement was released and discharged, (iii) the Milestone Payment (as defined below) was deferred for one (1) year and
(iv) the amount of the postlaunch on-orbit payments to Orbital provided under the Procurement
Agreement were reduced by 50 percent.

Mutual Releases.  Under the Settlement
Agreement, the Parties granted mutual releases from liability (which include a permanent covenant not to sue) (the "Mutual Releases") into an escrow account. Pursuant to the terms of the Settlement
Agreement, ORBIMAGE, the beneficial holders of not less than 85 percent of Existing Preferred Stock
(including without limitation Crest Funding
Partners, L.P., Merrill Lynch KECALP L.P., and
Morgan Guaranty Trust Company of New York), and the beneficial holders of the Old Notes who are members of the Creditors Committee, on the one hand, and Orbital and each of David W. Thompson and James R. Thompson, Jr. (together, the
"Thompsons"), on the other hand, mutually release each other and all officers, directors, employees, attorneys, and agents, past and present, from all claims that accrued through the Release Effective
Date.  Moreover, pursuant to the Settlement
Agreement, a stipulation of dismissal (with prejudice and providing that each party shall bear its own costs) of the Adversary Proceeding (the
"Stipulation of Dismissal") brought by
ORBIMAGE against Orbital and the Thompsons was delivered into escrow.

Additional Mutual Releases were delivered into escrow by beneficial holders of the Old Notes such that the aggregate Mutual Releases delivered into escrow by beneficial holders of Old Notes were not less than 75 percent of the Old Notes (including the releases of the Creditors Committee holders).
The Mutual Releases and the Stipulation of
Dismissal were released from escrow as of the Release Effective Date and are currently in full force and effect. Since the Release Effective Date, Orbital and ORBIMAGE's remaining obligations to each other have been limited to performance obligations arising under the Procurement
Agreement after the Release Effective Date, or those arising or preserved under the Settlement
Agreement or the Sublease. The Mutual Releases do not release the parties from their obligations under the Settlement Agreement.

Milestone and On-Orbit Payments.   The
$1.5 million milestone payment otherwise due to Orbital upon completion of on-orbit verification and checkout of OrbView-3 was deferred for one (1) year as of the Release Effective Date. In addition, pursuant to the Settlement Agreement, upon the Release Effective Date, Orbital's entitlement to all other post-launch on-orbit payments in accordance with the terms of the Procurement Agreement was reduced by 50 percent.

Assumption of the Procurement Agreement.
ORBIMAGE's assumption of the Procurement
Agreement under the Plan is expressly conditioned upon the effectiveness of the Settlement Agreement, which became effective on April 24, 2003 (as discussed immediately below).

Effectiveness of the Settlement Agreement.
The effectiveness of the Settlement Agreement (the
"Settlement Agreement Effective Date") was expressly conditioned upon (i) approval by the Bankruptcy Court of ORBIMAGE's assumption of the Procurement Agreement, (ii) approval by the Bankruptcy Court of the Settlement Agreement,
(iii) authorization by the Bankruptcy Court for ORBIMAGE to grant the Mutual Releases and the covenant not to sue, (iv) authorization by the Bankruptcy Court for ORBIMAGE to enter into the Sublease, (v) deposits into escrow of all of the Mutual Releases and of the Stipulation of Dismissal within the required time periods; (vi) delivery of all covenants not to sue required by and in accordance with the Settlement Agreement; and (vii) consent of Orbital's lenders, to the extent required under the applicable loan documents, to the terms of the Settlement Agreement. As of the date of this Disclosure Statement, all of the foregoing acts have occurred. Pursuant to a joint certificate between ORBIMAGE, the Creditors Committee, Orbital and the Thompsons that was filed with the Bankruptcy
Court, the Settlement Agreement Effective Date is
April 24, 2003.

The Sublease. Upon the occurrence of the Settlement Agreement Effective Date, ORBIMAGE received the Sublease from Orbital in the form attached to the Settlement Agreement for the space agreed to between Orbital and ORBIMAGE in January 2002, with rent equal to Orbital's costs per square foot under its lease. This cost is currently equal to approximately $38,883 per month but will increase based upon annual rent increase and adjustment to other rent components pro rata with Orbital's obligations under its lease. The Sublease shall be renewable at the option of ORBIMAGE coterminous with Orbital's exercise of lease renewal, if any, provided that ORBIMAGE is not in default under the Sublease. ORBIMAGE shall receive a right of first refusal to obtain additional space on the 4th Floor of 21700 Atlantic Boulevard,
Dulles, Virginia. In addition, ORBIMAGE shall pay rent no later than the first day of every month thereafter. Tenancy is terminable by Orbital on thirty (30) days notice if (i) ORBIMAGE fails to timely pay rent upon thirty (30) days notice, (ii)
ORBIMAGE breaches the Settlement Agreement or
(iii) the Settlement Agreement is terminated in accordance with its terms.

Covenant Not to Sue.  As set forth more
specifically in the Settlement Agreement, each of (i)
Orbital and the Thompsons, on the one hand, and
(ii) ORBIMAGE, the Creditors Committee, 85 percent of the holders of the Existing Preferred
Stock, and 75 percent of the beneficial holders of the Old Notes, on the other hand, delivered to the other party a covenant not to sue, with corresponding tolling of statutes of limitations, which was effective immediately and continued in force and effect until the Release Effective Date
(following which the releases and covenants not to sue set forth in the Mutual Releases have been in effect and govern).

5.03.	The Debtor's Disputes with MDA

As noted above in Section 4.01, on
December 31, 1998, MDA and ORBIMAGE
executed the RadarSat-2 License.  Although
ORBIMAGE has paid $30 million on account of the RadarSat-2 License, MDA has not yet provided any satellite imagery data from RadarSat-2 to ORBIMAGE because MDA has not yet launched
RadarSat-2. RadarSat-2 was originally supposed to have been launched at the end of 2001. Prior to this Reorganization Case, the launch date slipped repeatedly. Since the Commencement Date, MDA has delayed the launch of RadarSat-2 several times.
When the Debtor was filing its Nov. 1 Plan and Nov. 20 Plan with the Bankruptcy Court, the Debtor understood at that time that MDA projected the launch of RadarSat-2 for early 2004 (nearly three
(3) years after the originally scheduled launch date).
Nevertheless, in a letter dated April 4, 2003 from MDA to ORBIMAGE, MDA informed
ORBIMAGE that RadarSat-2 would not be
launched until an unspecified date in 2005.

On July 3, 2002, MDA filed a motion with the Bankruptcy Court seeking to compel
ORBIMAGE to accept or reject the RadarSat-2
License claiming that delay would cause undue harm to MDA (the "MDA Motion to Compel").
Alternatively, MDA sought a lifting of the automatic stay so that MDA could terminate the RadarSat-2 License. ORBIMAGE filed a timely objection to the MDA Motion to Compel.

As noted above, at a hearing on Orbital's
Arbitration Motion conducted on
September 4, 2002, the Bankruptcy Court indicated that it would be willing to consider confirmation of a plan that contained multiple scenarios dependent on whether OrbView-3 launched successfully and that it would try plan confirmation, the Severability
Claim and the Equitable Subordination Claim at the same time. Nevertheless, on October 23, 2002,
MDA filed a motion, on an expedited basis, for entry of an order compelling the Debtor to disclose plan provisions concerning assumption or rejection of the RadarSat-2 License, or in the alternative, compelling the Debtor to respond to a discovery request that requested the same information (the
"Disclosure Motion"). The Bankruptcy Court correctly denied MDA's request for an expedited hearing on the Disclosure Motion by order entered on October 25, 2002.

On November 1, 2002, ORBIMAGE filed
its original plan of reorganization (the "Nov. 1
Plan"), providing for, among other things, the assumption of the RadarSat-2 License and the Debtor's various agreements under certain litigation scenarios and rejection of these agreements under other scenarios. The filing of the Nov. 1 Plan rendered MDA's Disclosure Motion moot. On
November 14, 2002, MDA objected to the
Disclosure Statement, citing in particular the Nov. 1
Plan provision that called for the Debtor to have time after confirmation to explore whether there was a potential buyer for the RadarSat-2 License before making a final decision to either assume or assume and assign the RadarSat-2 License.

Following the completion of several months of discovery, MDA's Motion to Compel was ultimately the subject of an evidentiary hearing held before the Bankruptcy Court on November 7-8,
2002. At the conclusion of the hearing, the Bankruptcy Court immediately denied MDA's motion to lift the automatic stay to terminate the RadarSat-2 License. The Bankruptcy Court also requested additional briefing on whether the time to effect an assumption or rejection of an executory contract could be extended past the confirmation date of a plan. In addition, at the November 8, 2002 hearing, the Bankruptcy Court expressed concerns that the final decision regarding assumption or rejection of the RadarSat-2 License was not irrevocable by the confirmation date of the Nov. 1
Plan.  The Bankruptcy Court suggested that the
Debtor's ability to sublicense might preclude the need to preserve the option of assuming and assigning the RadarSat-2 License. The Bankruptcy
Court further noted at the November 8, 2002 hearing that launch risks might be allocated through section 1127's modification provisions or that there could be an "automatic second route" in the event of launch failure.

In light of the Bankruptcy Court's guidance at the November 8, 2002 hearing, the Debtor attempted to amend the Nov. 1 Plan to address the Bankruptcy Court's concerns as the Debtor understood them. Among other revisions to the Nov. 1 Plan, the Debtor removed provisions regarding postconfirmation marketing of the
RadarSat-2 License, eliminated the possibility of assumption and assignment, and made assumption or rejection automatic based on the outcome of certain variables. On November 20, 2002, the
Debtor filed its first amended plan (the "Nov. 20
Plan").  Shortly after the Debtor filed the Nov. 20
Plan, the Bankruptcy Court issued a Memorandum
Opinion denying MDA's Motion to Compel.  The
Debtor realized from the Memorandum Opinion that further modification of the Nov. 20 Plan was necessary to address the Bankruptcy Court's concerns, and accordingly, the Debtor requested an adjournment of the hearing to consider its Disclosure Statement, which was then scheduled for November 21, 2002. At that hearing, the
Bankruptcy Court indicated that it would be willing to schedule separate hearings on the Severability
Claim, the Equitable Subordination Claim and Plan confirmation. As noted earlier, the Bankruptcy
Court also ordered the Debtor, the Creditors
Committee, Orbital and MDA to participate in a mediation to attempt settlement of their disputes.

As discussed above, the initial mediation session which all parties attended was conducted on December 4, 2002. MDA declined to participate in a second mediation session on December 12, 2002.
Instead, even though ORBIMAGE had already filed the Nov. 1 Plan and the Nov. 20 Plan and had engaged in two separate mediation sessions to further resolution of disputes and the development of a confirmable plan, on December 14, 2002, MDA objected to ORBIMAGE's then-pending motion to extend its exclusivity periods. On
December 18, 2002, the Bankruptcy Court denied
MDA's objection.

The Debtor's mediation with MDA was not
successful despite MDA's professions of concern about delays in resolving disputes regarding the RadarSat-2 License. During the period following the mediation attempts until July 2003, the Debtor's disputes with MDA continued and, as explained immediately below, expanded.

On February 6, 2003, MDA filed a motion
seeking to have the Bankruptcy Court establish hearing dates on an expedited schedule for the Debtor to file an amended plan of reorganization and an amended disclosure statement pursuant to section 105(d)(2) of the Bankruptcy Code (the
"Plan Motion"). The Plan Motion was denied by the Bankruptcy Court at a hearing on May 2, 2003.
Apart from, and redundant to, the Plan Motion, MDA renewed its Motion to Compel. The renewed
Motion to Compel was also denied after an evidentiary hearing was conduced by the Bankruptcy Court on May 2, 2003.

On March 24, 2003, after termination of the mandatory forty-five (45) day "cooling off" period under the RadarSat-2 License, the Debtor commenced an arbitration proceeding (the
"Arbitration Proceeding") against MDA before the American Arbitration Association (the "AAA").
The Arbitration Proceeding primarily concerned the issuance of invoices by MDA to the Debtor related to amounts paid by the Debtor to MDA prepetition as required under the RadarSat-2 License and the Debtor's belief that it was improperly overcharged by MDA. The Arbitration Proceeding also concerns other matters regarding the contractual rights, obligations and performance of MDA with respect to the building and completion of RadarSat-2.
Through the Arbitration Proceeding, the Debtor sought, among other things, rescission of the RadarSat-2 License and the return of the $30 million that the Debtor paid to MDA under the RadarSat-2 License prior to the Commencement
Date. The Debtor also sought, among other things, compensatory and punitive damages.

5.04.	The Proposed Settlement with
MDA

After the launch of OrbView-3,
ORBIMAGE, the Creditors Committee, Orbital and
MDA began renewed discussions to resolve all disputes between the parties. These negotiations resulted in a resolution of the differences among the parties on August 19, 2003, subject to negotiation and agreement of a written settlement agreement and the approval of such agreement by the Bankruptcy Court. ORBIMAGE, MDA and the
Creditors Committee entered into a settlement agreement, dated September 12, 2003 (the "MDA
Settlement Agreement") and jointly submitted a motion with the Bankruptcy Court to approve the MDA Settlement Agreement on September 12,
2003.

The material terms of the MDA Settlement
Agreement are as follows (this summary of the MDA Settlement Agreement is qualified in its entirety by reference to the terms and conditions of the MDA Settlement Agreement itself, a copy of which has been filed with the Bankruptcy Court and is publicly available, and which is incorporated into this Disclosure Statement by reference):

Termination of the RadarSat-2 License.
Upon the entry of the MDA Settlement Approval
Order by the Bankruptcy Court, any and all rights and property interests ORBIMAGE has or may have under the RadarSat-2 License shall revert to and be returned to MDA and any and all obligations
ORBIMAGE or MDA has or may have under the RadarSat-2 License shall be terminated.

MDA Payment.  Under the MDA Settlement
Agreement, MDA will pay ORBIMAGE an
aggregate of $12 million to ORBIMAGE.  The first
$10 million would be paid within two days of the entry of the MDA Settlement Approval Order by the Bankruptcy Court. The additional $2 million would be paid pursuant to the MDA Note in two equal installments on the first and second anniversary of the entry of the MDA Settlement
Approval Order by the Bankruptcy Court.

MDA's obligation to make the second
payment and the third payment to ORBIMAGE pursuant to the MDA Settlement Approval Order would be absolute, unconditional and without right of setoff. If MDA were to default in making either such payment, interest would accrue on the unpaid principal amount at the default rate of 18 percent per annum compounded quarterly. The MDA Note contains a confession of judgment and would provide ORBIMAGE with reimbursement for reasonable attorneys' fees and costs related to any enforcement of the MDA Note. However, MDA would have five business days to cure any default of payment.

Continuing Obligations. MDA will reaffirm all of its contractual obligations to ORBIMAGE and Orbital, as the case may be, in connection with the OrbView-3 System, including its obligations under all contracts with ORBIMAGE's customers or subcontractors related to the testing, operation, and maintenance of the OrbView-3 System; provided, however, MDA will not be required to perform under any contract that is subsequently rejected by ORBIMAGE pursuant to section 365 of the Bankruptcy Code. ORBIMAGE will reaffirm all of its contractual obligations to MDA in connection with the OrbView-3 System, if any, subject to ORBIMAGE's right to reject such contracts pursuant to section 365 of the Bankruptcy Code.
Additionally, MDA will agree that ORBIMAGE, its distributors, customers, and subcontractors may use any and all licenses, software, associated data, know-how, interface control documents, other intellectual property rights, and documentation related thereto owned, licensed or to be provided by MDA that are required in connection with the testing, operation or maintenance of the OrbView-3
System to be used for such testing, operation or maintenance of the OrbView-3 System.

Releases.  Upon the MDA Settlement
Agreement Effective Date (as defined below), the parties would provide the following releases.
Additionally, MDA would withdraw with prejudice its objection to the Disclosure Statement and any and all pending motions before the Bankruptcy
Court relating to the RadarSat-2 License or any other claims it may have against the Debtor. Also upon the MDA Settlement Agreement Effective
Date, MDA and ORBIMAGE shall execute the Dismissal Stipulation.

MDA Release.  As of the MDA Settlement
Agreement Effective Date, MDA, for itself and on behalf of its shareholders, partners, members, managers, officers, directors, employees, agents, attorneys, successors and assigns, would release and discharge, absolutely, unconditionally, irrevocably and forever, (i) ORBIMAGE, (ii) the Creditors
Committee and its members in their capacity as members of the Creditors Committee and (iii) the shareholders, partners, members, managers, officers, directors, employees, agents, attorneys, executors, administrators, heirs, legatees, predecessors, successors and assigns of any of the foregoing from any and all claims and causes of action related to, arising under, or in connection with the RadarSat-2 License and the demand for arbitration by ORBIMAGE against MDA dated
March 23, 2003.

ORBIMAGE, Committee, and Orbital
Release.  As of the MDA Settlement Agreement
Effective Date and subject to MDA's obligations to make the $12 million aggregate payments to ORBIMAGE, (i) ORBIMAGE and (ii) the
Committee, for themselves and on behalf of their shareholders, partners, members, managers, officers, directors, employees, agents, attorneys, successors and assigns, would release and discharge, absolutely, unconditionally, irrevocably and forever, MDA and its shareholders, partners, members, managers, officers, directors, employees, agents, attorneys, executors, administrators, heirs, legatees, predecessors, successors and assigns from any and all claims and causes of action related to, arising under, or in connection with the RadarSat-2
License and the demand for arbitration by ORBIMAGE against MDA dated March 23, 2003.

Surviving Claims. The releases set forth above would not release and discharge any claims or causes of action of the parties unrelated to the RadarSat-2 License or the demand for arbitration referred to in the preceding paragraphs, including without limitation, any and all claims and causes of action related to, arising under, or in connection with the OrbView-3 system.

Effectiveness of the Settlement Agreement.
The MDA Settlement Agreement would become effective upon the occurrence of all of the following:

(i)	entry of  the MDA Settlement Approval Order by
the Bankruptcy Court;

(ii)	payment of $10 million by MDA to ORBIMAGE
upon the entry of the MDA Settlement Approval
Order;

(iii)	execution by the Debtor and MDA of a stipulation
dismissing the Arbitration Proceeding; and

(iv)	execution and delivery of the MDA Note.

The "MDA Settlement Agreement Effective
Date" shall mean the first business day on or after the day in which all four of the above conditions have been satisfied. If the MDA Settlement
Approval Order is not entered by the Bankruptcy
Court by the close of business on October 7, 2003, the MDA Settlement Agreement shall be null and void and of no force or effect on any of the parties thereto.

In the event the Bankruptcy Court does not approve the MDA Settlement Agreement,
ORBIMAGE has determined in its sound business judgment that it will assume the RadarSat-2 License pursuant to section 365 of the Bankruptcy Code effective upon the Confirmation Date of the Plan.
ORBIMAGE, or Reorganized ORBIMAGE, as the case may be, would continue to pursue any and all claims it has or may have against MDA and MDA's
Chief Executive Officer, Daniel Friedmann and possibly other MDA executives. However, the Debtor reserves its right to amend the Plan at any time prior to the Effective Date to provide for the rejection of the RadarSat-2 License.

ARTICLE VI
PLAN OF REORGANIZATION

6.01.	Summary of Treatment of Claims
and Equity Interests

The categories of claims and equity interests listed below classify allowed claims and allowed equity interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan.
Except as otherwise provided in the Plan or the Confirmation Order, or as required by subsection
506(b) or section 1124 of the Bankruptcy Code,
(i) allowed claims do not include interest on such claims after the Commencement Date and (ii) any postpetition interest that is payable in respect of an allowed claim shall be calculated at the applicable contract rate, or if none, at the Federal Judgment
Rate (or for Priority Tax Claims, at the Tax Rate).

(a)	  	Treatment of Administrative
Expenses

Except for the treatment of the RadarSat-2
License described in Section 5.04 ("The Proposed
Settlement with MDA") and each of the Insurance
Loan Claims and the Professional Claims described below, each allowed Administrative Expense Claim shall be paid in full by the Debtor in Cash on the later of (i) the Effective Date and (ii) the date on which such Administrative Expense Claim is allowed or, in each case, as soon thereafter as practicable, except to the extent that Reorganized
ORBIMAGE and the holder of an allowed
Administrative Expense Claim agree to a different treatment.

All requests by professionals retained in the Reorganization Case for final allowance of compensation and reimbursement of expenses accrued as of the Confirmation Date must be filed with the Bankruptcy Court within sixty (60) days of the Confirmation Date and will be paid within five
(5) days after such Professional Claims become allowed. All other requests for payment of an Administrative Expense Claim must be filed no later than thirty (30) days after the Effective Date or will be forever barred. ORBIMAGE reserves the right to challenge the allowance of any Administrative Expense Claims.

The Debtor and Reorganized ORBIMAGE
are authorized to pay allowed Administrative
Expense Claims incurred in the ordinary course of business, consistent with past practice, in accordance with their terms without the need for a further order of the Bankruptcy Court. The Debtor has estimated that through July 17, 2003 accrued and unpaid Professional Claims, for the Debtor's and Creditors Committee's professionals only, will be approximately $5,494,000, representing amounts known to be owed and expected to be owed to professional advisors for legal and investment advisory services through August 31, 2003. The
Debtor does not believe that there are any Administrative Expense Claims other than these Professional Claims. Houlihan has agreed that a portion of its Professional Claims will be paid by the issuance of New Senior Subordinated Notes and New Common Stock.

On June 24, 2003, the Court entered an
interim order authorizing the Debtor to incur
$14,864,500 in debtor-in-possession financing to enable the Debtor to purchase a $51 million all-risk insurance coverage relating to the launch, checkout and nonorbit operations of OrbView-3. Through a consortium of underwriters arranged by Willis
Limited, the Debtor obtained the Combined Risk
Insurance Policy. Pursuant to the terms of the Insurance Loan, as long as there is no event of default thereunder, if OrbView-3 has not suffered an insurable event resulting in a loss that would provide proceeds under the Combined Risk
Insurance Policy sufficient to pay all of the obligations under the Insurance Loan, the Insurance
Lenders' claims will be satisfied through the issuance of New Senior Notes in the amount of $17,837,400 plus accrued interest thereon less the amount of any insurance proceeds actually paid to the Insurance Lenders. The New Senior Notes bear interest from the Effective Date at the rate of 13.625 percent per annum payable only in kind, on a semiannual basis to holders of record commencing
December 31, 2003 through December 31, 2004, and thereafter payable only in Cash, on a semiannual basis in arrears to holders of record at the rate of 11.625 percent per annum from January
1, 2005, with semiannual payments beginning on June 30, 2005. The unpaid principal balance and all accrued interest on the New Senior Notes shall be due and payable on June 30, 2008. If such an insurable event occurs prior to the Effective Date, resulting in the payment of proceeds under the Combined Risk Insurance Policy to the Insurance
Lenders, the Debtor's obligations under the Insurance Loan will be paid from such proceeds, and to the extent any proceeds are remaining on the Effective Date, such proceeds will be distributed to holders of interests in Class 5 in lieu of New Senior
Subordinated Notes with an aggregate principal amount equal to such excess proceeds and the aggregate principal amount of all New Senior
Subordinated Notes to be issued will be reduced accordingly. If the Effective Date has not occurred on or before March 24, 2004 (nine (9) months from the date of funding of the Insurance Loan) and there has been no insurable event resulting in the payment of proceeds under the Combined Risk Insurance
Policy during such period sufficient to pay all of the obligations under the Insurance Loan, the Insurance
Loan Claims will be treated as allowed
Administrative Expense Claims (and will be paid in full in Cash). The Court entered a final order approving the funding of the Insurance Loan on July 22, 2003.

(b)		Treatment of Priority Tax
Claims

The Debtor believes that the amount of any allowable Priority Tax Claims is de minimis. Each holder of an allowed Priority Tax Claim shall receive from the Debtor Cash on the later of the Effective Date and the date on which such claim is allowed.

(c)		Classification and Treatment
of Claims and Interests

The claims and interests of creditors and shareholders of the Debtor are divided into seven
(7) Classes.

Class 1 - Priority Nontax Claims

Class 1 Claims consist of all claims against the Debtor arising on or prior to the Commencement Date which are entitled to priority status under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims and Administrative
Expense Claims.

Class 1 is unimpaired. Except to the extent that Reorganized ORBIMAGE and any holder of an allowed Priority Nontax Claim agree differently, holders of allowed Priority Nontax Claims shall be paid by the Debtor the allowed amount of such claims, including all applicable interest and other charges to which the holders of such allowed
Priority Nontax Claims may be entitled under applicable law or contract, to the extent permitted under the applicable provision of section 507(a) of the Bankruptcy Code, in Cash, on the later of: (a) the Effective Date (or as soon thereafter as is practicable) and (b) the first Business Day after such claims become allowed claims (or as soon thereafter as is practicable). Debtor estimates allowed claims in this Class are de minimis. Class 1 is conclusively presumed to have accepted the Plan.

Class 2 - Secured Claims

Class 2 consists of all allowed Secured
Claims against the Debtor. The Debtor does not believe there are any Secured Claims. In any event, Class 2 is unimpaired. Except to the extent that Reorganized ORBIMAGE and any holder of an allowed Secured Claim agree differently, holders of allowed Secured Claims shall be paid by the Debtor the allowed amount of such Secured Claims, including all applicable interest and other charges to which the holders of such allowed Secured Claims may be entitled under applicable law or contract, to the extent permitted under the applicable provision of section 507(a) of the Bankruptcy Code, in Cash, on the later of: (a) the Effective Date (or as soon thereafter as is practicable) and (b) the first
Business Day after such claims become allowed claims (or as soon thereafter as is practicable).
Class 2 is conclusively presumed to have accepted the Plan.

Class 3 - Convenience Claims

Class 3 consists of all allowed Convenience
Claims against the Debtor. Claims in this Class are estimated to be $48,710.

Class 3 is unimpaired. Except to the extent that Reorganized ORBIMAGE and any holder of an allowed Convenience Claim agree differently, holders of allowed Convenience Claims shall be paid by the Debtor the allowed amount of such claims, including all applicable interest and other charges to which the holders of such allowed
Convenience Claims may be entitled under applicable law or contract, to the extent necessary to render such claims unimpaired in accordance with section 1124 of the Bankruptcy Code, in Cash, on the later of: (a) the Effective Date (or as soon thereafter as is practicable) and (b) the first
Business Day after such claims become allowed claims (or as soon thereafter as is practicable).
Class 3 is conclusively presumed to have accepted the Plan.

Class 4 - Orbital Payment Claims

Class 4 consists of all allowed Orbital
Payment Claims against the Debtor. Pursuant to the Settlement Agreement, Orbital shall have an allowed claim for $2.5 million (with the rights and priorities associated therewith under the Settlement
Agreement) and shall have no other claims other than those set forth in the Settlement Agreement, which claims shall be retained. Such retained claims include, without limitation, any claims against the ORBIMAGE Releasees (as defined in the Mutual Releases attached as Exhibit F to the Settlement Agreement) with respect to any breach by such parties of (i) any obligations arising under the Settlement Agreement, (ii) any post-Launch performance or payment obligations pertaining to the OrbView-3 System (as defined in the Settlement
Agreement) arising under the Procurement
Agreement, which first arise after the Release
Effective Date, or (iii) any obligations arising under the Sublease.

Class 4 is unimpaired. The Plan provides that, on the Effective Date, Orbital shall receive in full satisfaction of the Orbital Payment Claims New
Senior Subordinated Notes in the original principal amount of $2.5 million. Class 4 is conclusively presumed to accept the Plan.

Class 5 - Unsecured Claims

Class 5 consists of all allowed General
Unsecured Claims and Old Note Claims against the
Debtor. Class 5 Claims have been divided into separate groups as set forth below. Together all the groups of Unsecured Claims constitute a single class of claims for voting purposes under the Plan and the Bankruptcy Code.

(a)	Group 5A.  Group 5A consists of all General
Unsecured Claims.

(b)	Group 5B.  Group 5B consists of all Old
Note Claims.

General Unsecured Claims shall be allowed or disallowed as provided in section 502 of the Bankruptcy Code on the Effective Date. The
Debtor estimates that the aggregate allowed amount of General Unsecured Claims will be approximately
$117,629. Old Note Claims shall be deemed allowed in the aggregate amount of $234,930,495.

Class 5 is impaired and entitled to vote to accept or reject the Plan. On the Effective Date or as soon thereafter as is practicable, holders of allowed claims in Class 5 shall receive a Pro Rata distribution of an aggregate of $50,000,000 New
Senior Subordinated Notes and 6,000,000 shares of
New Common Stock (representing 100 percent, in the aggregate, of the equity in Reorganized
ORBIMAGE before giving effect to the dilution by shares issued in connection with the Employee
Stock Incentive Plan, the exercise of the Warrants and any shares issued in lieu of cash payment of administrative expenses).

Group 5A.  On the Effective Date, or as
soon thereafter as practicable, each holder of an allowed General Unsecured Claim as of the Record
Date shall receive its Pro Rata Share of (x) an original principal amount of $25,022 of New Senior
Subordinated Notes and (y) 3,003 shares of New
Common Stock (representing 0.05 percent of the equity in Reorganized ORBIMAGE before giving effect to dilution by shares issued in connection with the Employee Stock Incentive Plan, the exercise of the Warrants and any shares issued in lieu of cash payment of administrative expenses).

Group 5B.  On the Effective Date, or as
soon thereafter as practicable, the Indenture Trustee shall receive on behalf of the holders of Old Note
Claims (x) an original principal amount of $49,974,978 of New Senior Subordinated Notes and
(y) 5,996,997 shares of New Common Stock
(representing 99.95 percent of the equity in Reorganized ORBIMAGE before giving effect to dilution by shares issued in connection with the Employee Stock Incentive Plan, the exercise of the Warrants and any shares issued in lieu of cash payment of administrative expenses). The
Indenture Trustee shall make distributions to the holders of Old Notes as provided in the Disbursing
Agency Agreement. The Debtor will promptly pay the accrued reasonable fees and expenses of the Indenture Trustee incurred under the Disbursing
Agency Agreement in full in Cash pursuant to the terms of the Disbursing Agency Agreement.

Class 6 - Existing Preferred Stock

Class 6 consists of all holders of any
Existing Preferred Stock. The Debtor has estimated that the face amount of such interests are approximately $102.5 million including accrued dividends.

Class 6 is impaired. On the Effective Date or as soon thereafter as it practicable, holders of allowed Existing Preferred Stock in Class 6 shall (i) be allocated Warrants to purchase 318,947 shares of New Common Stock, with an aggregate exercise price of $9,000,000, and Reorganized ORBIMAGE will reimburse up to $125,000 in the aggregate of the Class 6 holders' documented legal fees that relate to the litigation between ORBIMAGE and Orbital or, (ii) if Class 6 does not vote to accept the Plan, the holders of interests in Class 6 shall receive or retain no property under the Plan on account of such interests. The term of the Warrants shall be four (4) years. The full terms of the Warrants will be included in the Plan Supplement.

Class 7- Existing Common Stock

Class 7 consists of all holders of any
Existing Common Stock.

Class 7 is impaired.  Holders of allowed
Existing Common Stock in Class 7 shall receive no distribution in respect of their Existing Common
Stock and any interests and/or claims relating thereto. Accordingly, the Debtor is seeking confirmation of the Plan pursuant to 11 U.S.C.
S.1129(b).  On the Effective Date, all Existing
Common Stock in the Debtor will be cancelled and extinguished. Class 7 is deemed to have rejected the Plan.

6.02.	Description of New Senior Notes

(a)	The New Senior Notes shall be in an
estimated aggregate principal amount of
$17,837,400 plus accrued interest on the Insurance
Loan and shall be issued in integral multiples of $1,000 by Reorganized ORBIMAGE. See Section
6.01(a) ("Treatment of Administrative Expenses") supra for further discussion of the aggregate principal amount of the New Senior Notes to be issued.

(b)	The New Senior Notes shall bear
interest from the Effective Date at the rate of 13.625 percent per annum, payable only in kind, on a semiannual basis to holders of record commencing
December 31, 2003 through December 31, 2004.
Beginning on January 1, 2005, the New Senior
Notes shall bear interest at the rate of 11.625 percent per annum, payable only in Cash on a semiannual basis in arrears to holders of record beginning on June 30, 2005. The unpaid principal balance and all accrued interest on the New Senior
Notes shall be due and payable on June 30, 2008.

(c)	Until such time as all claims relating
to the on-orbit acceptance of the OrbView-3 system have been resolved, the holders of the New Senior
Notes will have a first lien on the Combined Risk
Insurance Policy and the proceeds of such policy and, so long as the consortium of underwriters arranged by Willis Limited does not object because of their rights in the event of payment on the policy and subject to the first lien of lenders under senior secured debt in an amount of up to $15 million as allowed in the New Senior Note Agreement
("Senior Secured Debt") on OrbView-3 and the
Debtor's rights under the Procurement Agreement.
The New Senior Notes will be unsecured at such time as checkout of OrbView-3 is complete and no further possibility of payment under the Combined
Risk Insurance Policy exists but will rank senior in right of payment to the New Senior Subordinated
Notes and will rank junior only to any Senior
Secured Debt.

(d)	Reorganized ORBIMAGE will be
required to use any proceeds received pursuant to the Combined Risk Insurance Policy to prepay the New Senior Notes.

(e)	The New Senior Note Agreement
will contain a covenant requiring Reorganized
ORBIMAGE to maintain an on-orbit insurance policy, which will replace the Combined Risk
Insurance Policy after it terminates, for as long as the New Senior Notes remain outstanding (the
"Continuing Insurance").  The Continuing
Insurance will be for a coverage amount equal to the lesser of $50 million or the maximum amount available to be underwritten in the insurance market. ORBIMAGE believes this on-orbit insurance will cost approximately $2 million to $3 million per annum, which it may pay from available cash or the incurrence of additional debt (consistent with the terms of the New Senior Notes and New
Senior Subordinated Notes) which may be Senior
Secured Debt or additional notes pari passu with the New Senior Notes, but in any event with terms taken as a whole no more onerous to Reorganized
ORBIMAGE than the Insurance Loan and New
Senior Notes.

(f)	The New Senior Note Agreement
will contain certain restrictive covenants, including payment restrictions, restrictions on capital expenditures, limitations on the incurrence of debt, limitations on transfers, limitations on asset sales, and such additional covenants as to which ORBIMAGE may reasonably agree. All cash on hand in excess of $15 million at June 30, 2004 and December 31, 2004 and all cash on hand in excess of $10 million semiannually thereafter (after cash required for operations, capital expenditures and required debt service) will be required to be used to repurchase the New Senior Notes.

(g)	Reorganized ORBIMAGE may
prepay the entire amount of the New Senior Notes outstanding at any time without penalty.

(h)	A draft of the New Senior Note
Agreement will be filed with the Bankruptcy Court as part of the Plan Supplement.


6.03.	Description of New Senior
Subordinated Notes

(a)	The New Senior Subordinated Notes
shall be in the aggregate principal amount of $54,000,000 and shall be issued in integral multiples of $1,000 by Reorganized ORBIMAGE.
The trustee for the New Senior Subordinated Note
Indenture will be identified at or prior to the Confirmation Hearing.

(b)	The New Senior Subordinated Notes
shall bear interest from the Effective Date at the rate of 13.625 percent per annum, payable only in kind, on a semiannual basis to holders of record commencing December 31, 2003 through December
31, 2004.  Beginning on January 1, 2005, the New
Senior Subordinated Notes shall bear interest at the rate of 11.625 percent per annum, payable only in Cash on a semiannual basis in arrears to holders of record beginning on June 30, 2005. The unpaid principal balance and all accrued interest on the New Senior Subordinated Notes shall be due and payable on June 30, 2008.

(c)	The New Senior Subordinated Notes
will be unsecured and will be expressly
subordinated in right of payment to the New Senior
Notes and any Senior Secured Debt.

(d)	Reorganized ORBIMAGE will be
required to use any proceeds received pursuant to the Combined Risk Insurance Policy or the
Continuing Insurance to prepay the New Senior
Subordinated Notes to the extent any proceeds exist or are paid after the New Senior Notes are repaid in full.

(e)	The New Senior Subordinated Note
Indenture will contain certain restrictive covenants, including payment restrictions, restrictions on capital expenditures, limitations on the incurrence of debt, limitations on transfers, limitations on asset sales, and such additional covenants to which ORBIMAGE may reasonably agree. All cash on hand in excess of $10 million commencing at the end of the first quarter after such time as none of the New Senior Notes remain outstanding and semiannually thereafter (after cash required for operations, capital expenditures and required debt service) will be required to be used to repurchase the New Senior Subordinated Notes until 50 percent or more of the New Senior Subordinated Notes
(including all in kind interest accrued on such notes as of the date of their redemption) have been redeemed (at which point the remainder of the New
Senior Subordinated Notes outstanding accrue cash interest even if the extinguishment of the cash flow sweep occurs prior to January 1, 2005).

(f)	Reorganized ORBIMAGE may
prepay the entire amount of the New Senior
Subordinated Notes outstanding at any time without penalty.

(g)	A draft of the New Senior
Subordinated Note Indenture will be filed with the Bankruptcy Court as part of the Plan Supplement.

6.04.	Description of New Common
Stock

Under the New Charter of Reorganized
ORBIMAGE, as of the Effective Date, Reorganized
ORBIMAGE will have authorized 25,000,000
shares of New Common Stock, with a par value of
$0.01 per share.  6,000,000 shares of New Common
Stock will be issued and distributed to holders of
allowed Unsecured Claims under the Plan.  826,364
shares of New Common Stock that have been authorized but not issued will be reserved for issuance upon the exercise of options granted under the Employee Stock Incentive Plan. 318,947 shares of New Common Stock that have been authorized but not issued will be reserved for issuance upon exercise of the Warrants. The remaining authorized shares will be available for future corporate purposes as determined by the Board of Directors of Reorganized ORBIMAGE consistent with its New
Charter.

Under the New Charter of Reorganized
ORBIMAGE, each holder of New Common Stock will be entitled to one (1) vote per share of New
Common Stock and will have the right to vote for the election of directors and on all other matters or proposals presented to the stockholders. Except as otherwise provided by law, at any meeting of the stockholders of Reorganized ORBIMAGE where a valid quorum exists, the holders of a majority of the shares entitled to vote who are present in person or by proxy will determine any matter in question brought before such meeting. The election of directors shall be determined by a plurality of the votes cast at any duly called and held meeting.
Stockholders owning a majority in amount of the entire capital stock of Reorganized ORBIMAGE entitled to vote may call a special meeting of the stockholders.

The holders of New Common Stock are
entitled to receive dividends that the board may declare from time to time from legally available funds. Upon Reorganized ORBIMAGE's liquidation, dissolution or winding-up, the holders of New Common Stock will be entitled to share ratably in all assets available for distribution to stockholders after payment of liabilities. To the extent necessary to prevent the loss of, or to reinstate, any license or franchise issued by a governmental agency (including, but not limited to, licenses issued by the FCC and NOAA, registrations made pursuant to ITAR, and security clearances obtained from the Department of Defense) held by Reorganized ORBIMAGE, which license or franchise is conditioned upon some or all of the holders of voting stock of Reorganized
ORBIMAGE possessing prescribed qualifications,
Reorganized ORBIMAGE shall have the power to redeem stock by paying for such redemption with Cash or notes or a combination thereof, as determined by the Board of Directors of Reorganized ORBIMAGE in its discretion.
However, the covenants contained in both the New
Senior Note Agreement and the New Senior
Subordinated Note Indenture are expected to prohibit the use of Cash to redeem stock. Any notes so issued will be subordinated unsecured notes maturing on the fifth anniversary of the redemption and accruing interest at the prime rate, which notes will be expressly subordinated to the New Senior
Notes and the New Senior Subordinated Notes.
Except as set forth above, there are no redemption or sinking fund provisions applicable to the New
Common Stock. All shares of New Common Stock into which Warrants may be converted, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of holders of New
Common Stock will be subordinate to the rights, preferences and privileges of any preferred stock that Reorganized ORBIMAGE may issue in the future, but no such preferred stock is currently authorized under the New Charter.

Each of the New Senior Note Agreement
and the New Senior Subordinated Note Indenture will prohibit the payment of cash dividends on the New Common Stock. Therefore, Reorganized
ORBIMAGE has no current expectation of paying dividends on the New Common Stock for the foreseeable future.

6.05.	Description of Warrants

On the Effective Date, Reorganized
ORBIMAGE will issue Warrants to purchase initially 318,947 shares of New Common Stock for an aggregate exercise price of $9,000,000. The term of the Warrants shall be four (4) years. The full terms of the Warrants shall be included in the Plan Supplement. As described in Section 9.01 hereof, the Debtor's total reorganized equity value is estimated to be between $11.11 to $13.58 per share of New Common Stock before the exercise of new options issued pursuant to the Employee Stock
Incentive Plan and exercise of Warrants issued to holders of Existing Preferred Stock. Given their
$28.22 per share exercise price, the Warrants are expected to be significantly "out of the money."

6.06.	Effective Date

The Plan will be consummated and become
effective on the first Business Day on which all conditions to the Effective Date have been satisfied or waived pursuant to the Plan. See Section 6.15, "Conditions Precedent to Confirmation and
Effective Date of Plan."

6.07.	Method of Distributions  TC

All distributions other than distributions to holders of Class 5, Group 5B Old Note Claims under the Plan shall be made by Reorganized
ORBIMAGE or its designee to the holders of allowed claims (a) at the addresses set forth on the Schedules unless superceded by proofs of claims or transfers of claims pursuant to Bankruptcy Rule
3001, or (b) at the last known addresses of such holders if the Debtor or Reorganized ORBIMAGE has been notified in writing of a change of address.
The payments and distributions to be made under the Plan to holders of the Old Notes shall be made to the Indenture Trustee, which shall transmit such payments and distributions to holders of Old Note
Claims pursuant to a Distribution Agency
Agreement to be entered into between the Debtor and the Indenture Trustee.

	Indenture Trustee as Disbursing Agent:
Distributions to holders of Old Notes shall be made by the Indenture Trustee as disbursing agent for such holders. The Indenture Trustee shall not be required to give any bond or surety or other security for the performance of its duties as disbursing agent unless otherwise ordered by the Bankruptcy Court, and, in the event that the Indenture Trustee is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized ORBIMAGE.

DO NOT RETURN YOUR OLD NOTES OR
OTHER EVIDENCE OF
INDEBTEDNESS WITH YOUR BALLOT.

	Setoffs and Recoupments. The Debtor may, but shall not be required to, set off against or recoup from any claim on which payments are to be made pursuant to the Plan, any claims of any nature whatsoever the Debtor or Reorganized
ORBIMAGE may have against the claimant, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by the Debtor of any such claim the Debtor or Reorganized ORBIMAGE may have against such claimant.

	Disputed General Unsecured Claims.
Under the Plan, no payments or distributions will be made with respect to all or any portion of a disputed
General Unsecured Claim unless and until all objections to such disputed claim have been settled or withdrawn or have been determined by an order of the Bankruptcy Court or other court of competent jurisdiction which order has not been reversed, amended or modified, and the disputed claim has become an allowed claim. All objections to General Unsecured Claims must be filed on or before the Claims Objection Deadline.

	The Plan provides that Reorganized
ORBIMAGE will withhold the Distribution Reserve from the property distributed to Class 5 with respect to disputed General Unsecured Claims. For purposes of determining the Distribution Reserve, Reorganized ORBIMAGE may request estimation of any General Unsecured Claim that is contingent, disputed or unliquidated. Reorganized
ORBIMAGE will also place in the Distribution
Reserve any dividends, payments or other distributions made on account of the property in the Distribution Reserve to the extent that such property continues to be withheld as the Distribution Reserve at the time such distributions are made. If practicable, Reorganized ORBIMAGE will invest any Cash that is withheld as the Distribution
Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan will be deemed to entitle the holder of a disputed General Unsecured
Claim to postpetition interest on such claim.

	Payments and distributions from the
Distribution Reserve to each holder of a disputed
General Unsecured Claim, to the extent that it ultimately becomes an allowed General Unsecured
Claim, will be made in accordance with the provisions of the Plan that govern Unsecured
Claims. Unless the order or judgment of the Bankruptcy Court or other court of competent jurisdiction allowing all or part of such claim has been appealed, reversed, modified or amended, Reorganized ORBIMAGE will distribute to the holder of such claim (or the Trustee, if applicable) any distribution in the Distribution Reserve that would have been distributed on the dates distributions were previously made to holders of allowed Unsecured Claims had such allowed claim been an allowed claim on such dates within ten (10)
Business Days after entry of such order. If an order allowing all or part of a disputed General Unsecured
Claim is appealed, then distributions to the holder of such claim shall be made within ten (10)
Business Days after entry of an order disposing of such appeal. After final resolution has been reached with respect to all disputed General Unsecured
Claims, any Cash held in the Distribution Reserve will be distributed Pro Rata to holders of allowed
Unsecured Claims. All distributions made under the Plan on account of an allowed claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such allowed claim had been an allowed claim on the dates distributions were previously made to holders of allowed Unsecured
Claims.

	Disputed Cure Claims. Under the Plan, the estimated amount of any disputed Cure claims not yet determined by the Bankruptcy Court to be allowed or disallowed will be held in a segregated bank account for disputed Cure claims by Reorganized ORBIMAGE until such time as the allowable amount of the disputed Cure claim is determined. Once the amount of a disputed Cure claim has been determined by the Bankruptcy Court or other court of competent jurisdiction, Reorganized ORBIMAGE shall pay the allowed amount of the Cure claim to the holder of such claim. Any amounts remaining in the segregated account after all allowed Cure claims have been paid shall be property of Reorganized ORBIMAGE.

Fractional New Senior Notes.  All New
Senior Notes will be issued in integral multiples of $1,000. For purposes of distributions under the Plan, the principal amount of any New Senior Note which is not an integral multiple of $1,000 will be rounded to the next integral multiple of $1,000 as follows: (a) amounts of $500 or greater will be rounded to the next higher $1,000 integral multiple, and (b) amounts of less than $500 will be rounded to the next lower $1,000 integral multiple.

Fractional New Senior Subordinated Notes.
All New Senior Subordinated Notes will be issued in integral multiples of $1,000. For purposes of distributions under the Plan, the principal amount of any New Senior Subordinated Note which is not an integral multiple of $1,000 will be rounded to the next integral multiple of $1,000 as follows: (a) amounts of $500 or greater will be rounded to the next higher $1,000 integral multiple, and (b) amounts of less than $500 will be rounded to the next lower $1,000 integral multiple.

Fractional Shares. No fractional shares of New Common Stock will be issued under the Plan.
For purposes of distributions under the Plan, fractional shares of New Common Stock will be rounded to the next whole number of shares as follows: (a) fractions of " or greater will be rounded to the next higher whole number, and
(b) fractions of less than " will be rounded to the next lower whole number.

6.08.	Survival of Certain Terms of the
Old Notes Indentures

Notwithstanding the termination and
cancellation of the Old Notes, the Old Notes
Indenture and the Security Documents (as defined in the Old Notes Indentures) as respects the Debtor, the provisions of the Old Notes Indentures governing the relationship of the Indenture Trustee and the holders of Old Notes, including those provisions relating to distributions, the Indenture
Trustee's right to payment and liens on property to be distributed to holders of Old Notes, if any, and the Indenture Trustee's right of indemnity, if any shall not be affected by the Plan.

Cancellation of Old Notes:  On the Effective
Date, the Old Notes, and any securities, notes, documents and instruments which evidence the Old
Note Claims shall (a) be cancelled and (b) have no further effect other than the right to participate in the distributions, if any, provided under the Plan in respect of such claims.

Cancellation of Old Notes Indentures:
Except for purposes of effectuating the distributions under the Plan on the Effective Date and to allow the Indenture Trustees to retain all charging liens pursuant to the terms of the Old Notes Indentures with respect to distributions under the Plan, the Old
Notes Indentures shall be cancelled. Except as otherwise provided in the Plan, the Debtor, on the one hand, and the Indenture Trustee, on the other hand, will be released from any and all obligations under the Old Notes Indentures except with respect to the distributions required to be made to the Indenture Trustee as provided in the Plan or the Disbursing Agency Agreement or with respect to such other rights of the Indenture Trustee that, pursuant to the terms of the Old Notes Indentures, survive the termination of the Old Notes Indentures.

6.09.	Cancellation of Existing Common
Stock

The Existing Common Stock and any
options, warrants or other equity interests representing the right to acquire Existing Common
Stock shall be canceled as of the Effective Date.
All claims arising under such warrants or options shall be classified in Class 7.

6.10.	Filing Claims

Pursuant to the Local Bankruptcy Rules for the Bankruptcy Court, the Bankruptcy Court fixed
August 6, 2002 as the Bar Date. Class 5 Claims for amounts of principal and interest due in respect of the Old Notes were filed by the Indenture Trustee, and Old Note Claims are deemed allowed in the aggregate amount of $234,930,495.

If your claim is not listed in the Schedules, as amended from time to time, filed with the Bankruptcy Court by the Debtor on May 3, 2002 or is listed therein as disputed, unliquidated or contingent and you filed a proof of claim, or if you filed a proof of claim in an amount larger than the amount of your claim listed in the Schedules, then an objection to your claim may be filed. Unless additional time is granted by an order of the Bankruptcy Court all objections to claims must be filed prior to sixty (60) days after the Confirmation
Date. The objecting party will be the Debtor or Reorganized ORBIMAGE, as the case may be, unless the Bankruptcy Court shall authorize another party-in-interest to file an objection. Any objecting party shall serve a copy of each objection upon the holder of the claim to which it pertains, upon the Debtor or Reorganized ORBIMAGE, as the case may be, and upon counsel to the Debtor or Reorganized ORBIMAGE, as the case may be, and the Creditors Committee. To the extent the existence of disputed claims would hinder or delay confirmation of the Plan, ORBIMAGE reserves its rights under section 502(c) of the Bankruptcy Code to have one or more disputed claims estimated by the Bankruptcy Court. The Old Notes Claim is deemed allowed under the Plan for $234,930,495 as of the Commencement Date.

The Plan provides that all requests for
payment of Administrative Expense Claims (other than Professional Claims and expenses incurred in the ordinary course of the Debtor's business) must be filed with the Bankruptcy Court and served on counsel for the Debtor and the Creditors Committee no later than thirty (30) days after the Effective
Date. Unless Reorganized ORBIMAGE objects to such requests within thirty (30) Business Days after receipt, such requests shall be deemed allowed.
Unless otherwise ordered by the Bankruptcy Court, all objections to, and requests for estimation of, Administrative Expense Claims shall be filed and served on the applicable claimant on or before the date that is sixty (60) days after the Effective Date, and except to the extent that Reorganized
ORBIMAGE consents, only Reorganized
ORBIMAGE shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, Administrative Expense Claims.

The Plan further provides that all final requests for payment of Professional Claims must be filed no later than thirty (30) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

6.11.	Executory Contracts

The Plan provides that, subject to the
requirements of section 365 of the Bankruptcy
Code, all executory contracts or unexpired leases of the Debtor that have not been specifically rejected by order of the Bankruptcy Court, are specifically treated otherwise in the Plan, or are the subject of a motion to assume or reject pending on the Confirmation Date shall be assumed by Reorganized ORBIMAGE on the Effective Date.
Entry of the Confirmation Order constitutes approval of such assumption pursuant to section
365 of the Bankruptcy Code and a determination that, with respect to such assumptions pursuant to the Plan, "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) has been demonstrated by Reorganized ORBIMAGE and no further adequate assurance is required.

Contracts with Orbital. Effective as of April 24, 2003, the Procurement Agreement was assumed pursuant to the Settlement Agreement. To the extent that it is an executory contract, the Administrative Services Agreement is rejected under the Plan.

RadarSat-2 License.  If the Bankruptcy
Court approves the MDA Settlement Agreement and the conditions therein are satisfied, the RadarSat-2 License will terminate. If, however, the Bankruptcy Court does not approve the MDA
Settlement Agreement, effective as of the Confirmation Date, the Debtor shall assume the RadarSat-2 License pursuant to the requirements of section 365 of the Bankruptcy Code under the Plan.
The assumption of the RadarSat-2 License would not be intended nor should it be construed as a waiver of any claims or remedies the Debtor or Reorganized ORBIMAGE, as the case may be, may have against MDA or Daniel Friedmann. The
Debtor would intend to continue to pursue its claims against MDA or Daniel Friedmann after the Confirmation Date unless the disputes regarding such claims had been adjudicated or otherwise resolved prior to the Confirmation Date. The
Debtor expressly reserves its right to amend the Plan at any time prior to the Effective Date to provide for the rejection of the RadarSat-2 License.

6.12.	Unexpired Leases

All unexpired leases that exist between the Debtor and any entity, which have not been assumed or rejected on or prior to the Confirmation
Date, will be assumed as of the Effective Date, except for any unexpired lease that (a) has been specifically rejected pursuant section 365(a) of the Bankruptcy Code, (b) is specifically treated otherwise in the Plan, or (c) is the subject of a pending application by the Debtor to reject.

6.13.	Bar Date for Filing Proofs of
Claim Relating to Executory Contracts and
Unexpired Leases Rejected Pursuant to the
Plan

Any and all proofs of claim arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court not later than the thirtieth (30th) day after the entry of the Confirmation Order. Any holder of a claim arising out of the rejection of an executory contract or unexpired lease who fails to file a proof of claim within such time shall be forever barred, estopped and enjoined from asserting such claim against the Debtor or its estate.
Unless otherwise ordered by the Bankruptcy Court, all claims arising from the rejection of executory contracts and unexpired leases shall be treated as Unsecured Claims under the Plan. Nothing contained herein shall extend the time for filing a proof of claim for rejection of any contract or lease rejected prior to the Confirmation Date.

6.14.	Unclaimed Distributions Under
the Plan

Except as otherwise provided in the Plan, any distribution of property (Cash or otherwise) under the Plan which is unclaimed after the later to occur of (a) two (2) years following the Effective
Date and (b) six (6) months after the date on which such claimant's claim is allowed, shall be transferred to Reorganized ORBIMAGE, notwithstanding state or other escheat or similar laws to the contrary. In the event that any securities are returned to Reorganized ORBIMAGE as unclaimed property, such securities shall be canceled.

Each creditor should check the address to which this Disclosure Statement was sent to ensure that it is a correct, current address. If the Disclosure
Statement was forwarded by a record holder in respect of securities held for the benefit of another
Person, such other Person may wish to send a change of address to the Debtor in accordance with instructions that will be contained in a notice distributed to creditors following confirmation of the Plan. Unclaimed distributions will revest in Reorganized ORBIMAGE.

6.15.	Conditions Precedent to
Confirmation and Effective Date of Plan

Confirmation and effectiveness of the Plan are conditioned upon the occurrence of numerous transactions and events. Unless waived, the non-satisfaction of a condition will make confirmation and effectiveness of the Plan impossible. However, certain of such conditions may be waived by the Debtor with the consent of the Creditors Committee pursuant to Section IV.C of the Plan.

The Plan shall not be confirmed unless and until the following conditions are met:

(a)	The Debtor has received
sufficient data respecting the successful checkout of OrbView-3 to allow the Debtor to form an opinion that is satisfactory to the Creditors Committee as to the achievability of its business plan.

(b)	The Confirmation Order to be
entered by the Bankruptcy Court is in form and substance reasonably satisfactory to the Debtor and the Creditors Committee.

(c)	The Bankruptcy Court has
entered the MDA Settlement Approval Order or
MDA's cure claims have been estimated by the Bankruptcy Court, in each case in a manner satisfactory to the Debtor and the Creditors
Committee.

The Effective Date of the Plan is also
conditioned upon the occurrence of numerous transactions and events. The conditions precedent to Effective Date are:

(a)	The Confirmation Order has
been entered.

(b)	The New Senior
Subordinated Note Indenture is in a form that would be qualified under the Trust Indenture Act of 1939, as amended.

(c)	Reorganized ORBIMAGE
has obtained any necessary licenses, regulatory approvals, consents, authorizations and modifications from any applicable domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

(d)	The Effective Date shall have
occurred prior to January 31, 2004.
ORBIMAGE believes that each of the
conditions to confirmation and the Effective Date contained in the Plan can or will be satisfied or otherwise waived in accordance with the terms of the Plan. The occurrence of such satisfaction or waiver is, however dependent upon a variety of facts and circumstances, some of which are beyond the control of ORBIMAGE. Thus, there can be no assurance that such conditions will be satisfied, or if not so satisfied, will be waived as provided by the Plan.

In addition, section 1129 of the Bankruptcy
Code contains a list of requirements which must be met before a plan may be confirmed. ORBIMAGE believes that each of these requirements can and will be satisfied. See Article X infra.

Consummation of the Plan is conditioned
upon the Confirmation Order becoming a final order, that no conditions to the issuance or authentication of the New Senior Notes, New
Senior Subordinated Notes, New Common Stock or
Warrants to be distributed pursuant to the Plan are unsatisfied, the New Senior Notes, New Senior
Subordinated Notes, New Common Stock and
Warrants have been authenticated and distributed, and that all other requirements of applicable laws have been satisfied. ORBIMAGE may waive the condition that the Confirmation Order be a final order and may consummate the Plan in the absence of a stay of the Confirmation Order.

6.16.	Securities Issued Under Section
1145 Exemption From Registration

Exemption from Registration Under the
Securities Act.  The New Senior Notes, New
Senior Subordinated Notes (other than those issued directly to Crest Advisors), New Common Stock and Warrants to be issued under the Plan, as well as the New Common Stock underlying the Warrants to be issued under the Plan (collectively, "Plan
Securities"), will be issued in reliance on the exemption from registration provided by section
1145 of the Bankruptcy Code. Generally, except with respect to an "underwriter," as defined in section 1145(b), section 1145(a) makes Section 5 of the Securities Act and comparable registration requirements under local law inapplicable to the issuance of the Plan Securities to the holders of General Unsecured Claims, Old Note Claims and
Existing Preferred Stock, and the offer and sale of the Plan Securities under the Plan will be deemed, pursuant to section 1145(c) of the Bankruptcy Code, to be a public offering.

Transferability of the Plan Securities.
Because the Plan Securities will be deemed to have been publicly offered, a Person who is not an "underwriter" as defined in Section 2(11) of the Securities Act or an "affiliate" of the issuer or a securities "dealer" as defined in Section 2(12) of the Securities Act may resell Plan Securities without registration of those securities under the Securities
Act.

Under section 1145(b) of the Bankruptcy
Code, an entity will be considered to be an "underwriter" under Section 2(11) of the Securities
Act if it:

	purchases a claim against, an interest in, or a claim for an administrative expense in the case concerning, the Debtor with a view to distribution of any security received or to be received in exchange for such a claim or interest;

	offers to sell securities offered or sold under the Plan;

	offers to buy securities offered or sold under the Plan, if the offer to buy is (a) with a view to distribution of such securities and (b) under an agreement made in connection with the Plan, with the consummation of the Plan or with the offer or sale of securities under the Plan; or

	is an "issuer" with respect to such securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means an Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. The legislative history of section 1145 suggests Congress believed that any creditor receiving at least ten percent (10%) of a reorganized debtor's securities will be a "controlling person"
(and therefore an "issuer" and, consequently, an "underwriter" pursuant to section 1145(b)). Under
Section 2(12) of the Securities Act, a "dealer" is any Person who engages, either for all or part of such person's time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person. Whether or not any particular Person would be deemed to be an "underwriter" or an "affiliate" with respect to any Plan Security or to be a "dealer" would depend upon various facts and circumstances applicable to that Person. Accordingly, ORBIMAGE expresses no view as to whether any Person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer."

Rule 144 provides an exemption from
registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule
144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period, a number of shares of such class of unrestricted securities that does not exceed the greater of (i) one percent of the number of outstanding securities of the class in question and (ii) the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule
144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. As described below, the Debtor believes that, pursuant to section 1145(c) of the Bankruptcy Code, the New
Common Stock to be issued pursuant to the Plan will not be considered "restricted securities" for purposes of Rule 144.

In connection with prior bankruptcy cases, the staff of the Securities and Exchange
Commission (the "SEC") has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities
Act if effected in "ordinary trading transactions."
The staff of the SEC has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter ("OTC") market and does not involve any of the following factors:

	either (A) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (B) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

	the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

	the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arms-length negotiations between a seller and a broker or dealer, each acting unilaterally, and not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtor has not sought the views of the SEC on this matter, and therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any Persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

Given the complex nature of the question of whether a particular Person may be an "affiliate" of Reorganized ORBIMAGE or an "underwriter" with respect to the Plan Securities, the Debtor makes no representations concerning the right of any Person to trade in the Plan Securities. The Debtor urges creditors to consult their own legal and financial advisors prior to receiving distributions under the Plan.

6.17.	Registration Rights Agreement;
SEC Registration; Trading of New Common
Stock.

On the Effective Date, ORBIMAGE and
certain Registration Rights Beneficiaries (as defined below) will enter into a Registration Rights
Agreement which will provide certain rights to the Registration Rights Beneficiaries to register their shares of New Common Stock (whether distributed pursuant to the Plan or on exercise of Warrants) and New Senior Subordinated Notes for resale under the Securities Act ("Registrable Securities").
"Registration Rights Beneficiaries" means (a) those
Persons who hold more than 10 percent of the shares of New Common Stock distributed pursuant to the Plan, (b) directors and officers of Reorganized ORBIMAGE as of the Effective Date who own New Common Stock at that time, (c) any holder of Registrable Securities who may reasonably be deemed an "underwriter" for purposes of Section 2(11) of the Securities Act with respect to the issuance of New Common Stock at such time, (d) any holder of New Senior
Subordinated Notes who may reasonably be deemed an "underwriter" for purposes of Section 2(11) of the Securities Act with respect to, or an "affiliate" as defined under Rule 144 of the Securities Act as a consequence of, its holdings of Registrable
Securities upon the effectiveness of the Plan, (e)
Crest Communications Holdings LLC (for so long as and only to the extent that it is a holder of Registrable Securities (as defined below)), and (f) in regards to the "piggyback rights" described below only, those owners of Warrants distributed pursuant to the Plan (for so long as and only to the extent that they hold such Warrants or the underlying New
Common Stock issued upon exercise thereof). As provided in the Registration Rights Agreement and the Plan, Reorganized ORBIMAGE shall file a Form 10 - General Form for Registration of
Securities Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934 (a "Form 10") registering the New Common Stock as required by
Section 12(b) and/or 12(g) of the Securities
Exchange Act of 1934, as amended (the "Exchange
Act"), on or before March 30, 2004. The Form 10 shall contain, among other things, audited financial statements for reorganized ORBIMAGE for the fiscal year ended December 31, 2003, and shall otherwise comply with all applicable provisions of the Exchange Act and the Securities Act, and the respective rules promulgated thereunder.
Reorganized ORBIMAGE must then use its
reasonable best efforts to have the Form 10 become effective as soon thereafter as is practicable and will update the Form 10 with current quarterly information for each fiscal quarter following the initial filing until the Form 10 becomes effective.
Reorganized ORBIMAGE shall use its reasonable best efforts to have the New Common Stock listed on the NASDAQ National Market, a national securities exchange or other national trading market simultaneously with the effectiveness of the Form
10.

Pursuant to the Registration Rights
Agreement, Persons who are Registration Rights
Beneficiaries pursuant to clauses (a), (b) and (c) to the above definition of Registration Rights
Beneficiaries holding at least 20 percent of the Registrable Securities then outstanding will have up to three "demand" rights to require Reorganized
ORBIMAGE to register on a registration statement on a Form S-1 shares of New Common Stock the estimated market value of which is at least $5 million, until such time as Reorganized
ORBIMAGE becomes eligible to file a registration statement on Form S-3. Within 30 days after Reorganized ORBIMAGE becomes eligible to file a registration statement on Form S-3, Reorganized
ORBIMAGE will file a "shelf" registration statement on Form S-3 under the Securities Act, to register Registrable Securities still held by Beneficiaries and not previously registered under the Securities Act. Reorganized ORBIMAGE must then use its reasonable best efforts to have the Form
S-3 declared effective as soon as is practicable.
Registration Rights Beneficiaries (including those that are Registration Rights Beneficiaries pursuant to clause (f) of the above definition of Registration
Rights Beneficiaries) will also have "piggyback" rights to sell shares under any other registration statement filed by Reorganized ORBIMAGE
(subject to customary exceptions). This summary of the terms of the Registration Rights Agreement is qualified in its entirety by reference to the terms and conditions of the Registration Rights Agreement, which will be filed with the Bankruptcy Court as part of the Plan Supplement.

In the event a registration statement for such securities does not become effective, then persons deemed to be "underwriters" of Plan securities will be unable to resell such securities in reliance on the exemption from registration of section 1145 of the Bankruptcy Code. In the event that Persons are unable to resell Plan securities in reliance on section
1145, such Persons would be permitted to resell only in conformity with the Securities Act and comparable registration requirements under local law, if at all. In the event the New Common Stock is not registered under the Exchange Act or the Debtor fails or is unable to list the New Common
Stock, there may be substantial impact on the value of the New Common Stock.

There has been no prior market for the New
Common Stock, and there can be no assurance that a market for the New Common Stock will develop or be sustained after the Effective Date. In the event the New Common Stock is not registered or accepted for listing on the NASDAQ National
Market, a national securities exchange of other national trading market, a recognized trading market for such securities may not develop and, consequently, the liquidity and stock price of the New Common Stock in the secondary market may be adversely affected. An investor may find it more difficult to dispose of, or obtain accurate quotations as to the market value of the New Common Stock.
In the absence of an active trading market, purchasers of the New Common Stock may experience substantial difficulty in selling their securities.

To be listed on the NASDAQ National
Market, a national securities exchange or other national trading market after the Effective Date, the Debtor must satisfy certain initial criteria; to continue such listing the Debtor must also satisfy certain maintenance criteria. The failure to meet these initial and maintenance criteria may result in the New Common Stock not being eligible for quotations on the NASDAQ National Market, a national securities exchange or other national trading market and trading, if any, of the New
Common Stock may thereafter be conducted over-the-counter on the OTC Bulletin Board, a NASD sponsored and operated inter-dealer automated quotation system for equity securities not included in a national securities exchange system introduced as an alternative to "pink sheet" trading of over-the-counter securities. If the Debtor's securities are not eligible for quotation on the OTC Bulletin Board, the securities may trade only in the "pink sheets" or may not trade in any regularized way. Whether or not the New Common Stock is listed on the NASDAQ National Market, a national securities exchange or other national trading market or quoted on the OTC Bulletin Board or in the "pink sheets," the Debtor expects that in order for a trading market to develop, and in order for trading to occur, market makers will be required to trade the New Common
Stock. To date, the Debtor has not had any preliminary discussions or understandings with any potential market makers regarding the participation of such market makers in the future trading market, if any, for the New Common Stock.

If a market for the New Common Stock does develop, the trading price of the New Common
Stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of business innovations by Reorganized ORBIMAGE or its competitors, general conditions in the satellite imagery industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance.

6.18.	Miscellaneous Provisions of the
Plan

Vesting of Assets. Except as otherwise set forth in the Plan, on the Effective Date, all assets and property of the Debtor's estate shall vest in Reorganized ORBIMAGE free and clear of all liens, claims, encumbrances and interests. As of the Effective Date, Reorganized ORBIMAGE may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

Causes of Action. On the Effective Date, all rights and causes of action, including the Retained Actions, shall be vested in Reorganized
ORBIMAGE, other than those released pursuant to the Settlement Agreement or otherwise, will remain assets of Reorganized ORBIMAGE and may be pursued.

Discharge.  Section 1141 of the Bankruptcy
Code and the Plan provide that, except as otherwise provided in the Confirmation Order, upon the Effective Date, the Debtor shall be discharged and released from any further liability for all claims that arose prior to entry of the Confirmation Order.
Upon entry of the Confirmation Order, any holder of a discharged claim or equity interest shall be precluded from asserting against the Debtor, Reorganized ORBIMAGE, or any of their assets or properties, any other or further claim or equity interest based on any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before entry of the Confirmation Order by the Bankruptcy Court.

Exculpation. The Plan provides that, to the extent permitted by law, none of the Debtor, Reorganized ORBIMAGE, and the Creditors
Committee, and each any of their respective members, officers, directors, employees, agents, representatives, and professionals who served in such capacity on or after the Commencement Date shall have nor incur any liability to any person for any act taken or omitted to be taken in connection with, or related to, the formulation, preparation, dissemination, implementation, administration, confirmation, or completion of the Plan, this Disclosure Statement, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, or any act taken or omitted to be taken in connection with the restructuring of the Debtor.

Injunctions. Except as otherwise expressly provided in the Plan, on and after the Effective
Date, all Persons and entities shall be permanently enjoined from commencing or continuing in any manner, any suit, action, or other proceeding, on account, or in respect, of any claim, obligation, debt, right, action, cause of action, remedy, or liability released pursuant to the Plan.

Limited Releases by the Debtor. Pursuant to the Plan, except as otherwise provided in the Plan, the Confirmation Order, or any Related
Document, for good and valuable consideration, including, but not limited to, the services of the Debtor's officers and directors to facilitate the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, each of the officers, directors, employees, agents, representatives, and professionals of the Debtor who served in such capacity on or after the Commencement Date, is released by the Debtor and Reorganized
ORBIMAGE from all actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, which have occurred or which hereafter may occur, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, existing as of the Effective Date or thereafter arising, that the Debtor or Reorganized
ORBIMAGE would have been legally entitled to assert in its own right (whether individually or collectively) or that any holder of a claim or equity interest or other person or entity would have been legally entitled to assert on behalf of the Debtor or its estate, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective
Date.

On the Effective Date, for good and valuable consideration including, but not limited to, the services of the Creditors Committee, its members and professionals to facilitate the expeditious reorganization of the Debtor, the Debtor, in its individual capacity and as debtor in possession, and Reorganized ORBIMAGE will be deemed to release, waive and discharge all actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, existing as of the Effective Date or thereafter arising, which have occurred or which hereafter may occur, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, that are based on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor that could have been asserted by or on behalf of the Debtor or its estate or Reorganized
ORBIMAGE, against (i) the Creditors Committee and its members in their capacity as members of the Creditors Committee, (ii) the Indenture Trustee, and/or (iii) their respective officers, directors, employees, attorneys, financial advisors, accountants, and agents.

Third Party Releases of Orbital et al. In accordance with the Settlement Agreement and the Plan, on the Effective Date, in consideration of Orbital's covenants and undertakings in the Settlement Agreement and Orbital's acceptance under the Plan of the New Senior Subordinated
Notes on account of the Orbital Payment, each person or entity that held, now holds or may hold a claim or equity interest in the Debtor, including without limitation, each holder of Old Notes and each holder of Existing Preferred Stock
(collectively, the "Third Party Releasors"), by voting in favor of the Plan or by failing to object to this release provision and obtaining an order from the Bankruptcy Court prior to the Confirmation
Date that this release provision is not applicable to the objector, which order subsequently becomes a Final Order (as defined in the Settlement
Agreement), shall be conclusively deemed to have released and forever discharged each of the Orbital
Releasees in respect of any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, which the Third Party Releasors ever had, now have or hereafter may have by reason of any act, omission, manner, cause, causes or thing whatsoever which have occurred or which hereafter may occur on or before the Release Effective Date, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, and related in any manner to any of ORBIMAGE, the Old Notes, the Existing Preferred
Stock, the Procurement Agreement, or any other agreement, contract, understanding or arrangement, oral or written, between ORBIMAGE and Orbital, including without limitation all claims, allegations, and subject matter that were raised or could have been raised in ORBIMAGE's Complaint in the Adversary Proceeding (collectively, the "Third
Party Released Claims"). The following are excluded from the scope of the releases described in this paragraph: (i) breach by the Orbital Releasees of any obligation arising under the Settlement
Agreement; (ii) breach by the Orbital Releasees of any post-Launch performance obligations pertaining to the OrbView-3 system arising under the Procurement Agreement (as the Procurement
Agreement is modified by the Settlement
Agreement); which first arise after the Release
Effective Date; or (iii) breach by the Orbital
Releasees of any obligations arising under the Sublease (as defined in the Settlement Agreement).
The OrbView-3 Launch (as defined in the
Settlement Agreement) occurred on June 26, 2003.

No release is granted to the Debtor and its managers, officers, directors, employees, agents, attorneys, executors, administrators, heirs, legatees, predecessors, successors and assigns from or with respect to any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, which the Debtor, the Creditors Committee and the Third Party Releasors ever had, now have or hereafter may have by reason of any act, omission, manner, cause, causes or thing whatsoever which have occurred or which hereafter may occur, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, including without limitation any claims for principal, interest or other charges with respect to the Old Notes, provided, however, that nothing in the foregoing sentence shall be construed to limit the releases and covenants set forth above for the benefit of Orbital, each of the Thompsons, Bruce
W. Ferguson, Susan Herlick, Jeffrey V. Pirone,
Leslie C. Seeman, and Elizabeth A. Abdoo or of any executor, administrator, heir, legatee, predecessor, successor or assign of any of the foregoing.

The release described in the immediately preceding paragraph does not release MDA and its officers, directors and other agents or Daniel E.
Friedmann; provided, however, that such shall release shall be construed to release Orbital, each of the Thompsons, Bruce W. Ferguson, Susan Herlick,
Jeffrey V. Pirone, Leslie C. Seeman, and Elizabeth
A. Abdoo, and any other officer, director, or agent of MDA who was or is an employee of Orbital, in their capacity as shareholders, directors, officers or other agents of MDA to the extent that such release does not impair any claim by the Releasors against MDA.

Injunction for Orbital Sciences
Corporation et al. As provided in the Plan, on and after the Effective Date, all Persons shall be permanently enjoined from commencing or continuing in any manner, any suit or other legal action, proceeding or arbitration, (i) against Orbital, each of the Thompsons, Bruce W. Ferguson, Susan
Herlick, Jeffrey V. Pirone, Leslie C. Seeman, and
Elizabeth A. Abdoo, (ii) against any other officer, director, or agent of MDA who was or is an employee of Orbital, in their capacity as shareholders, directors, officers or other agents of MDA, (iii) against any other Orbital Releasee (other than the Debtor and MDA) solely in their capacity as shareholders, officers, directors, or other agents of Orbital and as consistent with this paragraph and the paragraph entitled "Third Party Releases of Orbital et al.," supra, and (iv) against any executor, administrator, heir, legatee, predecessor, successor or assign of any of the foregoing listed in clauses (i), (ii), and (iii) of this paragraph, on account of or in respect of any Released Claim and the Confirmation Order shall so provide.

Voluntary Limited Releases.  On the
Effective Date, (i) each holder of an impaired Claim that votes to accept the Plan and does not withhold its release, and each such holder's respective affiliates, principals, shareholders, employees, agents, representatives, officers, directors, members, partners, limited partners, and professionals and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than the Debtor) that has held, holds or may hold a claim or equity interest in the Debtor or Reorganized ORBIMAGE, as applicable (each, a "Releasing Party"), in consideration for the obligations of the Debtor and Reorganized ORBIMAGE under the Plan and indebtedness under the New Senior Note Indenture, the New Senior Subordinated Note Indenture and the other Related Documents will be deemed to forever release, waive and discharge all actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and damages whatsoever (other than the right to enforce the Debtor's and Reorganized ORBIMAGE's obligations under the Plan, the Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under the Plan), asserted or unasserted, in law or in equity, which have occurred or which hereafter may occur, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, existing as of the Effective Date or thereafter arising, that any such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of another, and are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way related to the Debtor, the Reorganization Case, the Plan or the Disclosure Statement against (i) the Debtor, (ii) the Creditors Committee and its members in their capacity as members of the Creditors Committee,
(iii) the Indenture Trustee and/or (iv) the current and former officers, directors, shareholders, employees, agents, advisors and professionals of the foregoing who served in such capacity on or after the Commencement Date.

Injunctions for Other Parties. Pursuant to the Plan, on and after the Effective Date, all Persons shall be permanently enjoined from commencing or continuing in any manner, any suit or other legal action, proceeding or arbitration, on account, or in respect, of any claim, obligation, debt, right, action, cause of action, remedy, or liability released pursuant to the Plan, and the Confirmation Order shall so provide.

Agreement with Crest Advisors.  In
consideration of certain postconfirmation services to Reorganized ORBIMAGE and as compensation to Crest Advisors for allowing Matthew O'Connell to serve as chief executive officer of Reorganized
ORBIMAGE, the Reorganized Debtor will issue to Crest Advisors $1 million in New Senior
Subordinated Notes.

Record Date.  The Plan provides that the
Record Date for determining the holders of Old
Notes or Existing Preferred Stock who are entitled to receive distributions under the Plan will be September 15, 2003.

Employee Stock Incentive Plan.
Reorganized ORBIMAGE intends to establish an employee equity compensation plan, pursuant to which employees would be given the opportunity to purchase equity of Reorganized ORBIMAGE equal in the aggregate to 12 percent of the equity of Reorganized ORBIMAGE as of the Effective Date.
The Debtor's current board of directors intends to approve and adopt the employee stock incentive plan, in the form attached to the Plan Supplement, as of the Effective Date. Specific awards under the Employee Stock Incentive Plan will be made by the board of directors of Reorganized ORBIMAGE.

Retention of Jurisdiction.  The Bankruptcy
Court shall have exclusive jurisdiction of all matters arising out of and related to, the Reorganization
Case and the Plan pursuant to, and for the purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code, and for, among other things, the following purposes:

1.	To hear and determine applications for the
assumption or rejection of executory contracts or unexpired leases, pending on the Confirmation
Date, and the allowance of claims resulting therefrom;

2.	To determine any other applications, adversary
proceedings, and contested matters pending on the Effective Date;

3.	To ensure that distributions to holders of allowed
claims are accomplished as provided herein;

4.	To resolve disputes as to the ownership of any
claim or equity interest;

5.	To hear and determine timely objections to
Administrative Expense Claims, claims, and equity interests;

6.	To enter and implement such orders as may be
appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

7.	To issue such orders in aid of execution of the Plan,
to the extent authorized by section 1142 of the Bankruptcy Code;

8.	To consider any modifications of the Plan, to cure
any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation
Order;

9.	To resolve disputes concerning the nondebtor
releases, exculpations, and injunctions contained in the Plan;

10.	To hear and determine all applications for
compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

11.	To hear and determine disputes arising in
connection with the interpretation, implementation, or enforcement of the Plan and the Related
Documents;

12.	To hear and determine any issue for which the Plan
or any Related Document requires an order of the Bankruptcy Court;

13.	To hear and determine matters concerning state,
local, and federal taxes in accordance with sections
346, 505, and 1146 of the Bankruptcy Code;

14.	To hear and determine any matters arising under or
related to section 1145 of the Bankruptcy Code;

15.	To hear and determine any matters in connection
with the Settlement Agreement;

16.	To hear and determine any matters in connection
with the MDA Settlement Agreement or that arose prior to the Effective Date in connection with the RadarSat-2 License;

17.	To hear any other matter not inconsistent with the
Bankruptcy Code; and

18.	To enter a final decree closing the Reorganization
Case.

Payment of Indenture Trustee Fees.  The
fair and reasonable expenses of the Indenture
Trustee and its professionals under the Old Note
Indentures will be paid by the Debtors pursuant to the Confirmation Order on the Effective Date in full and in Cash and in a manner consistent with the provisions of the Old Note Indentures without the need for the Indenture Trustee to file an application for allowance. Upon payment of the fees and expenses of the Indenture Trustee and its professionals, the Indenture Trustee will be deemed to have released its liens securing payment of its fees and expenses for all fees and expenses payable through the Effective Date.

Severability; Contingency. In the event the Bankruptcy Court determines, prior to the Confirmation Date, that any provision of the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such claims or equity interests as to which such provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision, subject to ORBIMAGE's right to withdraw the Plan, shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

ARTICLE VII

BOARD OF DIRECTORS AND
MANAGEMENT
OF REORGANIZED ORBIMAGE

Directors and Executive Officers of ORBIMAGE
The following table lists the directors and executive officers of the Debtor as of the date of this Disclosure Statement.

Name
Age
Position
Matthew M. O'Connell
50
Chief Executive Officer, Director
Armand D. Mancini
45
Executive Vice President, Chief Financial Officer
James A. Abrahamson
70
President, Chairman of the Board, Director
William W. Sprague
45
Director
Timothy J. Puckorius
43
Senior Vice President, Marketing and Sales

Matthew M. O'Connell has served as Chief
Executive Officer and a member of the Board since
October, 2001.  Mr. O'Connell is also the General
Counsel of Crest Communications Holdings LLC, a private investment firm that invests in media and communications companies. Crest
Communications Holdings LLC holds Existing
Preferred Stock and will be party to the Registration
Rights Agreement.  Prior to joining Crest, Mr.
O'Connell was Senior Vice President, Legal and
Business Affairs for Sony Worldwide Networks, a division of Sony Corporation specializing in radio syndication. Prior to Sony, Mr. O'Connell served as Senior Vice President and General Counsel of
Osborn Communications Corporation, a publicly traded radio and television station operator and was the Assistant General Counsel at Cablevision
Systems Corporation, where he was responsible for acquisitions and finance.

Armand D. Mancini was appointed as
Executive Vice President in October, 2001. He has been Chief Financial Officer since 1999. He was a cofounder of the Debtor and had been the Vice
President of Finance since October 1994. From
September 1991 to September 1994, Mr. Mancini held various management positions at Orbital, including Vice President of Finance for Orbital's
Communications and Information Systems Group and Space Systems Division. Before that, Mr.
Mancini held various senior manager positions with various defense contractors who provide training and classified weapons systems to the U.S.
Government.

General (Ret.) James A. Abrahamson has
been a member of the Board since April 1998.
General Abrahamson currently serves as Chairman and Chief Executive Officer of StratCom, LLC and
Air Safety Consultants. From 1992 to 1995, he served as Chairman of Oracle Corporation. He served as Executive Vice President for Corporate
Development for Hughes Aircraft Company from
October 1989 to April 1992 and President of the
Transportation Sector for Hughes Aircraft Company from April 1992 to September 1992. General
Abrahamson directed the Strategic Defense
Initiative from April 1984 until he retired from the Air Force in January 1989 at the rank of Lieutenant
General. General Abrahamson is also a director of Western Digital Corporation and Stratesec
Corporation.

William W. Sprague has been a member of
the Board since 1997. Mr. Sprague is the founder and President of Crest Communications Holdings
LLC, and its affiliate, Crest Advisors LLC, which are a private investment firm that specializes in media and communications companies. Crest
Communications Holdings LLC holds Existing
Preferred Stock and will be party to the Registration
Rights Agreement.  From 1989 to 1996, Mr.
Sprague served in various positions at Smith
Barney, Inc., including as a Managing Director and head of the Media and Telecommunications Group, as co-head of the Mergers and Acquisitions Group and as a senior member of Smith Barney Inc.'s high yield group. From 1985 to 1989, Mr. Sprague was a Vice President at Kidder Peabody & Co.
Incorporated in the High Yield/Merchant Banking
Group. Mr. Sprague is currently a director of Centennial Communication Inc., Ethan Allen
Interiors Inc., Wave Transnational LLC, One-On-
One Sports, Inc. and Communications Resources,
Inc.

Timothy J. Puckorius was appointed to
Senior Vice President, Marketing and Sales in 2001.
Mr. Puckorius is responsible for the development, implementation and oversight of ORBIMAGE's global expansion, marketing initiatives, sales and business development activities. Prior to joining
ORBIMAGE, Mr. Puckorius was Senior Vice
President for WorldSpace Corporation, a global provider of digital satellite radio and multimedia, and held similar international marketing positions with Space Imaging Inc., Earth Observation
Satellite Company and EarthSat Corporation.  Mr.
Puckorius serves on numerous industry-related boards and advisory committees, including the International Council of The George Washington
University's Elliott School of International Affairs.

Postconfirmation Management.  On the
Effective Date, the Board of Directors of
Reorganized ORBIMAGE would be expanded to 7 members. The current Board, consisting of Matthew M. O'Connell, James A. Abrahamson and
William W. Sprague, shall remain in place until they resign or are replaced by the holders of New
Common Stock of Reorganized ORBIMAGE and they will be joined by four directors selected by the Creditors Committee. These directors will be deemed elected or appointed pursuant to the Confirmation Order, but will not take office and will not be deemed to be elected or appointed until the occurrence of the Effective Date. All of the directors will be subject to re-election by the holders of the New Common Stock at the first annual meeting of stockholders of Reorganized
ORBIMAGE, which Reorganized ORBIMAGE
plans to hold in the first half of 2004.

The principal executive officers of the
Debtor shall continue in office until they resign or are replaced by the post-Effective Date Board of Directors.

ARTICLE VIII

ALTERNATIVES TO THE PLAN

The principal alternatives to confirmation of the Plan are: (i) confirmation of alternative plans submitted by another party in interest; or (ii) liquidation of the Debtor under Chapter 7 of the Bankruptcy Code.

To date, there are no pending alternatives to the Plan.

8.01.	Liquidation as an Alternative

The Debtor believes that a liquidation of the Debtor would not be in the best interests of the Debtor or its creditors and would provide certain holders of claims with little or no return. As the liquidation analysis included as Section 9.03 to this Disclosure Statement indicates, a liquidation of the Debtor would result in a substantial excess of liabilities over assets. Liquidation under Chapter 7 of the Bankruptcy Code would require the appointment by the Bankruptcy Court of a trustee having no historical experience with or knowledge of the Debtor's business, records or assets. The additional administrative costs incurred also could be substantial and the Debtor believes that conversion to a Chapter 7 proceeding would have a substantial adverse effect on the Debtor's business.

FOR THE REASONS STATED ABOVE,
ORBIMAGE BELIEVES THAT THE PLAN IS
IN THE BEST INTEREST OF CREDITORS.

8.02.	Best Interests of Unsecured
Creditors and Shareholders

Notwithstanding acceptance of the Plan by creditors, to confirm the Plan the Bankruptcy Court must independently determine that the Plan is in the best interests of all Classes of claims and interests.
This "best interests" test requires that the Bankruptcy Court find that the Plan provides to each member of each impaired Class of claims and interests a recovery which has a present value at least equal to the present value of the distribution which each such Person would receive from the Debtor if the Debtor were instead liquidated under Chapter 7 of the Bankruptcy Code.

ORBIMAGE BELIEVES, AFTER
ANALYZING ITS ALTERNATIVES AND
CONSULTING WITH ITS APPROPRIATE
ADVISORS, THAT THE PLAN IS IN THE
BEST INTERESTS OF ALL CREDITORS.  In
reaching this conclusion, ORBIMAGE has relied on the liquidation analysis prepared by the Debtor with the assistance of Rothschild.

To calculate the amount which members of each impaired Class of claims and interests would receive if the Debtor were to be so liquidated, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the liquidation of the Debtor (the "Liquidation
Fund"). The Liquidation Fund would consist of the proceeds from the disposition of the assets of the Debtor plus the amount of any cash held by the Debtor. The Liquidation Fund would then be reduced by the costs of the liquidation. Such costs would likely include the fees of a trustee, as well as those of counsel and other professionals that might be retained by such trustee; selling expenses; any unpaid expenses incurred by the Debtor during its Reorganization Case (such as fees for attorneys, financial advisors and accountants) which are allowed in the Chapter 7 proceeding; and claims arising by reason of the trustee's rejection of obligations incurred by such Debtor during the pendency of the Reorganization Case. These claims, and such other claims as might arise in the liquidation or result from the current Debtor's
Reorganization Case, would be paid in full out of the Liquidation Fund before the balance of a Liquidation Fund would be made available to pay
Unsecured Claims. The present value of the aggregate hypothetical distributions out of the Liquidation Fund (after subtracting the amounts described above) are then compared with the present value of the property offered to each of the Classes of claims and interests under the Plan to determine if the Plan is in the best interests of each creditor and shareholder.

Based on the foregoing, ORBIMAGE has
concluded that a liquidation of the Debtor would result in reduced aggregate distributions to creditors compared to distributions proposed under the Plan.

ORBIMAGE BELIEVES THAT THE
PLAN PROVIDES THE GREATEST
RECOVERIES TO CREDITORS.  ORBIMAGE
RECOMMENDS THAT YOU VOTE TO
ACCEPT THE PLAN.

ARTICLE IX
REORGANIZATION VALUE

9.01.	Valuation of ORBIMAGE and
Distributions under the Plan

In connection with certain matters relating to the Plan, the Debtor determined that it was necessary to estimate the value of New Common
Stock as of the Effective Date. Accordingly, the Debtor has directed Rothschild to prepare a valuation analysis of the Debtor's business plan and New Common Stock to be issued under the Plan.
Specifically, the valuation was developed for purposes of assisting the Debtor in evaluating (i) the relative recoveries of holders of Allowed Claims and Equity Interests, and (ii) whether the Plan met the "best interests test" under the Bankruptcy Code.

In preparing its analysis, Rothschild has, among other things: (i) reviewed certain recent financial results and operating data of the Debtor;
(ii) discussed with certain senior executives the current operations and prospects of the Debtor; (iii) reviewed certain operating and financial forecasts prepared by the Debtor, including the Projections
(as defined in Section 9.02 "Financial Projections");
(iv) discussed with certain senior executives of the Debtor key assumptions related to the Projections;
(v) prepared discounted cash flow analyses based on the Projections, utilizing various discount rates;
(vi) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating business of the Debtor;
(vii) considered certain economic and industry information relevant to the operating business of the Debtor; and (viii) conducted such other analyses as Rothschild deemed necessary under the circumstances.

Rothschild assumed, without independent
verification, the accuracy, completeness and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtor or its representatives.
Rothschild also assumed that the Projections have been reasonably prepared on a basis reflecting the Debtor's best estimates and judgment as to future operating and financial performance.

The Projections take into consideration the successful launch of OrbView-3 in June 2003, and assume that OrbView-3 will function properly and be in service by January 2004, that the MDA
Settlement Agreement has been approved by the Bankruptcy Court, and that the Reorganized Debtor will achieve certain customer growth and pricing levels for its product offerings. To the extent that these assumed events should fail to occur, such variances may have a material impact on the operating and financial forecast and on the valuation.

Rothschild did not make any independent
evaluation of the Debtor's assets, nor did Rothschild verify any of the information it reviewed. To the extent the valuation is dependent upon the Reorganized Debtor's achievement of the
Projections, the valuation must be considered speculative.

In addition to the foregoing, Rothschild relied upon the following assumptions with respect to the valuation of the Debtor:

	The Effective Date occurs on or about October 31,
2003.

	The pro forma debt levels of ORBIMAGE
estimated as of October 31, 2003 would be $72.7 million of combined New Senior Notes (including an estimate of accrued interest on the Insurance
Loan) and New Senior Subordinated Notes.

	The Debtor will have approximately $12.6 million in Cash as of October 31, 2003. It has been assumed that the initial $10 million payment from MDA as part of the MDA Settlement Agreement will be received by ORBIMAGE by October 2003.

	The Debtor will be able to obtain all future financing to achieve the Projections, should such financing be necessary. Rothschild makes no representations as to whether and on what terms the Debtor will obtain such financing.

	The Debtor will receive amounts due from Orbital per the Settlement Agreement.

	The Debtor will receive amounts due from MDA pursuant to the MDA Settlement Agreement.

	The Debtor will continue to participate in current and future United States government procurements for commercial satellite products and services.

	The Debtor expects that the cancellation of debt income will offset some or all of its pre-Effective
Date net operating losses ("NOLs"). The projections used in the valuation assume that a sufficient portion of the NOLs will be available to the Reorganized Debtor to offset any tax liability during the projection period, although subject to limitations under U.S. federal income tax laws.
There are various elections the Reorganized Debtor potentially could make if they meet certain tests, which could have the effect of reducing the basis of its assets and permitting better use of the NOLs in future years.

	Although the Debtor does not include any business reinvestment in its projections, for purposes of the valuation Rothschild has assumed that the Reorganized Debtor will utilize some portion of excess cash flow (after complying with terms of the New Senior Notes and the New Senior
Subordinated Notes, and Senior Secured Debt, if
any) to reinvest in its businesses. Specifically, Rothschild has assumed that $17.5 million in 2006 and $22.5 million in 2007 will be reinvested in the Reorganized Debtor's businesses.

	General financial and market conditions as of September 12, 2003 will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.

	All necessary government notices are given and licenses, approvals and consents are obtained in connection with the Debtor's business.

	Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.

As a result of such analyses, review,
discussions, considerations and assumptions,
Rothschild presented to the Debtor estimates that the total enterprise value ("TEV") of the Debtor is approximately $140 million to $155 million.
Rothschild reduced such TEV estimates by the estimated pro forma debt levels of the Debtor as of October 31, 2003 (approximately $72.7 million) to calculate the implied reorganized equity value of ORBIMAGE. Rothschild estimates that the
Debtor's total reorganized equity value will range from approximately $67 million to approximately
$82 million or $11.11 to $13.58 per share of New
Common Stock before exercise of new options issued pursuant to the Employee Stock Incentive
Plan and exercise of Warrants issued to holders of Existing Preferred Stock. These estimated ranges of values represent a hypothetical value that reflects the estimated intrinsic value of the Debtor derived through the application of valuation methodologies.
The equity value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value. Such trading value may be materially different from the implied equity value ranges associated with Rothschild's valuation analysis. Rothschild's estimate is based on economic, market, financial and other conditions as they exist on, and on the information made available as of, the date of this Disclosure
Statement. It should be understood that, although subsequent developments may affect Rothschild's conclusions, after the confirmation hearing on the Plan, Rothschild does not have any obligation to update, revise or reaffirm its estimate.

The summary set forth above does not
purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that the Reorganized Debtor will continue as the owner and operator of its businesses and assets. Depending on the results of the Debtor's operations or changes in the financial markets, Rothschild's valuation analysis as of the Effective Date may differ from that disclosed herein.

In addition, the valuation of newly issued securities, such as the New Common Stock, is subject to additional uncertainties and contingencies, all of which are difficult to predict.
Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the implied equity value estimated by Rothschild does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.

THE FOREGOING VALUATION IS
BASED UPON A NUMBER OF ESTIMATES
AND ASSUMPTIONS WHICH ARE
INHERENTLY SUBJECT TO SIGNIFICANT
UNCERTAINTIES AND CONTINGENCIES
BEYOND THE CONTROL OF THE DEBTOR OR
THE REORGANIZED DEBTOR.
ACCORDINGLY, THERE CAN BE NO
ASSURANCE THAT THE RANGES
REFLECTED IN THE VALUATION WOULD BE
REALIZED IF THE PLAN WERE TO BECOME
EFFECTIVE, AND ACTUAL RESULTS COULD
VARY MATERIALLY FROM THOSE SHOWN
HERE.

9.02.	Financial Projections

The Debtor's management analyzed the
ability of the Debtor to meet its obligations upon consummation of such restructuring with sufficient liquidity and capital resources to conduct its businesses. The Debtor's management also has developed the Debtor's business plan and prepared certain projections of the Debtor's operating profit, free cash flow and certain other items for the fiscal years 2003 through 2007 (the "Projection Period").
Such projections summarized below are based upon assumptions and have been adjusted to reflect the restructuring, including the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the "Projections").

THE DEBTOR DOES NOT, AS A
MATTER OF COURSE, PUBLISH ITS
BUSINESS PLANS, BUDGETS OR
STRATEGIES OR MAKE EXTERNAL
PROJECTIONS OR FORECASTS OF ITS
ANTICIPATED FINANCIAL POSITIONS OR
RESULTS OF OPERATIONS.  ACCORDINGLY,
THE DEBTOR DOES NOT ANTICIPATE THAT
IT WILL, AND DISCLAIMS ANY OBLIGATION
TO, FURNISH UPDATED BUSINESS PLANS,
BUDGETS OR PROJECTIONS TO
STOCKHOLDERS PRIOR TO THE EFFECTIVE
DATE OF ANY IN-COURT RESTRUCTURING
OR TO INCLUDE SUCH INFORMATION IN
DOCUMENTS REQUIRED TO BE FILED WITH
THE SEC OR OTHERWISE MAKE SUCH
INFORMATION PUBLICLY AVAILABLE.

The following forecast was not prepared
with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forecasts.
PricewaterhouseCoopers LLP, the independent auditor of the Debtor, has not audited, reviewed, compiled or otherwise applied procedures to the forecast and, consequently, does not express an opinion or any other form of assurance with respect to the forecast. The Debtor believes, however, that the forecast data are measured on a basis consistent with generally accepted accounting principles
("GAAP") as applied to the Debtor's historical financial statements.

(a)	Principal Assumptions for the
Projections

The Projections are based on, and assume the successful implementation of, the Debtor's business plan and the restructuring. Both the business plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtor, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Debtor.
Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Debtor or the Reorganized Debtor to achieve the projected results of operations. See Article XII ("Certain Factors to be Considered").

Although the Debtor believes that the
assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, Holders of claims and Equity Interests entitled to vote on the Plan must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections.
See Article XII ("Certain Factors to be
Considered").

Additional information relating to the
principal assumptions used in preparing the Projections is set forth below:

(i)	Revenues
Revenues are generated from the collection, processing and distribution of digital imagery of the Earth's surface (land and oceans), and derived image production and processing services provided by ORBIMAGE to its customers. In many circumstances, the Debtor will enter into a contract with a customer to provide a certain level of imagery.

The Projections assume that the Bankruptcy
Court has approved the MDA Settlement
Agreement; therefore, the Projections do not include any revenues associated with RadarSat-2.

(ii)	Cost of Operating Revenues

Cost of operating revenues consists
primarily of costs associated with operating
ORBIMAGE's ground stations and image
processing facilities.

(iii)	Selling, General and Administrative
Expenses

Selling, general and administrative expenses consists of sales, marketing, general business and administrative expenses.

(iv)	Interest and Dividend Expenses

The Projections reflect the elimination of interest and dividends related to the Old Notes and the Existing Preferred Stock. The Projections also include the interest, whether it be pay-in-kind or cash, related to the New Senior Notes and the New
Senior Subordinated Notes.

(v)	Capital Expenditures

Capital expenditures are based on a
successful checkout of OrbView-3 which would require certain milestone and post-launch incentive payments to Orbital over the first five years of OrbView-3's operations. As discussed more fully in the assumptions outlined in Section 9.01, for purposes of determining total enterprise value, Rothschild has assumed that in 2006 and 2007 the Reorganized Debtor would utilize certain of its excess cash generated from operations and after servicing its debt to fund re-investment in its businesses so that the Reorganized Debtor can continue as a going concern. This reinvestment could take the form of a Reorganized Debtor-financed next generation satellite or some combination of initiatives designed to increase the enterprise value of Reorganized Debtor. Other initiatives might include the acquisition of synergistic businesses and/or the development of a partnership through which the cost of a next generation satellite would be shared. The senior management and the Board of Directors of Reorganized Debtor will determine at the appropriate time in the future how to and/or whether to invest the excess operating cash flow after servicing the debt.

(vi)	Working Capital

Accounts receivables and accounts payable levels are projected according to historical relationships with respect to purchase and sales volumes and according to the terms of certain contracts that the Debtor has with its customers.

(vii)	Fresh-Start Reporting

The American Institute of Certified Public
Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization
Under the Bankruptcy Code (the "Reorganization
SOP"). Because the Debtor has commenced the Chapter 11 case, the Projections have been prepared generally in accordance with the "fresh-start" reporting principles set forth in the Reorganization
SOP, giving effect thereto as of October 31, 2003.
The principal effects of the application of these fresh-start principles are summarized below:
For purposes of the Projections, it has been assumed the leveraged net equity balance as of the Effective
Date is approximately $74.8 million.
The foregoing assumptions and resulting
computations were made solely for purposes of preparing the Projections. Upon emergence from a chapter 11 case, the Debtor would be required to determine the amount by which its reorganization value as of the Effective Date exceeds, or is less than, the fair value of its assets as of the Effective
Date. Such determination would be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the valuation of the Debtor's value. In any event, such valuations, as well as the determination of the fair value of the Debtor's assets and the determination of its actual liabilities, would be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

(b)	Projections

The projected consolidated financial
statements of ORBIMAGE set forth below have been prepared based on the assumption that the Effective Date would occur on or about October 31, 2003. Although the Debtor would seek to cause the Effective Date to occur as soon as practicable, there would be no assurance as to when the Effective
Date actually would occur. The projected consolidated balance sheets as of October 31, 2003
(the "Projected Consolidated Opening and Closing
Balance Sheet") for the Reorganized Debtor set forth below present: (a) the projected consolidated financial position required to reflect confirmation and the consummation of the transactions contemplated by the Plan (collectively, the "Balance Sheet Adjustments"); and (b) the projected consolidated financial position of
ORBIMAGE after giving effect to the Balance
Sheet Adjustments, as of the month ending October
31, 2003. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Projected Consolidated Opening and Closing
Balance Sheet.

The consolidated balance sheets for
ORBIMAGE as of the end of fiscal years 2003 through 2007 set forth on the following pages present the projected consolidated position of ORBIMAGE after giving effect to confirmation and the consummation of the transactions contemplated by the Plan, as of the end of each fiscal year in the Projection Period.

The consolidated income statements for
ORBIMAGE set forth below present the projected consolidated results of operations for each fiscal year included in the Projection Period.

((graph 1))





((graph 2))





((graph 3))





((graph 4))

9.03.	Liquidation Analysis

The liquidation analysis set forth below is based on the Debtor's unaudited projected balance sheet as of October 31, 2003 (the "Liquidation
Analysis"). Management of the Debtor does not believe that more historical information or projected information would vary significantly. However, this analysis is subject to any changes due to the Debtor's continued operation.

A plan of reorganization cannot be
confirmed unless the Court finds that the plan is in the "best interests" of Holders of claims against, and Equity Interests in, the debtor subject to such plan. The "best interests" test is satisfied if a plan provides to each dissenting or non-voting member of each impaired Class a recovery that is not less than the recovery such member would receive if all the debtor's assets were sold and the debtor were liquidated in a hypothetical case under Chapter 7 of the Bankruptcy Code by a Chapter 7 Trustee. The
Debtor believes that the Holders of impaired
Allowed Claims and Equity Interests will receive under the Plan not less than they would under a Chapter 7 liquidation.

The following Liquidation Analysis of the Debtor is an estimate of the proceeds that may be generated as a result of a hypothetical Chapter 7 liquidation of the Debtor's assets commencing on October 31, 2003. Underlying the Liquidation
Analysis are a number of estimates and assumptions that, although considered reasonable by the Debtor, are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtor or a Chapter 7 trustee. Therefore, there can be no assurances that the assumptions and estimates employed in determining the liquidation values of the Debtor's assets would result in an accurate estimate of the proceeds that would be realized were the Debtor to undergo an actual liquidation.
Therefore, the Liquidation Analysis is not necessarily indicative of the values that may be realized in an actual liquidation and could vary materially from the estimates provided herein.

The Chapter 7 liquidation period is assumed to take six months following the appointment of a Chapter 7 trustee. While certain assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a longer liquidation period.

The Liquidation Analysis assumes that there are either no cure costs related to assumed executory contracts or unexpired leases or that such cure costs would have offsets. To the extent that such cure costs would need to be paid, the recoveries shown in this Liquidation Analysis would be lower.

Additional information concerning the
assumptions underlying the Liquidation Analysis is as follows:

A.	Cash and Cash Equivalents

ORBIMAGE's estimated cash balance as of
October 31, 2003 is $12.6 million. In a liquidation scenario, the estimated recovery is 100 percent.

B.	Accounts Receivable

Accounts receivable is comprised primarily of amounts owed to the Company by its customers and unbilled amounts to regional distributors in relation to certain ground stations. The net accounts receivable balance estimated as of October 31, 2003 is $8.5 million, including $2 million related to the MDA Settlement Agreement. An estimated recovery percentage has been assigned to each aging "bucket" for receivables other than those related to the MDA Settlement Agreement. The value of receivables related to the MDA Settlement
Agreement has been estimated based on the present value of the payments expected to be received. The weighted average recovery range for net accounts receivable is 69 percent to 88 percent.

C.	Property Plant & Equipment

Estimated recovery from the liquidation of Property Plant & Equipment is based on a recovery percentage of 5 percent to 10 percent for Office
Equipment and Furniture. No value has been ascribed to Ground Stations and related costs as it has been assumed that any value for such assets would be captured in the disposition of OrbView-2 and OrbView-3, as discussed below in paragraph D of this Section ("Satellites and Related Rights").
Lastly, no value has been assumed for the liquidation of ORBIMAGE's Leasehold
Improvements.

D.	Satellites and Related Rights

For purposes of the Liquidation Analysis, it has been assumed that ORBIMAGE's three main revenue generating present and/or prospective assets - its production facility in St. Louis, Missouri, OrbView-2 and OrbView-3 (assuming value based on a successful checkout) - would be sold during the six month liquidation period. The value estimated to be received for each is based on a discounted cash flow methodology. The values suggested by the discounted cash flow valuation methodology were then further discounted to reflect the likely distressed nature of the disposition of these assets.

Though there may exist restrictions on
ORBIMAGE's ability to transfer the rights and/or title to OrbView-3, it has been assumed that the Bankruptcy Code would override any such restriction pursuant to Section 365(f).

E.	Deferred financing charges

These charges relate to certain costs incurred upon the issuance of the Old Notes. The amount on the balance sheet is the unamortized portion of these charges as of October 31, 2003. No recovery is anticipated from these charges.

F.	Goodwill

Goodwill pertains to certain acquisitions made by ORBIMAGE in the past and represents the excess that ORBIMAGE paid over the book value of the acquired assets. This excess is amortized over a certain period of time, and the amount on the balance sheet is the unamortized portion of goodwill as of October 31, 2003. No recovery is anticipated from goodwill.

G.	Litigation, Avoidance and Other Actions
and Potential Recoveries

The range of recoveries from various
potential litigation, including avoidance and other actions, has not been quantified by the Company.

Avoidance action and other litigation
recoveries, if any, are estimated to be similar in a Chapter 7 or a Chapter 11 process.

The Analysis assumes that during the
liquidation period the Debtor would receive payments from Orbital called for under the Settlement Agreement relating to OrbView-3 checkout delays. These payments are assumed to total $0.5 million.

H.	Liquidation/Winddown Costs

The costs to shut down operations and other winddown, severance and miscellaneous associated with a liquidation of the entire operating and administrative functions were estimated based on discussions with the Debtor.

The following assumptions were made to
complete the six-month wind down analysis:

Operations - Expenses related to the wind down of operations were calculated taking the average monthly operating expenses for the fourth quarter of 2003 based on the Business Plan. It was then assumed that ORBIMAGE would incur 75 percent of this average monthly cost for the first three months and 50 percent for the last three months of the liquidation process.

Administration - Expenses related to the wind down of ORBIMAGE's administrative functions were calculated taking the average monthly selling, general and administrative expenses for the fourth quarter of 2003 based on the Projections. It was then assumed that ORBIMAGE would incur 75 percent of this average monthly cost for the first three months and 50 percent for the last three months of the liquidation process.

Severance - The Analysis assumes that
ORBIMAGE will need to entice employees to remain during the liquidation process.
ORBIMAGE has estimated that the cost to keep the requisite employees at ORBIMAGE is equal to the remaining incremental Phase 2 retention bonuses
(and any Incremental Severance) due under ORBIMAGE's current key employee retention program.

Miscellaneous - The Analysis assumes $500,000 of miscellaneous costs would be incurred as part of the wind down.

Chapter 7 Professional Fees - The Analysis includes an assumption on the cost of professionals to assist ORBIMAGE in its wind down. The
Analysis includes fees for counsel ($75,000 per month for the first three months and $50,000 for the last three months), accountants/tax advisors
($25,000 per month for six months) and
auctioneers/financial advisors (0.5 percent of net proceeds on asset sales).

Chapter 7 trustee fees - estimated at 3 percent of net distributable proceeds.


((graph 5))



ARTICLE X

VOTING REQUIREMENTS, ACCEPTANCE
AND CONFIRMATION OF THE PLAN

The Bankruptcy Code requires that, to
confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and the Debtor, including that (A) the Plan has classified claims and interests in a permissible manner, (B) the Plan complies with applicable provisions of the Bankruptcy Code, (C) ORBIMAGE has complied with applicable provisions of the Bankruptcy Code,
(D) ORBIMAGE has proposed the Plan in good faith and not by any means forbidden by law, and
(E) the disclosure required to be made by section
1125 of the Bankruptcy Code has in fact been made.
ORBIMAGE believes that all of these conditions will have been met by the date of the Confirmation
Hearing and will seek rulings of the Bankruptcy
Court to such effect at the Confirmation Hearing.

The Bankruptcy Code also requires that the Plan be accepted by the requisite votes of creditors
(except to the extent that "cramdown" is available under section 1129(b) of the Bankruptcy Code) and that the Plan be in the "best interests" of all holders of claims or interests in an impaired Class (that is, that creditors and equity security holders will receive at least as much pursuant to the Plan as they would receive or retain in a Chapter 7 liquidation).
To confirm the Plan, the Bankruptcy Court must find that all of these conditions are met. Thus, even if the creditors accept the Plan by the requisite votes, the Bankruptcy Court must make independent findings respecting whether the Plan is in the best interests of the creditors before it may confirm the Plan. The voting requirements and statutory conditions to confirmation are discussed below.

10.01.	Parties In Interest Entitled to
Vote

Pursuant to the Bankruptcy Code, only
Classes of claims and interests that are "impaired"
(as defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A Class is impaired if the legal, equitable or contractual rights to which the claims or interests of that Class entitle the holders of such claims or interests are modified, other than by curing defaults and reinstating the debt. Classes of claims and interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of claims and interests that receive no distribution under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan. Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a claim for the purpose of voting on the Plan. The Debtor may seek an order of the Bankruptcy Court temporarily allowing, for voting purposes only, certain disputed claims.

Classes 1 through 4 are unimpaired under the Plan, and, therefore, are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code and they do not have a right to vote on the Plan.

Class 5 and Class 6 are impaired under the Plan. Each impaired holder of an allowed claim or interest in Class 5 or Class 6 shall be entitled to vote to accept or reject the Plan; provided, however, that if Class 6 does not vote to accept the Plan, the holders of interests in Class 6 shall receive or retain no property under the Plan on account of such interests.

Class 7 will receive no distribution and retain no property under the Plan and is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is therefore not entitled to vote on the Plan.

The Debtor is seeking confirmation pursuant to section 1129(b) of the Bankruptcy Code. All other Classes of claims and interests that do not appear on the foregoing list are unimpaired under the Plan, are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.
Acceptances of the Plan are being solicited only from those holders of claims or interests in an impaired Class that will receive distributions under the Plan.

The Record Date for voting purposes is
September 15, 2003. Entities holding claims transferred after such date will not be permitted to vote to accept or reject the Plan.

10.02.	Voting Procedures and
Requirements

Voting on the Plan by each holder of an
impaired claim or interest entitled to vote on the Plan is important. Please follow the directions contained in the Voting Procedures Order and on the enclosed ballot carefully. Facsimile ballots will not be accepted. To be counted, your ballot must be received by Latham & Watkins LLP BY NO
LATER THAN 5:00 P.M., EASTERN
DAYLIGHT TIME, ON OCTOBER 17, 2003,
unless otherwise provided in the Voting Procedures
Order. ORBIMAGE believes it is of the utmost importance that you vote promptly to accept the Plan.

If you are a beneficial holder of a debt of the Debtor (i.e., if you own notes registered in your broker's name), you should complete your Ballot consistent with (i) the voting instructions received with your Ballot, (ii) the instructions, if any, of your bank, brokerage firm or other institution in whose name your debt is held, and (iii) the Voting
Procedures Order. Except as otherwise instructed, you should return your Ballots to Latham &
Watkins LLP.

If you have any questions about the
procedure for voting, or if you did not receive a Ballot or voting instructions, received a damaged
Ballot or lost your Ballot or voting instructions, please contact the following:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200
attn: Timothy A. Solomon

10.03.	Acceptance of the Plan

As a condition to confirmation, the
Bankruptcy Code requires that each Class of impaired claims or interests vote to accept the Plan, except under certain circumstances. A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations. Holders of claims who failed to vote are not counted as either accepting or rejecting a plan.

In addition to this voting requirement,
section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interest of each holder of a claim or interest in such class. In addition, if an impaired class votes to accept the plan, the plan may be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in section 1129(b) of the Bankruptcy Code discussed below.

10.04.	Best Interests Test

Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a claim or interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if each impaired Class does not unanimously accept the Plan, the "best interests" test requires the Bankruptcy Court to find that the Plan provides to each member who has not voted to accept the Plan a recovery on account of such Class member's claim or interest that has a value, as of the Effective Date, at least equal to the value of the distribution that such member would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date. For the reasons discussed in detail in
Section 8.02 ("Best Interests Of Unsecured
Creditors And Shareholders"), supra, ORBIMAGE believes that the Plan satisfies the best interests test with respect to all impaired classes.

10.05.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that the Debtor be able to perform its obligations under the Plan and that confirmation not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor (unless such liquidation or reorganization is proposed in the
Plan). The Plan will be considered feasible under the Bankruptcy Code if its confirmation is not likely to be followed by the liquidation of Reorganized
ORBIMAGE or the need for further financial reorganization of the Debtor, except as provided in the Plan. The Debtor has analyzed its ability to concurrently meet its obligations under the Plan and carry on its operations.

Assuming satisfaction of the conditions
precedent to the effectiveness of the Plan, the Debtor does not anticipate difficulty in performing obligations under the Plan. Pursuant to the Plan, all claims against the Debtor shall be discharged and released in full on the Effective Date, and all creditors shall be precluded from asserting against the Debtor and its assets any other or further claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. On the Effective Date of the Plan, all rights of holders of claims or interests of all Classes under the Plan shall be limited solely to the right to receive the distributions set forth in the Plan, and the holders of such claims or interests shall have no further rights against the Debtor by virtue of such claim. Feasibility of the Plan is enhanced by the fact that a substantial portion of the Debtor's indebtedness will be converted to equity on the Effective Date.

ORBIMAGE has analyzed the sources and
uses of funds in respect of its performance of the terms of the Plan. Moreover, ORBIMAGE has analyzed its ability to meet from ongoing operations the debt service requirements of the New Senior
Notes, the New Senior Subordinated Notes and other cash distributions required under the Plan.
ORBIMAGE believes that it will be able to make all payments required under the Plan.

10.06.	Confirmation Without Acceptance
of All Impaired Classes

The Bankruptcy Code contains provisions
for confirmation of the Plan even if the Plan is not acceptable by all impaired Classes, as long as at least one impaired Class of claims has accepted it.
These so-called "cramdown" provisions are set forth in section 1129 of the Bankruptcy Code. A plan may be confirmed under the cramdown provisions if, in addition to satisfying all other requirements of section 1129(a) of the Bankruptcy
Code, it (a) "does not discriminate unfairly" and (b) is "fair and equitable," with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. As used by the Bankruptcy
Code, the phrases "discriminate unfairly" and "fair and equitable" have specific meanings unique to bankruptcy law.

In general, the cramdown standard requires that a dissenting class receive full compensation for its allowed claims or interests before any junior class receives any distribution. More specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed if: (1) with respect to a class of unsecured claims, either (a) each impaired unsecured creditor in such class must receive property of a value equal to the amount of its allowed claim, or (b) the holders of claims and interests that are junior to the claims of the dissenting class may not receive any property under the plan; or (2) with respect to a class of interests, either (a) each holder of an interest of such class must receive or retain on account of such interest property of a value, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest, or (b) the holder of any interest that is junior to the interest of such class may not receive or retain any property on account of such junior interest.

The requirement that a plan not
"discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.
The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting unsecured class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims or interests. With respect to a dissenting class of secured claims, the "fair and equitable" standard requires, among other things, that holders of such secured claims either (1) retain their liens and receive deferred cash payments with a value as of the plan's effective date equal to the value of their interests in property of the estate or
(2) otherwise receive the indubitable equivalent of these secured claims. The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100 percent of its allowed claims. ORBIMAGE believes that the Plan complies with the "fair and equitable" standard and the absolute priority rule.

10.07.	Compliance With the Applicable
Provisions of the Bankruptcy Code

Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. During the course of negotiations among ORBIMAGE, its creditor constituencies and their representatives, various legal issues, including claim classification and treatment issues, were raised. ORBIMAGE has carefully considered each of these issues in the development and formulation of the Plan and believes that the Plan complies with all applicable provisions of the Bankruptcy Code.

10.08.	Confirmation Hearing

The Bankruptcy Code requires the
Bankruptcy Court, after notice, to conduct a hearing regarding whether the Plan meets the confirmation requirements of section 1129 of the Bankruptcy
Code. The Confirmation Hearing has been scheduled for October 24, 2003 at the time set forth in the accompanying Voting Procedures Order, before the Honorable Robert G. Mayer, United
States Bankruptcy Judge at the United States
Bankruptcy Court for the Eastern District of
Virginia, which is located 200 South Washington
Street, Alexandria, Virginia.  The Confirmation
Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement at the Confirmation Hearing of the date to which the Confirmation Hearing has been adjourned.

ARTICLE XI

FEDERAL TAX CONSEQUENCES

The following discussion of federal income tax consequences is based on the Internal Revenue
Code (the "IRC"), the Treasury Regulations promulgated and proposed thereunder (the
"Regulations"), judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service (the "Service") as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated in the future could alter or modify the analyses and conclusions set forth below. Any such changes or interpretations may be retroactive, and could significantly affect the federal income tax consequences discussed below.

There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought nor will any counsel provide a legal opinion as to any of the expected tax consequences set forth below.

11.01.	Federal Income Tax Consequences
to the Debtor

Reduction of Debtor's Indebtedness Under Plan.
The principal amount of the Debtor's aggregate outstanding indebtedness will be reduced under the Plan. The Debtor will realize cancellation of indebtedness income "COI" equal to the difference between the principal amount and accrued interest thereon (as determined for federal income tax purposes) of the indebtedness exchanged or discharged pursuant to the Plan over the issue price of the New Senior Notes, New Senior Subordinated
Notes, plus the fair market value of the New
Common Stock received in exchange thereto.  The
"issue price" of the New Senior Subordinated Notes will depend upon whether the New Senior
Subordinated Notes or the Old Notes are publicly traded, within the meaning of the Code and applicable Treasury Regulations during the sixty-day period ending thirty days after consummation of the Plan (the "Effective Date"). If either the Old
Notes or the New Senior Subordinated Notes are publicly traded, then the "issue price" of the New
Senior Subordinated Notes will equal their trading value on the Effective Date (if the New Senior
Subordinated Notes are publicly traded) or the trading value of the Old Notes on the Effective Date
(if the Old Notes, but not the New Senior
Subordinated Notes, are publicly traded). If neither the Old Notes nor the New Senior Subordinated
Notes are publicly traded, the issue price of the New
Senior Subordinated Notes will equal their stated principal amount. The issue price of the New
Senior Notes will depend upon whether the New
Senior Notes or the Insurance Loan is publicly traded, within the meaning of the Code and applicable Treasury Regulations during the sixty-day period ending thirty days after the Effective
Date.  If either the Insurance Loan or the New
Senior Notes are publicly traded, then the issue price of the New Senior Notes will equal their trading value on the Effective Date (if the New
Senior Notes are publicly traded) or the trading value of the Insurance Loan on the Effective Date
(if the Insurance Loan, but not the New Senior
Notes, are publicly traded).  If neither the Insurance
Loan nor the New Senior Notes are publicly traded, the issue price of the New Senior Notes will equal their stated principal amount.

COI income is not recognized if the debt discharge occurs in a Title 11 bankruptcy case. The
Debtor generally will be required to reduce certain tax attributes in an amount equal to the amount of COI income excluded from taxable income. Tax attributes subject to reduction include (a) NOLs and NOL carryovers; (b) most tax credit carryovers; (c) capital losses and capital loss carryovers; (d) the tax basis of the debtor's depreciable and non-depreciable assets, but generally not in an amount greater than the excess of the aggregated tax bases of the property held by the debtor immediately after the cancellation of indebtedness over the aggregate of the debtor's liabilities immediately after the cancellation of indebtedness; (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. Attribute reduction is calculated only after the tax for the year of discharge has been determined.

11.02.	Federal Income Tax Consequences
to Holders of Claims and Interests

This summary does not address all of the tax consequences that may be relevant to a holder of a claim, such as the potential application of the alternative minimum tax, nor does it address the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, foreign trusts, foreign estates, holders who are not citizens or residents of the United States, holders who do not hold their claims as capital assets, holders who hold their claims as part of a hedge, straddle or conversion transaction and holders that have a "functional currency" other than the United States dollar. EACH HOLDER
SHOULD CONSULT ITS OWN TAX ADVISORS
AS TO THE PARTICULAR TAX
CONSEQUENCES TO IT OF THE PLAN,
INCLUDING THE APPLICABILITY AND
EFFECT OF ANY FEDERAL, STATE, LOCAL
OR FOREIGN TAX LAWS. EACH HOLDER
SHOULD CONSULT ITS OWN TAX ADVISORS
AS TO THE PARTICULAR TAX
CONSEQUENCES TO IT OF THE PLAN,
INCLUDING THE APPLICABILITY AND
EFFECT OF ANY FEDERAL, STATE, LOCAL
OR FOREIGN TAX LAWS.

(a)		Holder of the Orbital
Payment Claims.	The federal income tax
consequences of the Plan to Orbital will depend in part on the nature of the Orbital Payment Claims.
Orbital is urged to consult its own tax advisor as to the federal income tax consequences of the Plan.

(b)		Holders of Old Notes.  The
federal income tax consequences to holders of Old
Notes who exchange Old Notes for the New Senior
Subordinated Notes and New Common Stock
pursuant to the Plan will depend in part upon whether the Old Notes are considered to be "securities" within the meaning of the IRC. There is no applicable statutory federal income tax definition of a "security." The test as to whether a debt instrument is a "security" requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. In general, debt instruments with a term of five (5) years or less have not qualified as "securities," whereas debt instruments with a term of ten (10) years or more generally have qualified as "securities."

The Old Notes have a stated term of more than five (5) years but less than ten (10) years and therefore the status of the Old Notes is not clear.

Tax Consequences if the Old Notes Are Not
Securities.	If the Old Notes are not "securities"
for federal income tax purposes, exchanging holders of Old Notes will recognize taxable gain or loss to the extent of the difference between (i) the sum of the issue price of the New Senior Subordinated
Notes and the fair market value of the New
Common Stock (except to the extent attributable to the payment of accrued but unpaid interest, which generally will be taxable to the holder as ordinary interest income) and (ii) the holder's adjusted tax basis in the Old Notes. Except to the extent that gain is characterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss. In the case of a non-corporate holder of Old Notes, such capital gain will be subject to tax at a reduced rate if the note is held for more than one (1) year.
The deductibility of capital losses is subject to limitation.

Gain recognized by an exchanging holder
will be treated as ordinary income, to the extent of any market discount on the Old Notes that has accrued during the period that the exchanging holder held the Old Notes and that has not previously been included in income by such holder.
An Old Note generally will be considered to be acquired with market discount if the initial tax basis of the Old Note in the hands of the holder was less than the stated redemption price at maturity of the Old Note by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless a holder elects to accrue the market discount using a constant-yield method.

Tax Consequences if the Old Notes Are
Securities. If the Old Notes are "securities" for federal income tax purposes, then the exchange of the Old Notes for the New Senior Subordinated
Notes and the New Common Stock should
constitute a reorganization for federal income tax purposes. In that case, if the sum of the issue price of the New Senior Subordinated Notes and the fair market value of the New Common Stock received by an exchanging holder exceeds such holder's tax basis in its Old Notes, that holder would recognize income or gain to the extent of the lesser of such difference or the fair market value of the New
Senior Subordinated Notes received. Holders are urged to consult their tax advisors regarding the character of this income or gain.

Although the matter is not free from doubt, the issue price of a New Senior Subordinated Note should be treated as its fair market value for this purpose. The remainder of this disclosure will assume that the fair market value of a New Senior
Subordinated Note will be deemed to be an amount equal to its issue price. An exchanging holder of Old Notes whose tax basis in its Old Notes is greater than the sum of the issue price of the New
Senior Subordinated Notes and the fair market value of the New Common Stock received would not recognize any taxable loss as a result of the consummation of the Plan. Any New Senior
Subordinated Notes or New Common Stock
received by a holder that is attributable to accrued but unpaid interest on the Old Notes not previously taken into income, will generally be taxable to the holder as ordinary interest income.

Each holder of Old Notes is encouraged to consult its own tax advisors as to whether the Old Notes qualify as "securities" for federal income tax purposes.

	(c)	Insurance Lenders.	The receipt of
New Senior Notes as payment for the commitment fee will give rise to ordinary income. Insurance
Lenders who exchange the Insurance Loan for New
Senior Notes will recognize taxable gain or loss to the extent of the difference between (i) the issue price of the New Senior Notes received in exchange for the principal of the Insurance Loan and (ii) the adjusted tax basis in the Insurance Loan. Such gain or loss generally will be capital gain or loss. The deductibility of capital losses is subject to limitation. Insurance Lenders will recognize ordinary income to the extent that they receive New
Senior Notes that are attributable to accrued but unpaid interest that has not already been included in such Insurance Lenders' taxable income for federal income tax purposes.

	(d)	Holders of Existing Preferred
Stock.  Exchanging holders of Existing Preferred
Stock will recognize taxable gain or loss to the extent of the difference between (i) the sum of the fair market value of the Warrants received and (ii) the holder's adjusted tax basis in the Existing
Preferred Stock. Such gain or loss generally will be capital gain or loss. In the case of a non-corporate holder of Existing Preferred Stock, such capital gain will be subject to tax at a reduced rate if the note is held for more than one (1) year. The deductibility of capital losses is subject to limitation.

	(e)	Holders of Existing Common
Stock. Holders of Existing Common Stock should generally recognize a loss on their Existing
Common Stock to the extent of their tax basis therein. Holders of Existing Common Stock are strongly advised to consult their tax advisors with respect to the tax treatment of their particular interests under the Plan.

	(f)	Certain Other Tax Consequences
for Holders of Other Claims and Interests. A holder of another claim will generally recognize taxable gain or loss equal to the difference between the fair market value of property received in exchange for such claim and the adjusted tax basis of the claim surrendered in exchange therefore. For those holders who acquired their claim at a discount, or who have taken a bad debt or worthless security deduction with respect to all or a portion of their claims, taxable income or gain may be recognized as a result of the Plan.

	Holders of claims will recognize ordinary
income to the extent that they receive any cash or
other property that is attributable to accrued but
unpaid interest that has not already been included
for federal income tax purposes in such holder's
taxable income.  A holder of a claim which includes
accrued interest who receives consideration which
is less than the amount of its claim must allocate
such consideration between principal and interest
for federal income tax purposes.  In the event that
the amount of cash and other property attributable
to interest on a claim is less than the amount
previously included as interest on the claim in the
holder's federal taxable income, the unpaid interest
may be deducted, generally as a loss or as an
adjustment to a reserve for bad debts.  The proper
allocation between principal and interest of amounts
received in exchange for the discharge of a claim at
a discount is unclear.  In connection with the
allocation of consideration between principal and
interest, holders of claims should consult their tax
advisors to determine the amount of consideration
received under the Plan that is attributable to
interest.
	(g)	New Senior and Senior
Subordinated Notes.

	Original Issue Discount.	The New
Senior and Senior Subordinated Notes (the "New
Notes") will be issued with original issue discount
("OID") for U.S. federal income tax purposes. The amount of OID on a New Note equals the excess of the "stated redemption price at maturity" of a New
Note over its "issue price." The "stated redemption price at maturity" of a New Note will equal the sum of its principal amount plus all other payments thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or other property
(other than our debt instruments (such as PIK interest)) at least annually at a single fixed rate).

	Each holder (whether reporting on the cash or accrual basis of accounting for tax purposes) will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the New Senior and Senior Subordinated Note for each day during the taxable year on which such holder holds the New Note. Thus, a holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period
(generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the "adjusted issue price" of the New
Note at the beginning of the accrual period multiplied by the yield to maturity of the New Note less the amount of any qualified stated interest allocable to such accrual period. The "adjusted issue price" of a Note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the New Note in all prior accrual periods, and decreased by any payments made during all prior accrual periods of amounts included in the stated redemption price at maturity of the New Note.

	Sale, Retirement or Other Taxable
Disposition of New Notes.	In general, a holder of
a New Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such New Note in an amount equal to the difference between (i) the amount of cash and the fair market value of property received in exchange therefor
(except to the extent attributable to the payment of accrued but unpaid interest, which generally will be taxable to a holder as ordinary income) and (ii) the holder's adjusted tax basis in the New Note. Any gain or loss recognized on the sale, retirement or other taxable disposition of a New Note generally will be capital gain or loss. In the case of a non-corporate holder of a New Note, such capital gain will be subject to tax at a reduced rate if the note is held for more than one (1) year. The deductibility of capital losses is subject to limitation.

11.03.	Importance of Obtaining
Professional Tax Assistance

THE FOREGOING DISCUSSION IS
INTENDED ONLY AS A SUMMARY OF
CERTAIN FEDERAL INCOME TAX
CONSEQUENCES OF THE PLAN, AND IS
NOT A SUBSTITUTE FOR CAREFUL TAX
PLANNING WITH A TAX PROFESSIONAL.
THE ABOVE DISCUSSION IS FOR
INFORMATION PURPOSES ONLY AND IS
NOT TAX ADVICE.  THE TAX
CONSEQUENCES RELATING TO THE PLAN
ARE IN MANY CASES UNCERTAIN AND
MAY VARY DEPENDING ON A HOLDER'S
INDIVIDUAL CIRCUMSTANCES.
ACCORDINGLY, HOLDERS ARE URGED TO
CONSULT WITH THEIR TAX ADVISORS
ABOUT THE FEDERAL, STATE, LOCAL
AND FOREIGN INCOME AND OTHER TAX
CONSEQUENCES OF THE PLAN.

ARTICLE XII

CERTAIN FACTORS TO BE CONSIDERED

There are numerous factors to be considered by holders of claims in determining whether to accept or reject the Plan, including the following:

12.01.	Variances from Projections

A premise of the Plan is the implementation and realization of Reorganized ORBIMAGE'S business plan, achievements of projections of operations related thereto, and the accuracy of the assumptions underlying such projections. Many of the assumptions are beyond the control of ORBIMAGE and Reorganized ORBIMAGE and may not materialize.

12.02.	Lack of Established Market

There is no existing trading market for the any of the New Common Stock, the New Senior
Notes, the New Senior Subordinated Notes or the
Warrants. Additionally, ORBIMAGE does not intend to apply for listing or quotation of the New
Senior Notes, the New Senior Subordinated Notes or the Warrants on any exchange. Although
ORBIMAGE does intend to apply for listing or quotation of the New Common Stock on an exchange, it cannot assure you that it will be successful. Therefore, ORBIMAGE does not know the extent to which investor interest will lead to the development of trading markets for the New
Common Stock, the New Senior Notes, the New
Senior Subordinated Notes or the Warrants or how liquid any such markets might be, nor can it make any assurances regarding the ability of holders of New Common Stock, the New Senior Notes, the
New Senior Subordinated Notes or the Warrants to sell their securities or the prices at which the securities might be sold. As a result, the market prices of the New Common Stock, the New Senior
Notes, the New Senior Subordinated Notes and the
Warrants could be adversely affected.

12.03.	Significant Holders

Pursuant to the Plan, certain holders of Old
Notes may receive distributions of New Common
Stock representing in excess of 5 percent of the outstanding shares of Reorganized ORBIMAGE's
New Common Stock. If the holders of a significant number of shares of New Common Stock were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval. This concentration of ownership could impact the value of the New Common Stock.
Further, if one or more holders of a significant amount of New Common Stock were to determine to sell their shares in a short period of time, that may adversely affect the market price of the New
Common Stock.

12.04.	Financing Change of Control
Offer

Upon the occurrence of some change of
control events, ORBIMAGE will be required to offer to repurchase all outstanding New Senior
Notes and New Senior Subordinated Notes at a price equal to 100 percent of the accreted value of the New Senior Notes and the New Senior
Subordinated Notes plus accrued interest, if any. It is possible that ORBIMAGE will not have sufficient funds at the time of the change of control to make the required repurchases. If it is unable to make the required repurchases, it would be in default under the indentures for the New Senior
Notes and the New Senior Subordinated Notes, respectively.

ARTICLE XIII

RECOMMENDATION

ORBIMAGE strongly recommends that all
creditors receiving a ballot vote in favor of the Plan.
ORBIMAGE believes that the Plan maximizes recoveries to all creditors and, thus, is in their best interests. The Plan as structured, among other things, allows creditors to participate in distributions in excess of those that would be available were the Debtor liquidated under Chapter
7 of the Bankruptcy Code.


FOR ALL THE REASONS SET FORTH
IN THIS DISCLOSURE STATEMENT,
ORBIMAGE BELIEVES THAT THE
CONFIRMATION AND CONSUMMATION
OF THE PLAN IS PREFERABLE TO ALL
OTHER ALTERNATIVES.  ORBIMAGE
URGES ALL CREDITORS ENTITLED TO
VOTE TO ACCEPT THE PLAN AND TO
EVIDENCE SUCH ACCEPTANCE BY
RETURNING THEIR BALLOTS SO THAT
THEY WILL BE RECEIVED NO LATER
THAN 5:00 P.M., EASTERN DAYLIGHT
TIME ON OCTOBER 17, 2003.

ORBITAL IMAGING CORPORATION

By: /s/ Matthew O'Connell
Name: Matthew O'Connell
Title: Chief Executive Officer
Dated:  September 15, 2003


Exhibit 1
Fourth Amended Plan of Reorganization


UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF VIRGINIA

			:
In re			:
	Chapter 11
			:
ORBITAL IMAGING CORPORATION,	:
	Case No. 02-81661 (RGM)
			:
			:
		Debtor.	:
			:
			:

DEBTOR'S FOURTH AMENDED PLAN OF
REORGANIZATION

LATHAM & WATKINS LLP
William O'Neill
555 11th Street NW
Suite 1000
Washington, DC 20004
(202) 637-2200

Shari Siegel
885 Third Avenue, Suite 1000
New York, New York  10022
(212) 906-1200

Dated:	Washington, D.C.
	September 15, 2003



UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF VIRGINIA

			:
In re			:
	Chapter 11
			:
ORBITAL IMAGING CORPORATION,	:
	Case No. 02-81661 (RGM)
			:
			:
		Debtor.	:
			:
			:

DEBTOR'S FOURTH AMENDED
PLAN OF REORGANIZATION DATED
SEPTEMBER 15, 2003

Orbital Imaging Corporation
("ORBIMAGE" or the "Debtor"), debtor and debtor in possession, proposes the following chapter 11 plan pursuant to section 1121(a) of the Bankruptcy
Code:

ARTICLE I
Introduction

1.01.	Plan Defined Terms
.. Unless the context otherwise requires, the terms specified below have the following meanings
(such meanings to be applicable equally to both the singular and plural):

(a)	Administrative Expense Claims
means postpetition claims (including postpetition trade claims, professional fees and unpaid Cure costs with respect to assumed contracts subject to any offsetting claims or disallowance).

(b)	Administrative Services Agreement
means the Amended and Restated Administrative
Services Agreement between Orbital and the Debtor dated May 8, 1997 (as the same may have been amended from time to time).

(c)	Adversary Proceeding means
Adversary Proceeding No. 02-08142, which proceeding was commenced by the Debtor in the Bankruptcy Court against Orbital and each of David
W. Thompson and James R. Thompson, Jr. by filing its Complaint on or about July 24, 2002. The
Adversary Proceeding has been dismissed with prejudice pursuant to the Settlement Agreement.

(d)	Allowed administrative expense,
allowed claim or allowed equity interest means an administrative expense, claim or equity interest, as the case may be, that is allowed pursuant to the Plan or sections 502, 503 or 1111 of the Bankruptcy
Code.

(e)	Bankruptcy Code means title 11 of
the United States Code, as amended from time to time.

(f)	Bankruptcy Court means the United
States Court having jurisdiction over the Reorganization Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the bankruptcy unit of such District Court.

(g)	Bankruptcy Rules means the Federal
Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Reorganization
Case, including the local Rules of the Bankruptcy
Court.

(h)	Business Day means any day on
which commercial banks are open for business, and not authorized to close, in the City of New York.

(i)	Cash means legal tender of the
United States of America.

(j)	Checkout Delay Penalties has the
meaning ascribed thereto in section 5(a) of the Settlement Agreement.

(k)	Claim has the meaning set forth in
section 101 of the Bankruptcy Code.

(l)	Claims Objection Deadline means
the date 60 days after the Confirmation Date.

(m)	Class means a class of claims or
equity interests, as described in section II hereof.

(n)	Combined Risk Insurance Policy
means the $51 million combined risk insurance policy issued by the consortium of underwriters arranged by Willis Limited to cover the risks associated with launch, checkout and on-orbit operations of OrbView-3.

(o)	Commencement Date means April 5,
2002, the date on which ORBIMAGE commenced the Reorganization Case.

(p)	Confirmation Date means the date
on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket with respect to the Reorganization Case.

(q)	Confirmation Hearing means the
hearing held by the Bankruptcy Court pursuant to
section 1128 of the Bankruptcy Code regarding confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

(r)	Confirmation Order means the order
of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

(s)	Convenience Claims means trade
claims less than or equal to $5000 or agreed to be reduced to $5000 or below.

(t)	Creditors Committee means the
official committee of unsecured creditors appointed by the Office of the United States Trustee for the Eastern District of Virginia in the Reorganization
Case on April 30, 2002 pursuant to section 1102 of the Bankruptcy Code.

(u)	Cure means, with respect to an
executory contract or unexpired lease on which there has been a default, any amounts due to (a) cure the default or provide adequate assurance that the default will be promptly cured, (b) compensate or provide adequate assurance of compensation for any pecuniary loss suffered as a result of such default and (c) provide adequate assurance of future performance under the contract.

(v)	Delay Penalties means the Checkout
Delay Penalties and Launch Delay Penalties.

(w)	Disbursing Agency Agreement
means the agreement between the Debtor and the Indenture Trustee governing the distributions by the Indenture Trustee to holders of claims in Class 5, Group 5B of the Plan.

(x)	Disclosure Statement means the
Debtor's Fourth Amended Disclosure Statement
Pursuant to 11 U.S.C. S. 1125 for Orbital Imaging
Corporation's Fourth Amended Plan of
Reorganization Under Chapter 11 of the Bankruptcy
Code, dated September 15, 2003.

(y)	Dismissal Stipulation means the
stipulation between the Debtor and MDA pursuant to the MDA Settlement Agreement dismissing the pending arbitration commenced by the Debtor against MDA.

(z)	Disputed administrative expense,
disputed claim or disputed equity interest means any administrative expense, claim, or equity interest
(a) to the extent neither allowed nor disallowed pursuant to the Plan or an order of a court of competent jurisdiction, nor deemed allowed pursuant to the Plan or sections 502, 503, or 1111 of the Bankruptcy Code or (b) for which a proof of claim or interest or (in the case of any administrative expense) a motion for payment has been filed with the Bankruptcy Court, to the extent any party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by an order of the Bankruptcy Court or other court of competent jurisdiction which order has not been reversed, amended or modified and is not subject to a pending appeal.

(aa)	Distribution Reserve means New
Senior Subordinated Notes and New Common
Stock held in reserve for holders of Disputed Class
5 Claims pending allowance of such claims.  The
Distribution Reserve shall be sufficient to provide for Pro Rata distributions to any Disputed Class 5
Claims that become allowed claims.

(bb)	Effective Date means the first
Business Day on which all of the conditions specified in section IV.B hereof shall have been satisfied or waived in accordance with section IV.C hereof.

(cc)	Employee Stock Incentive Plan
means the stock incentive plan to be adopted by Reorganized ORBIMAGE on the Effective Date substantially in the form included in the Plan
Supplement.

(dd)	Existing Common Stock means
common stock, par value $.01 per share, issued by ORBIMAGE and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ORBIMAGE to issue, transfer, or sell any shares of such common stock outstanding immediately prior to the Effective Date.

(ee)	Existing Preferred Stock means
Series A Cumulative Convertible Preferred Stock,
$.01 par value, issued by ORBIMAGE and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ORBIMAGE to issue, transfer, or sell any shares of such Series A
Cumulative Convertible Preferred Stock
outstanding immediately prior to the Effective Date.

(ff)	Federal Judgment Rate means the
rate equal to the weekly average one-year constant
maturity Treasury yield, as published by the Board
of Governors of the Federal Reserve System for the
calendar week preceding the Effective Date and
disclosed at
http://www.federalreserve.gov/releases/h15/current/
..
(gg)	General Unsecured Claim means
prepetition trade claims, deficiency claims with respect to undersecured claims (i.e., the excess of the amount of the claim over the value of the collateral), and damages or other claims relating to rejected contracts, but expressly excluding Old Note
Claims, Priority Tax Claims, and Priority Nontax
Claims.

(hh)	Houlihan means Houlihan Lokey
Howard & Zukin Capital.

(ii)	Indenture Trustee means HSBC
Bank USA.

(jj)	Insurance Lenders means Harbert
Distressed Investment Master Fund, Magten Group
Trust Master Partners, LP, Redwood Master Fund,
Ltd., Triage Offshore Fund, Ltd. and Triage Capital
Management, LP.

(kk)	Insurance Loan means the
$14,864,500 postpetition financing provided to finance the purchase the Combined Risk Insurance
Policy pursuant to the Debtor in Possession Credit
Agreement dated as of June 24, 2003 between ORBIMAGE, as the Borrower and the Insurance
Lenders, and secured by a security interest in OrbView-3, the Procurement Agreement and the Combined Risk Insurance Policy and proceeds thereof, together with fees and interest thereon.

(ll)	Insurance Loan Claim means the
aggregate claim of the Insurance Lenders for amounts outstanding under the Insurance Loan including principal, interest and/or fees.

(mm)	Launch shall have the meaning
ascribed thereto in the Settlement Agreement.

(nn)	Launch Delay Penalties has the
meaning ascribed thereto in section 4(a) of the Settlement Agreement.

(oo)	MDA means MacDonald, Dettwiler
and Associates Ltd. or any successor entity whether by merger, sale of substantially all of its assets or otherwise.

(pp)	MDA Claims means all claims, rights
of action, suits and proceedings, whether in law or in equity, that the Debtor may have against MDA, its current or former officers, directors, employees, agents, insurers or representatives, including without limitation equitable adjustment of contract, breach of contract, restitution, fraud and/or business torts in the nature of unfair competition, but exclusive of the claims, rights of action, suits and proceedings released by the Debtor, or as to which the Debtor made a covenant not to sue, under or pursuant to (a) the Settlement Agreement and (b) the MDA Settlement Agreement, assuming that the MDA Settlement Agreement is approved by the Court.

(qq)	MDA Note means the Promissory
Note and Confession of Judgment, dated October 3,
2003, in the principal amount of $2 million, which shall be executed by MDA and delivered to ORBIMAGE within two Business Days after the entry of the MDA Settlement Approval Order.

(rr)	MDA Settlement Agreement means
the Settlement Agreement, dated September 12,
2003, by and among the Debtor, MDA and the Creditors Committee which, if approved by the Bankruptcy Court, will settle among other things the MDA Claims.

(ss)	MDA Settlement Agreement Effective
Date means the first Business Day on or after the day in which all four of the following conditions have been satisfied: (i) entry of the MDA
Settlement Approval Order by the Bankruptcy
Court; (ii) payment of $10 million by MDA to ORBIMAGE upon the entry of the MDA
Settlement Approval Order; (iii) execution by the
Debtor and MDA of the Dismissal Stipulation; and
(iv) execution and delivery of the MDA Note by MDA to ORBIMAGE.

(tt)	MDA Settlement Approval Order
means the order of the Bankruptcy Court approving the MDA Settlement Agreement.

(uu)	Noteholders means the holders of the
Old Notes as of the Record Date.

(vv)	New Bylaws means the amended and
restated bylaws of Reorganized ORBIMAGE
substantially in the form included in the Plan
Supplement.

(ww)	New Charter means the amended
and restated charter of Reorganized ORBIMAGE substantially in the form included in the Plan
Supplement.

(xx)	New Common Stock means all of the
shares of common stock of Reorganized
ORBIMAGE authorized under section III.A hereof and the New Charter.

(yy)	New Senior Note Agreement means
the Note and Security Agreement governing the New Senior Notes among Reorganized
ORBIMAGE and the initial holders of New Senior
Notes named therein substantially in the form included in the Plan Supplement.

(zz)	New Senior Notes means notes to be
issued under the Plan in an estimated aggregate principal amount of $17,837,400 plus accrued interest on the Insurance Loan. The New Senior
Notes will have a maturity date of June 30, 2008 and bear interest from the Effective Date at a rate of
13.625 percent per annum payable in kind on a semiannual basis commencing December 31, 2003 through December 31, 2004 and payable in Cash thereafter on a semiannual basis at a rate of 11.625 percent per annum from January 1, 2005, with semiannual payments beginning on June 30, 2005, all as further specified in the Plan Supplement. The
New Senior Notes will have a first lien on all proceeds from the Combined Risk Insurance Policy and on OrbView-3 and the Debtor's rights in the Procurement Agreement until resolution of all checkout insurance Claims, after which time the New Senior Notes will be unsecured.

(aaa)	New Senior Subordinated Note
Indenture means the indenture governing the New
Senior Subordinated Notes among Reorganized
ORBIMAGE and the trustee named therein
substantially in the form included in the Plan
Supplement.

(bbb)	New Senior Subordinated Notes
means unsecured notes to be issued under the Plan in the aggregate principal amount of $54,000,000 with a maturity date of June 30, 2008 and bearing interest from the Effective Date at a rate of 13.625 percent per annum payable in kind on a semiannual basis commencing December 31, 2003 through December 31, 2004 and payable in Cash thereafter on a semiannual basis at a rate of 11.625 percent per annum from January 1, 2005, with semiannual payments beginning on June 30, 2005, all as further specified in the Plan Supplement.

(ccc)	Old Note Claims means any claim
represented by, related to, arising under, or in connection with the Old Notes or the Old Note
Indentures.

(ddd)	Old Note Indentures means the two
indentures governing the Old Notes, dated as of February 25, 1998 and April 22, 1999 between
ORBIMAGE, as issuer, and the Indenture Trustee, and all amendments, modifications and restatements of such indentures executed prior to the Commencement Date.

(eee)	Old Notes means the 11 5/8% Senior
Notes due 2005, Series B and the 11 5/8% Senior
Notes due 2005, Series D issued by ORBIMAGE.

(fff)	Orbital means Orbital Sciences
Corporation, a Delaware corporation, or any successor entity whether by merger, sale of all or substantially all its assets or otherwise.

(ggg)	Orbital Payment Claims means
Orbital's claim, pursuant to the Settlement
Agreement, on account of the Orbital Payment.

(hhh)	Orbital Payment means the $2.5
million payment pursuant to section 8 of the Settlement Agreement which was paid by Orbital to the Debtor on or about June 26, 2003, immediately preceding the occurrence of the Release Effective
Date.

(iii)	Orbital Releasees means (i) Orbital,
David W. Thompson, and James R. Thompson, Jr.,
(ii) their respective subsidiaries and affiliates (both present and former), and (iii) the shareholders, partners, members, managers, officers, directors, employees, agents, attorneys, executors, administrators, heirs, legatees, predecessors, successors and assigns of any of the foregoing listed in clauses (i) and (ii). Orbital Releasees shall not include MDA and its officers, directors or other agents or Daniel E. Friedmann; provided, however, that the release set forth in section III hereof shall release and shall be construed to release (x) Orbital,
(y) each of the Thompsons, Bruce W. Ferguson,
Susan Herlick, Jeffrey V. Pirone, Leslie C. Seeman and Elizabeth A. Abdoo, and (z) any other officer, director or agent of MDA who was or is an employee of Orbital, in their capacity as shareholders, directors, officers or other agents of MDA to the extent that such release does not impair any claim by the Releasors against MDA.

(jjj)	Person means an individual,
corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

(kkk)	Plan means this plan of
reorganization either in its present form or as it may be altered, amended, or modified from time to time.

(lll)	Plan Supplement means certain
documents identified as such relating to the Plan that will be filed with the Bankruptcy Court no later than ten (10) days before the Voting Deadline. The
Plan Supplement will include at least the following documents: (i) Form of New Senior Note
Agreement; (ii) Form of New Senior Subordinated
Note Indenture; (iii) Form of Warrants; (iv) Form of
Registration Rights Agreement and (v) Form of
Employee Stock Incentive Plan.

(mmm)	Priority Nontax Claim means
a claim under subsection 507(e) of the Bankruptcy
Code other than administrative and Priority Tax
Claims.

(nnn)	Priority Tax Claim means any claim
held by a governmental unit that is unsecured and entitled to a priority in right of payment under subsection 507(a)(8) of the Bankruptcy Code.

(ooo)	Pro Rata means a number (expressed
as a percentage) equal to the proportion that an allowed claim or allowed equity interest within a class of claims or interests bears to the aggregate amount of allowed claims or interests in such class.

(ppp)	Pro Rata Share means a
proportionate share, so that the ratio of the amount of property distributed on account of an allowed claim in a class is the same as the ratio such claim bears to the total amount of all allowed claims (plus disputed claims until disallowed) in such class.

(qqq)	Procurement Agreement means the
Amended and Restated Orbimage System
Procurement Agreement dated February 26, 1998
(as subsequently amended and as modified as provided in Section 9(b), (c) and (d) of the Settlement Agreement) for, among other things, the construction and launch of the OrbView-1, OrbView-3 and OrbView-4 satellites, a license for imagery from the OrbView-2 satellite, and the delivery of a command, control, and data processing system. The Procurement Agreement has been assumed under the Settlement Agreement.

(rrr)	Professional Claim means a claim of
a professional retained in the Reorganization Case pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise for compensation or reimbursement of costs and expenses relating to services incurred after the Commencement Date and prior to and including the Confirmation Date.

(sss)	RadarSat-2 means a high-resolution,
multipolarized radar imagery satellite currently scheduled to be launched in 2005.

(ttt)	RadarSat-2 License means a ten year
license for (i) the exclusive distribution and marketing rights for RadarSat-2 imagery products and services in North America other than Canada and (ii) the nonexclusive right to use the mark
"RadarSat" to market and distribute RadarSat-2 imagery products and services, including renewal options, granted to ORBIMAGE by MDA under the RadarSat-2 Master Agreement dated as of December 31, 1998 and amended by the Territorial
License Agreement dated February 9, 2001 among
ORBIMAGE, Orbital and MDA.

(uuu)	Record Date means the record date
for purposes of soliciting votes on the Plan and making distributions under the Plan on account of allowed claims and interests, which date shall be September 15, 2003.

(vvv)	Registration Rights Agreement
means the registration rights agreement among Reorganized ORBIMAGE and the holders of New
Common Stock, New Senior Subordinated Notes and Warrants named therein (including Crest
Advisors), substantially in the form included in the Plan Supplement.

(www)	Related Documents means all the
documents necessary to consummate the
transactions contemplated by the Plan and Disclosure Statement, including, without limitation, certificates representing the New Common Stock, the New Senior Note Agreement, the New Senior
Subordinated Note Indenture, the New Charter, the
New Bylaws, the Warrants, the Registration Rights
Agreement, the Employee Stock Incentive Plan and the Confirmation Order (and all documents contemplated by each of the foregoing including, but not limited to, those included in the Plan
Supplement).

(xxx)	Release Effective Date shall have the
meaning ascribed thereto in section 7 of the Settlement Agreement. The Release Effective Date occurred on June 27, 2003.

(yyy)	Reorganization Case means the
chapter 11 case of the Debtor, Case No. 02-81661
(RGM).

(zzz)	Reorganized ORBIMAGE means
ORBIMAGE or any successor of ORBIMAGE, on and after the Effective Date.

(aaaa)	Retained Actions means (a) all
claims, rights of action, suits and proceedings, whether in law or in equity, known or unknown, that the Debtor may hold against any Person including without limitation any causes of action brought prior to the Commencement Date, and actions against any Persons for failure to pay for data, imagery or services provided by the Debtor,
(b) all claims or causes of action seeking the recovery of the Debtor's or Reorganized
ORBIMAGE's accounts receivable or other
receivables or rights to payment created or arising in the ordinary course of the Debtor's or Reorganized ORBIMAGE's business and (c) if the Bankruptcy Court does not grant the MDA
Settlement Approval Order, all MDA Claims.
Notwithstanding the generality of the foregoing, Retained Actions shall not include any claims, rights of action, suits and proceedings released by the Debtor, or as to which the Debtor made a covenant not to sue, under or pursuant to the Settlement Agreement.

(bbbb)	Schedules means the schedules of
assets and liabilities, statements of financial affairs, and lists of holders of claims and equity interests filed by the Debtor as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and supplements thereto.

(cccc)	Secured Claim means any Claim
(other than an Administrative Expense Claim,
Priority Tax Claim, Priority Nontax Claim or
Unsecured Claim) against ORBIMAGE to the extent such Claim constitutes a secured claim under section 506 or 1111(b) of the Bankruptcy Code.

(dddd)	Securities Act means the Securities
Act of 1933, as amended.

(eeee)	Settlement Agreement means the
Plan of Settlement Among Orbital Imaging
Corporation, Official Committee of Unsecured
Creditors and Orbital Sciences Corporation, David
W. Thompson and James R. Thompson, Jr. dated as of February 11, 2003, together with the exhibits thereto, as amended by the First Amendment to Settlement Agreement among Debtor, Creditors
Committee, Orbital, David W. Thompson and
James R. Thompson, Jr. dated as of February 28,
2003, together with the exhibits thereto, which settled among other things the claims asserted in the Adversary Proceeding.

(ffff)	Tax Rate means the rate equal to the
underpayment rate specified in 26 U.S.C. S. 6621
(determined without regard to 26 U.S.C. S.6621(c)) as of the Effective Date.

(gggg)	Third Party Releasors means each
person or entity that held, now holds or may hold a claim or equity interest in the Debtor, including without limitation, each holder of Old Notes and each holder of Existing Preferred Stock.

(hhhh)	Thompsons means David W.
Thompson and James R. Thompson, Jr.

(iiii)	Unsecured Claims means General
Unsecured Claims and Old Note Claims.

(jjjj)	Voting Deadline means October 17,
2003.

(kkkk)	Warrants means the warrants to
purchase initially 318,947 shares of New Common
Stock for an aggregate exercise price of $9,000,000, to be distributed to Class 6. The term of the Warrants shall be four (4) years. The full terms of the Warrants will be included in the Plan
Supplement.


1.02.	Bankruptcy Code Terms.  "Allowed," "case,"
"claims," "confirm, "confirmation," "debtor,"
"debtor in possession," "governmental unit," "impaired,"
 and other uncapitalized terms defined (either explicitly or implicitly) in the Bankruptcy Code are used herein with such defined meanings.

1.03.	Other Terms
..  The words "herein," "hereof," "hereto,"
"hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

1.04.	Exhibits
.. All Exhibits to the Plan and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full herein.

ARTICLE II
Classification and Treatment
of Claims and Equity Interests

2.01.	Summary
..  The categories of claims and equity
interests listed below classify allowed claims and allowed equity interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan. Except as otherwise provided in the Plan or the Confirmation Order, or as required by subsection 506(b) or section 1124 of the Bankruptcy Code, (i) allowed claims do not include interest on such claims after the Commencement
Date and (ii) any postpetition interest that is payable in respect of an allowed claim shall be calculated at the applicable contract rate, or if none, at the Federal Judgment Rate (or for Priority Tax Claims, at the Tax Rate).

2.02.	Administrative Expenses
.. Subject to section III.O.3 hereof, each allowed administrative expense claim, other than the Insurance Loan Claims described below, shall be paid in full, in Cash, on the later of the Effective
Date and the date on which such administrative expense claim is allowed, or, in each case, as soon thereafter as practicable, except to the extent that Reorganized ORBIMAGE and the holder of an allowed administrative expense claim agree to a different treatment; provided, however, that allowed administrative expense claims representing obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Debtor shall be paid in full or performed by the Debtor or Reorganized ORBIMAGE in the ordinary course of business, consistent with past practice. Houlihan has agreed that a portion of its Professional Claims will be paid by the issuance of New Senior Subordinated Notes and New Common
Stock.

2.03.	Insurance Loan.  Under the terms
of the Insurance Loan, on the Effective Date, as long as there is no event of default thereunder, if OrbView-3 has not suffered an insurable event resulting in a loss that would provide proceeds under the Combined Risk Insurance Policy sufficient to pay all of the obligations under the Insurance Loan, each Insurance Lender will receive, in full satisfaction of its Insurance Loan Claim, its Pro Rata Share of an estimated $17,837,400 of New
Senior Notes plus accrued interest on the Insurance
Loan less the amount of any insurance proceeds actually paid to the Insurance Lenders. If such an insurable event occurs prior to the Effective Date, resulting in the payment of proceeds under the Combined Risk Insurance Policy to the Insurance
Lenders, the Debtor's obligations under the Insurance Loan will be paid from such proceeds, and to the extent any proceeds are remaining on the Effective Date, such proceeds will be distributed to holders of interests in Class 5 in lieu of New Senior
Subordinated Notes with an aggregate principal amount equal to such excess proceeds and the aggregate principal amount of all New Senior
Subordinated Notes to be issued will be reduced accordingly. If the Effective Date has not occurred on or before March 24, 2004 (nine (9) months from the date of funding of the Insurance Loan) and there has been no insurable event resulting in the payment of proceeds under the Combined Risk Insurance
Policy during such period sufficient to pay all of the obligations under the Insurance Loan, the Insurance
Loan Claims will be treated as Administrative
Expenses Claims (and will be paid in full in Cash).
The Court entered a final order approving the funding of the Insurance Loan on July 22, 2003.

2.04.	Priority Tax Claims
..  Each holder of an allowed Priority Tax
Claim shall receive from the Debtor Cash on the later of the Effective Date and the date on which such claim is allowed.

2.05.	Classification, Treatment, and
Voting
.. The allowed claims against and equity interests in the Debtor shall be classified and receive the treatment specified below.

(a)	Class 1:  Priority Nontax Claims.

(i)	Classification.  Class 1 consists of
allowed claims entitled to priority pursuant to subsection 507(a) of the Bankruptcy Code, other than allowed Administrative Expense Claims and allowed Priority Tax Claims.

(ii)	Treatment.  On the later of the
Effective Date and the date on which such claim is allowed, or, in each case, as soon thereafter as practicable, each allowed claim in Class 1 shall be paid in full, in Cash, together with postpetition interest and thereby rendered unimpaired in accordance with section 1124 of the Bankruptcy
Code, except to the extent that Reorganized
ORBIMAGE and any holder of such allowed claim agree to a different treatment.

(iii)	Voting.  Class 1 is not impaired.
Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in Class 1 are conclusively presumed to have accepted the Plan.

(b)	Class 2:  Secured Claims.

(i)	Classification.  Class 2 consists of all
allowed Secured Claims.

(ii)	Treatment.  On the later of the
Effective Date and the date on which such claim is allowed, or, in each case, as soon thereafter as practicable, each allowed claim in Class 2 shall be paid in full, in Cash, together with postpetition interest and thereby rendered unimpaired in accordance with section 1124 of the Bankruptcy
Code, except to the extent that Reorganized
ORBIMAGE and any holder of such allowed claim agree to a different treatment.

(iii)	Voting.  Class 2 is not impaired.
Pursuant to section 1126(f) of the Bankruptcy Code, the holder of claims in Class 2 is conclusively presumed to have accepted the Plan.

(c)	Class 3:  Convenience Claims.

(i)	Classification.  Class 3 consists of all
allowed trade claims less than or equal to $5000 or agreed to be reduced to $5000 or below by election on the ballot of a creditor holding a claim otherwise within Class 5.

(ii)	Treatment.  On the later of the
Effective Date and the date on which such claim is allowed, or, in each case, as soon thereafter as practicable, each allowed claim in Class 3 shall be paid in full, in Cash, together with postpetition interest and thereby rendered unimpaired in accordance with section 1124 of the Bankruptcy
Code, except to the extent that  Reorganized
ORBIMAGE and any holder of such allowed claim agree to a different treatment.

(iii)	Voting.  Class 3 is not impaired.
Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in Class 3 are conclusively presumed to have accepted the Plan.

(d)	Class 4:  Orbital Payment Claims

(i)	Classification.  Class 4 consists of all
allowed Orbital Payment Claims.

(ii)	Treatment.  On the Effective Date,
Orbital shall receive in full satisfaction of the Orbital Payment Claims New Senior Subordinated
Notes in the original principal amount of $2,500,000.

(iii)	Allowance of Claims.  Orbital shall
have an allowed claim for $2,500,000 (with the rights and priorities associated therewith under the Settlement Agreement) and shall have no other
Claim(s) other than those set forth in the Settlement
Agreement, which claims shall be retained. Such retained claims include, without limitation, any claims against the ORBIMAGE Releasees (as defined in the Mutual Releases attached as Exhibit
F to the Settlement Agreement) with respect to any breach by such parties of (i) any obligations arising under the Settlement Agreement, (ii) any post-
Launch performance or payment obligations pertaining to the OrbView-3 System (as defined in the Settlement Agreement) arising under the Procurement Agreement, which first arise after the Release Effective Date, or (iii) any obligations arising under the Sublease (as defined in the Settlement Agreement).

(iv)	Voting:  Orbital is not impaired and,
pursuant to section 1126(f) of the Bankruptcy Code, conclusively presumed to have accepted the Plan.

(e)	Class 5:  Unsecured Claims.

(i)	Classification.  Class 5 consists of
General Unsecured Claims and Old Note Claims.
Class 5 claims have been divided into separate groups as set forth below. Together all the groups of Unsecured Claims constitute a single class of claims for voting purposes under the Plan and the Bankruptcy Code.

(1)  Group 5A.  Group 5A consists of all
General Unsecured Claims.

(2)  Group 5B.  Group 5B consists of all Old
Note Claims.

(ii)	Treatment.  On the Effective Date or
as soon thereafter as is practicable, holders of allowed claims in Class 5 shall receive a Pro Rata distribution of an aggregate of $50,000,000 New
Senior Subordinated Notes and 6,000,000 shares of
New Common Stock (representing 100 percent, in the aggregate, of the equity in Reorganized
ORBIMAGE before giving effect to the dilution by shares issued in connection with the Employee
Stock Incentive Plan, the exercise of the Warrants and any shares issued in lieu of cash payment of administrative expenses).

(1)  Group 5A.  On the Effective Date, or as
soon thereafter as practicable, each holder of an allowed General Unsecured Claim as of the Record
Date shall receive its Pro Rata Share of (x) an original principal amount of $25,022 of New Senior
Subordinated Notes and (y) 3,003 shares of New
Common Stock (representing 0.05 percent of the equity in Reorganized ORBIMAGE before giving effect to dilution by shares issued in connection with the Employee Stock Incentive Plan, the exercise of the Warrants and any shares issued in lieu of cash payment of administrative expenses).

(2)  Group 5B.  On the Effective Date, or as
soon thereafter as practicable, the Indenture Trustee shall receive on behalf of the holders of Old Note
Claims (x) an original principal amount of $49,974,978 of New Senior Subordinated Notes and
(y) 5,996,997 shares of New Common Stock
(representing 99.95 percent of the equity in Reorganized ORBIMAGE before giving effect to dilution by shares issued in connection with the Employee Stock Incentive Plan, the exercise of the Warrants and any shares issued in lieu of cash payment of administrative expenses). The
Indenture Trustee shall make distributions to the holders of Old Notes as provided in the Disbursing
Agency Agreement and in accordance with Section
III.L.2 hereof. The Debtor will promptly pay the accrued reasonable fees and expenses of the Indenture Trustee incurred under the Disbursing
Agency Agreement in full in Cash, pursuant to the terms of the Disbursing Agency Agreement and in accordance with Section III.L.2 hereof.

(iii)	Allowance of Claims.  General
Unsecured Claims shall be allowed or disallowed as provided in section 502 of the Bankruptcy Code on the Effective Date. The aggregate allowed amount of General Unsecured Claims will be approximately
$117,629. Old Note Claims shall be deemed allowed in the aggregate amount of $234,930,495.

(iv)	Voting.  Class 5 is impaired and the
holders of allowed claims in Class 5 on the Record
Date are entitled to vote to accept or reject the Plan.

(f)	Class 6:  Existing Preferred Stock
Interests.

(i)	Classification.  Class 6 consists of all
holders of the Existing Preferred Stock.

(ii)	Treatment.  On the Effective Date or
as soon thereafter as is practicable, each holder of an interest in Class 6 shall receive (i) its pro rata share of Warrants to purchase 318,947 shares of New Common Stock with an aggregate exercise price of $9,000,000, and Reorganized ORBIMAGE will reimburse up to $125,000 in the aggregate of the Class 6 holders' documented legal fees that relate to the litigation between ORBIMAGE and Orbital or, (ii) if Class 6 does not vote to accept the Plan, the holders of interests in Class 6 shall receive or retain no property under the Plan on account of such interests. The term of the Warrants shall be four (4) years.

(iii)	Voting.  Class 6 is impaired and the
holders of allowed interests in Class 6 on the Record Date are entitled to vote to accept or reject the Plan.

(g)	Class 7:  Common Stock Interests.

(i)	Classification.  Class 7 consists of all
holders of the Existing Common Stock.

(ii)	Treatment.  On the Effective Date,
the Existing Common Stock and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ORBIMAGE to issue, transfer, or sell any shares of Existing Common
Stock, or any other capital stock of ORBIMAGE will be canceled. Holders of equity interests in Class 7 will not receive or retain any property under the Plan.

(iii)	Voting.  Pursuant to section 1126(g)
of the Bankruptcy Code, the holders of equity interests in Class 7 are deemed to have rejected the Plan, and therefore are not entitled to vote on the Plan.


ARTICLE III
Implementation of Plan

3.01.	Common Stock.  Reorganized ORBIMAGE will be
authorized to issue 25,000,000 shares of New
Common Stock; 6,000,000 shares of New Common
Stock will be issued and distributed to holders of the allowed Unsecured Claims under the Plan.
These shares will be duly authorized, fully paid, and nonassessable shares of capital stock of Reorganized ORBIMAGE; 826,364 of the authorized shares that have not been issued will be reserved for issuance upon the exercise of options granted under the Employee Stock Incentive Plan and 318,947 of the authorized shares that have not been issued will be reserved for issuance upon exercise of the Warrants and the remaining authorized shares will be available for distribution to holders of administrative claims who agree to take common stock in lieu cash payment and future corporate purposes as determined by the Board of Directors of Reorganized ORBIMAGE consistent with its New Charter.

3.02.	Warrants.  Reorganized
ORBIMAGE will issue Warrants to purchase initially 318,947 shares of New Common Stock for an aggregate purchase price of $9,000,000. The terms of the Warrants will be four (4) years. The full terms of the Warrants will be included in the Plan Supplement.

3.03.	Preservation of Causes of Action.

(a)	In accordance with section
1123(b)(3) of the Bankruptcy Code and except as provided in the Plan, Reorganized ORBIMAGE shall retain and enforce Retained Actions (other than those released pursuant to the Settlement
Agreement or otherwise).

(b)	Reorganized ORBIMAGE, in the
exercise of its business judgment, will determine whether to enforce or prosecute Retained Actions.

3.04.	Issuance of New Senior
Subordinated Notes
.. The New Senior Subordinated Notes will be in the aggregate principal amount of $54,000,000. The New Senior Subordinated Notes shall bear interest from the Effective Date at the rate of 13.625 percent per annum, payable only in kind, on a semiannual basis commencing December 31, 2003 through December 31, 2004, thereafter payable only in Cash on a semiannual basis in arrears to holders of record at the rate of 11.625 percent per annum, with such payments beginning on June 30, 2005. The unpaid principal balance and all accrued interest on the New Senior Subordinated
Notes shall be due and payable on June 30, 2008.
The terms of the New Senior Subordinated Notes are set forth in the Disclosure Statement under the heading "Plan of Reorganization - Description of
New Senior Subordinated Notes."

3.05.	Issuance of New Senior Notes
..  The New Senior Notes will be in an
estimated aggregate principal amount of
$17,837,400 plus accrued interest on the Insurance
Loan. The New Senior Notes shall bear interest from the Effective Date at the rate of 13.625 percent per annum, payable only in kind, on a semiannual basis commencing December 31, 2003 through December 31, 2004, and thereafter payable only in Cash on a semiannual basis in arrears to holders of record at the rate of 11.625 percent per annum, with such payments commencing on June 30, 2005. The unpaid principal balance and all accrued interest on the New Senior Notes shall be due and payable on June 30, 2008. The terms of the New Senior Notes are set forth in the Disclosure Statement under the heading "Plan of Reorganization - Description of
New Senior Notes."

3.06.	Registration Rights; Listing of
New Common Stock.  The Debtor shall file a Form
10 - General Form for Registration of Securities
Pursuant to Section 12(b) or 12(g) of the Securities
Exchange Act of 1934 (a "Form 10") registering the
New Common Stock as required by Section 12(b) and/or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or before March 30, 2004. The Form 10 shall contain, among other things, audited financial statements for Reorganized ORBIMAGE for the fiscal year ended
December 31, 2003, and shall otherwise comply with all applicable provisions of the Exchange Act and the Securities Act, and the respective rules promulgated thereunder. The Debtor shall then use its reasonable best efforts to have the Form 10 become effective as soon thereafter as is practicable and shall update the Form 10 with current quarterly information for each fiscal quarter following the initial filing until the Form 10 becomes effective.
Reorganized ORBIMAGE shall use its reasonable best efforts to have the New Common Stock listed on the NASDAQ National Market, a national securities exchange or other national trading market simultaneously with the effectiveness of the Form
10.

On the Effective Date, ORBIMAGE and
certain Registration Rights Beneficiaries (as defined below) will enter into a Registration Rights
Agreement which will provide certain rights to the Registration Rights Beneficiaries. "Registration
Rights Beneficiaries" means (a) those Persons who hold more than 10 percent of the shares of New
Common Stock distributed pursuant hereto, (b) directors and officers of Reorganized ORBIMAGE as of the Effective Date who own New Common
Stock at that time, (c) any holder of Registrable
Securities (as defined below) who may reasonably be deemed an "underwriter" for purposes of Section
2(11) of the Securities Act with respect to the issuance of New Common Stock at such time, (d) any holder of New Senior Subordinated Notes who may reasonably be deemed an "underwriter" for purposes of Section 2(11) of the Securities Act with respect to, or an "affiliate" as defined under Rule
144 of the Securities Act as a consequence of, its holdings of Registrable Securities upon the effectiveness of the Plan, (e) Crest Communications
Holdings LLC (for so long as and only to the extent that it is a holder of Registrable Securities), and (f) in regards to the "piggyback rights" set forth in the Registration Rights Agreement only, those owners of Warrants distributed pursuant hereto (for so long as and only to the extent that they hold such Warrants or the underlying New Common Stock issued upon exercise thereof). Under the Registration Rights Agreement, Registration Rights
Beneficiaries will have the specified rights to require Reorganized ORBIMAGE to register their shares of New Common Stock (whether distributed pursuant hereto or on exercise of Warrants) and/or
New Senior Subordinated Notes for resale under the Securities Act.

3.07.	Cancellation of Existing Securities
and Agreements
..  On the Effective Date, the Existing
Preferred Stock, the Existing Common Stock, other capital stock and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating ORBIMAGE to issue, transfer, or sell any shares of other capital stock of ORBIMAGE shall be canceled. On the Effective
Date, the Old Notes, and any securities, notes, documents and instruments which evidence the Old
Note Claims shall (a) be canceled and (b) have no further effect other than the right to participate in the distributions, if any, provided under the Plan in respect of such Claims. Except for purposes of effectuating the distributions under the Plan on the Effective Date and to allow the Indenture Trustee to retain all charging liens pursuant to the terms of the Old Note Indentures with respect to distributions under the Plan, the Old Note Indentures shall be cancelled. Except as otherwise provided in the Plan, the Debtor, on the one hand, and the Indenture
Trustee, on the other hand, will be released from any and all obligations under the applicable Old
Note Indentures except with respect to the distributions required to be made to the Indenture
Trustee as provided in the Plan and the Disbursing
Agency Agreement or with respect to such other rights of the Indenture Trustee that, pursuant to the terms of such Old Note Indentures, survive the termination of such Old Note Indentures.

3.08.	Employee Stock Incentive Plan.
Reorganized ORBIMAGE intends to establish an employee equity compensation plan, pursuant to which employees would be given the opportunity to purchase equity of Reorganized ORBIMAGE equal in the aggregate to 12 percent of the equity of Reorganized ORBIMAGE as of the Effective Date.
The Debtor's current board of directors intends to approve and adopt the employee stock incentive plan, in the form attached to the Plan Supplement, as of the Effective Date. Specific awards under the Employee Stock Incentive Plan will be made by the board of directors of Reorganized ORBIMAGE.

3.09.	Corporate Action
..
(a)	New Charter and New Bylaws for
Reorganized ORBIMAGE.  On the Effective Date
ORBIMAGE or Reorganized ORBIMAGE shall
file with the Secretary of State of the State of Delaware, in accordance with the applicable corporation laws of such state, the New Charter and such New Charter shall be the charter for Reorganized ORBIMAGE. The New Charter shall provide, among other things, for (a) the authorization of 25,000,000 shares of the New
Common Stock, (b) to the fullest extent permitted by the Delaware General Corporation Law, a limitation on the personal liability of directors or officers to Reorganized ORBIMAGE or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, (c) a prohibition on the issuance of nonvoting equity securities to the extent required by section
1123(a)(6) of the Bankruptcy Code and (d) the change of the corporate name to ORBIMAGE Inc.
The New Bylaws shall provide, among other things, that the Board of Directors of Reorganized
ORBIMAGE shall initially consist of seven (7) members, and on the Effective Date, the New
Bylaws shall become the bylaws of Reorganized
ORBIMAGE.

(b)	Board of Directors.  From and after
the Effective Date, the business and affairs of Reorganized ORBIMAGE shall be managed by the Board of Directors of Reorganized ORBIMAGE
(except as may otherwise be provided in the General Corporation Law of the State of Delaware) subject to, and in accordance with, the New Charter and New Bylaws. The initial Board of Directors for
Reorganized ORBIMAGE will consist of the three current directors and four directors to be selected by the Creditors Committee who shall be identified at or prior to the Confirmation Hearing are the individuals identified as such in the Disclosure
Statement under "Board of Directors and
Management of the Debtor." These directors will be deemed elected or appointed pursuant to the Confirmation Order, but will not take office and will not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors not continuing in office will be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

3.10.	Section 1145 Exemption
..  To the maximum extent provided by
section 1145 of the Bankruptcy Code and applicable non-bankruptcy laws, the New Senior Notes, New
Senior Subordinated Notes (other than those issued directly to Crest Advisors), New Common Stock and Warrants issued pursuant to the Plan (as well as the New Common Stock underlying the Warrants issued pursuant to the Plan) are exempt from registration under the Securities Act of 1933, as amended, pursuant to section 1145 of the Bankruptcy Code.

3.11.	Section 1146 Exemption
..  Pursuant to section 1146 of the
Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the making or delivery of transfer under the Plan, may not be taxed under any law imposing a stamp or similar tax.

3.12.	Method of Distribution Under the
Plan
..
(a)	Distributions by Reorganized
ORBIMAGE. Distributions other than distributions to holders of Class 5, Group 5B Old Note Claims under the Plan shall be made by Reorganized
ORBIMAGE or its designee to the holders of allowed claims (a) at the addresses set forth on the Schedules unless superceded by proofs of claims or transfers of claims pursuant to Bankruptcy Rule
3001, or (b) at the last known addresses of such holders if the Debtor or Reorganized ORBIMAGE has been notified in writing of a change of address.

(b)	Distributions to Holders of Class 5,
Group 5B Old Note Claims by Indenture Trustee.
The payments and distributions to be made under the Plan to holders of the Old Notes shall be made to the Indenture Trustee, which shall transmit such payments and distributions to holders of such Old
Note Claims pursuant to a Distribution Agency
Agreement to be entered into between the Debtor and the Indenture Trustee.

The Indenture Trustee providing services related to distributions to the holders of allowed Class 5 Old
Note Claims shall receive, from Reorganized
ORBIMAGE, reasonable compensation for such services and reasonable reimbursement of expenses incurred in connection with such services and upon the presentation of satisfactory invoices to Reorganized ORBIMAGE. These payments shall be made promptly and be paid in full in Cash upon receipt of such invoices. Distributions to holders of Old Notes shall be made by the Indenture Trustee as disbursing agent for such holders. The Indenture
Trustee shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy
Court, and, in the event that the Indenture Trustee is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized ORBIMAGE. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Indenture Trustee on or after the Effective Date
(including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Indenture Trustee shall be paid promptly in full in Cash by Reorganized
ORBIMAGE upon receipt by Reorganized
ORBIMAGE of an invoice from the Indenture
Trustee setting forth such fees and expenses.

(c)	Setoffs and Recoupments.  The
Debtor may, but shall not be required to, set off against or recoup from any claim on which payments are to be made pursuant to the Plan any claims of any nature whatsoever the Debtor or Reorganized ORBIMAGE may have against the claimant, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by the Debtor of any such claim the Debtor or Reorganized ORBIMAGE may have against such claimant. Notwithstanding the generality of the above, to the extent set forth in the Settlement Agreement the Debtor shall have no right of setoff of, or recoupment from, any claim on which any payment or payments is to be made pursuant to the Plan to Orbital.

(d)	Disputed General Unsecured
Claims.  Under the Plan, no payments or
distributions will be made with respect to all or any portion of a disputed General Unsecured Claim unless and until all objections to such disputed claim have been settled or withdrawn or have been determined by an order of the Bankruptcy Court or other court of competent jurisdiction which order has not been reversed, amended or modified, and the disputed claim has become an allowed claim.
All objections to claims must be filed on or before the Claims Objection Deadline.

Reorganized ORBIMAGE will withhold the
Distribution Reserve from the property distributed to Class 5 with respect to disputed General
Unsecured Claims. For purposes of determining the Distribution Reserve, Reorganized ORBIMAGE may request estimation of any General Unsecured
Claim that is contingent, disputed or unliquidated.
Reorganized ORBIMAGE will also place in the Distribution Reserve any dividends, payments or other distributions made on account of the property in the Distribution Reserve to the extent that such property continues to be withheld as the Distribution Reserve at the time such distributions are made. If practicable, Reorganized ORBIMAGE will invest any Cash that is withheld as the Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan will be deemed to entitle the holder of a disputed General
Unsecured Claim to postpetition interest on such claim.

Payments and distributions from the Distribution
Reserve to each holder of a disputed General
Unsecured Claim, to the extent that it ultimately becomes an Allowed General Unsecured Claim, will be made in accordance with provisions of the Plan that govern Unsecured Claims. Unless the order or judgment of the Bankruptcy Court or other court of competent jurisdiction allowing all or part of such claim has been appealed, reversed, modified or amended, Reorganized ORBIMAGE will distribute to the holder of such claim (or the Indenture Trustee, if applicable) any distribution in the Distribution Reserve that would have been distributed on the dates distributions were previously made to holders of allowed Unsecured
Claims had such allowed claim been an allowed claim on such dates within ten business days after entry of such order. If an order allowing all or part of a disputed General Unsecured Claim is appealed, then distributions to the holder of such claim shall be made within 10 business days after entry of an order disposing of such appeal. After final resolution has been reached with respect to all disputed General Unsecured Claims, any distribution held in the Distribution Reserve will be distributed Pro Rata to holders of allowed
Unsecured Claims. All distributions made under the Plan on account of an allowed claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such allowed claim had been an allowed claim on the dates distributions were previously made to holders of allowed Unsecured
Claims.

(e)	Disputed Cure Claims.  The
estimated amount of any disputed Cure claims not yet determined by the Bankruptcy Court to be allowed nor disallowed will be held in a segregated bank account for disputed Cure claims until such time as the allowable amount of the disputed Cure claims is determined. Once the amount of a disputed Cure claim has been determined by the Bankruptcy Court or other court of competent jurisdiction, Reorganized ORBIMAGE shall pay the allowed amount of the Cure claim to the holder of such claim. Any amounts remaining in the segregated account after all allowed Cure claims have been paid shall be property of Reorganized
ORBIMAGE.

(f)	Distributions of Unclaimed Property.
Any distribution of property (Cash or otherwise) under the Plan which is unclaimed after the later to occur of (a) two years following the Effective Date and (b) six months after the date on which such claimant's claim is allowed shall be transferred to Reorganized ORBIMAGE, notwithstanding state or other escheat or similar laws to the contrary. In the event that any securities are returned to Reorganized ORBIMAGE as unclaimed property, such securities shall be canceled.

(g)	Saturday, Sunday, or Legal Holiday.
If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

(h)	Fractional Shares.  No fractional
shares of New Common Stock will be issued under the Plan. For purposes of distributions under the Plan, fractional shares of New Common Stock will be rounded to the next whole number of shares as follows: (a) fractions of " or greater will be rounded to the next higher whole number, and
(b) fractions of less than " will be rounded to the next lower whole number.

(i)	Notes Issued in Multiples of $1,000.
All New Senior Notes and New Senior
Subordinated Notes will be issued in integral multiples of $1,000. For purposes of distribution under the Plan, the principal amount of any New
Senior Notes or New Senior Subordinated Notes which is not an integral multiple of $1,000 will be rounded to the next integral multiples of $1,000 as follows: (a) amounts of $500 or greater will be rounded to the next higher $1,000 integral multiple, and (b) amounts of less than $500 will be rounded to the next lower $1,000 integral multiple.

3.13.	Vesting of Assets
.. On the Effective Date, the assets and estate of the Debtor shall vest in Reorganized
ORBIMAGE free and clear of all claims, security interests, liens, and equity interests, except as provided herein. As of the Effective Date, Reorganized ORBIMAGE may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

3.14.	Allocation of Consideration
..  The aggregate consideration to be
distributed to the holders of allowed claims under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the allowed claim for such holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

3.15.	Executory Contracts and
Unexpired Leases
..
(a)	Generally.  As of the Effective Date,
all executory contracts and unexpired leases that exist between the Debtor and any party are hereby assumed except for such contracts and leases that
(a) specifically have been rejected pursuant to
section 365 of the Bankruptcy Code, (b) are specifically treated otherwise in the Plan or (c) are the subject of a pending motion by the Debtor to reject. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute
(y) approval, pursuant to subsection 365(a) of the Bankruptcy Code, of such assumptions pursuant to the Plan and (z) the determination that, with respect to such assumptions pursuant to the Plan, "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) by Reorganized ORBIMAGE thereunder has been demonstrated and no further adequate assurance is required.

(b)	Contracts with Orbital.  Effective as
of April 24, 2003, the Procurement Agreement was assumed pursuant to the Settlement Agreement. To the extent that it is an executory contract, the Administrative Services Agreement is hereby rejected. Neither the Settlement Agreement nor the sublease agreement entered into by the Debtor and Orbital pursuant to the Settlement Agreement is impaired by this Plan.

(c)	RadarSat-2 License.  Upon the entry
of the MDA Settlement Approval Order by the Bankruptcy Court and the occurrence of the MDA
Settlement Agreement Effective Date, any and all rights and property interests ORBIMAGE has or may have under the RadarSat-2 License shall revert to MDA and any and all obligations ORBIMAGE or MDA has or may have under the RadarSat-2
License shall be terminated.

If the MDA Settlement Approval Order is not entered by the Bankruptcy Court as of the Effective
Date, then:

(i)	Assumption of RadarSat-2 License.
Effective as of the Confirmation Date, the Debtor shall assume the RadarSat-2 License.

(ii)	No Waiver.  The assumption of the
RadarSat-2 License shall not be construed as a waiver of any claims or remedies the Debtor or Reorganized ORBIMAGE, as the case may be, may have against MDA or Daniel Friedmann. Because the disputes with MDA have not been resolved, the Debtor, by a motion filed with the Court on July 3, 2003, is seeking an estimation of MDA's alleged cure claims (taking into account the Debtor's claims against MDA). The Debtor reserves its right to amend the Plan at any time prior to the Effective
Date to provide for the rejection of the RadarSat-2
License.

(d)	Cure of Defaults.  Any monetary
amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section
365(b) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such assumed executory contract or unexpired lease may agree. In the event of a dispute regarding the amount of any Cure payments, the ability of any assignee to provide "adequate assurance of future performance"
(within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed and assigned, or any other matter pertaining to assumption or assignment, the Cure payments required by section 365(b) of the Bankruptcy Code shall be made following the entry of a final order resolving the dispute and approving the assumption and/or assignment.

(e)	Rejection Damage Claims.  Claims
created by the rejection of executory contracts or unexpired leases must be filed with the Bankruptcy
Court not later than the thirtieth (30th) day after the entry of an order authorizing such rejection (and in the case of claims created by the rejection of executory contracts and unexpired leases pursuant to the Plan, not later than the thirtieth (30th) day after entry of the Confirmation Order). Any claims not filed within such time shall be forever barred from assertion against the Debtor and its estate.

3.16.	Officers and Directors
.. All directors' and officers' liability insurance policies maintained by the Debtor are hereby assumed. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code.
Reorganized ORBIMAGE shall maintain for a period of not less than one (1) year from the Effective Date coverage for the individuals covered, as of the Commencement Date, who served as officers or directors on or after the Commencement
Date, by such policies at levels and on terms no less favorable to such individuals than the terms and levels provided for under the policies assumed pursuant to the Plan. Solely with respect to directors and officers of ORBIMAGE who served in any such capacity at any time on or after the Commencement Date, the Debtor shall be deemed to assume, as of the Effective Date, its obligations to indemnify such individuals (and only such individuals) with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of the Debtor, pursuant to and to the extent provided by the Debtor's certificate of incorporation, bylaws and similar corporate documents as in effect as of the date of entry of the Confirmation Order. Notwithstanding anything to the contrary contained herein, such assumed indemnity obligations shall not be discharged, impaired, or otherwise modified by confirmation of the Plan and shall be deemed and treated as executory contracts that have been assumed by the Debtor pursuant to the Plan as to which no proof of claim need be filed.

3.17.	Exculpation
..  The Debtor, Reorganized ORBIMAGE,
and the Creditors Committee, and each of their respective members, officers, directors, employees, agents, representatives, and professionals who served in such capacity on or after the Commencement Date will neither have nor incur any liability to any person for any act taken or omitted to be taken in connection with, or related to, the formulation, preparation, dissemination, implementation, administration, confirmation, or completion of the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, or any act taken or omitted to be taken in connection with the restructuring of the Debtor.

3.18.	Limited Releases by the Debtor
.. Except as otherwise provided in the Plan, the Confirmation Order, or any Related Document, for good and valuable consideration, including, but not limited to, the services of the Debtor's officers and directors to facilitate the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, each of the officers, directors, employees, agents, representatives, and professionals of the Debtor who served in such capacity on or after the Commencement Date is released by the Debtor and Reorganized
ORBIMAGE from all actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, which have occurred or which hereafter may occur, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, existing as of the Effective Date or thereafter arising, that the Debtor or Reorganized
ORBIMAGE would have been legally entitled to assert in its own right (whether individually or collectively) or that any holder of a claim or equity interest or other person or entity would have been legally entitled to assert on behalf of the Debtor or its estate, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective
Date.

On the Effective Date, for good and valuable consideration, including, but not limited to, the services of the Creditors Committee, its members and professionals to facilitate the expeditious reorganization of the Debtor, the Debtor, in its individual capacity and as debtor in possession, and Reorganized ORBIMAGE hereby release, waive and discharge all actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, existing as of the Effective Date or thereafter arising, which have occurred or which hereafter may occur, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, that are based on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor that could have been asserted by or on behalf of the Debtor or its estate or Reorganized
ORBIMAGE, against (i) the Creditors Committee and its members in their capacity as members of the Creditors Committee, (ii) the Indenture Trustee, and/or (iii) their respective officers, directors, employees, attorneys, financial advisors, accountants, and agents.

3.19.	Voluntary Limited Releases
.. Except as otherwise provided in the Plan, on the Effective Date, (i) each holder of an impaired claim that votes to accept the Plan and does not withhold its release, and each such holder's respective affiliates, principals, shareholders, employees, agents, representatives, officers, directors, members, partners, limited partners, and professionals and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than the Debtor) that has held, holds or may hold a claim or equity interest in the Debtor or Reorganized ORBIMAGE, as applicable (each, a "Releasing Party"), in consideration for the obligations of the Debtor and Reorganized ORBIMAGE under the Plan and indebtedness under the New Senior Note Indenture, the New Senior Subordinated Note Indenture and the Related Documents will be deemed to forever release, waive and discharge all actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever (other than the right to enforce the Debtor's and Reorganized ORBIMAGE's obligations under the Plan, the Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under the Plan), asserted or unasserted, in law or in equity, which have occurred or which hereafter may occur, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, existing as of the Effective Date or thereafter arising, that any such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of another, and are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way related to the Debtor, the Reorganization Case, the Plan or the Disclosure Statement against (i) the Debtor, (ii) the Creditors Committee and its members in their capacity as members of the Creditors Committee,
(iii) the Indenture Trustee and/or (iv) the current and former officers, directors, employees, agents, shareholders, advisors and professionals of the foregoing who served in such capacity on or after the Commencement Date.

3.20.	Injunction
.. On and after the Effective Date, all Persons shall be permanently enjoined from commencing or continuing in any manner, any suit or other legal action, proceeding or arbitration, on account, or in respect, of any claim, obligation, debt, right, action, cause of action, remedy, or liability released pursuant to the Plan, and the Confirmation Order shall so provide.

3.21.	Third Party Releases of Orbital et
al. In accordance with the Settlement Agreement, on the Effective Date, in consideration of Orbital's covenants and undertakings in the Settlement
Agreement and Orbital's acceptance under the Plan of the New Senior Subordinated Notes on account of the Orbital Payment, the Third Party Releasors, by voting in favor of the Plan or by failing to object to this release provision and obtaining an order from the Bankruptcy Court prior to the Confirmation
Date that this release provision is not applicable to the objector, which order subsequently becomes a Final Order (as defined in the Settlement
Agreement), shall conclusively be deemed to have released and forever discharged each of the Orbital
Releasees in respect of any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, which the Third Party Releasors ever had, now have or hereafter may have by reason of any act, omission, manner, cause, causes or thing whatsoever which have occurred or which hereafter may occur on or before the Release Effective Date, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, and related in any manner to any of ORBIMAGE, the Old Notes, the Existing Preferred
Stock, the Procurement Agreement, or any other agreement, contract, understanding or arrangement, oral or written, between ORBIMAGE and Orbital, including without limitation all claims, allegations, and subject matter that were raised or could have been raised in ORBIMAGE's Complaint in the Adversary Proceeding (collectively, the "Third
Party Released Claims"). The following are excluded from the scope of the releases in this paragraph U: (i) breach by the Orbital Releasees of any obligation arising under the Settlement
Agreement; (ii) breach by the Orbital Releasees of any post-Launch performance obligations pertaining to the OrbView-3 System arising under the Procurement Agreement (as the Procurement
Agreement is modified by the Settlement
Agreement); which first arise after the Release
Effective Date; or (iii) breach by the Orbital
Releasees of any obligations arising under the Sublease (as defined in the Settlement Agreement).
The OrbView-3 Launch occurred on June 26, 2003.

No release is granted to the Debtor and its managers, officers, directors, employees, agents, attorneys, executors, administrators, heirs, legatees, predecessors, successors and assigns from or with respect to any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, which the Debtor, the Creditors Committee and the Third Party Releasors ever had, now have or hereafter may have by reason of any act, omission, manner, cause, causes or thing whatsoever which have occurred or which hereafter may occur, whether presently existing, suspected or unsuspected, known or unknown, fixed or contingent, direct or indirect, contemplated or anticipated, including without limitation any claims for principal, interest or other charges with respect to the Old Notes, provided, however, that nothing in the foregoing sentence shall be construed to limit the releases and covenants set forth above for the benefit of Orbital, each of the Thompsons, Bruce
W. Ferguson, Susan Herlick, Jeffrey V. Pirone,
Leslie C. Seeman, and Elizabeth A. Abdoo or of any executor, administrator, heir, legatee, predecessor, successor or assign of any of the foregoing.

The releases granted in this Section III.U do not release MDA and its officers, directors and other agents or Daniel E. Friedmann; provided, however, that the release set forth in this paragraph
U shall release and shall be construed to release
Orbital, each of the Thompsons, Bruce W.
Ferguson, Susan Herlick, Jeffrey V. Pirone, Leslie
C. Seeman, and Elizabeth A. Abdoo, and any other officer, director, or agent of MDA who was or is an employee of Orbital, in their capacity as shareholders, directors, officers or other agents of MDA to the extent that such release does not impair any claim by the Releasors against MDA.

3.22.	Injunction for Orbital Sciences
Corporation et al. On and after the Effective Date, all Persons shall be permanently enjoined from commencing or continuing in any manner, any suit or other legal action, proceeding or arbitration,
(i) against Orbital, each of the Thompsons, Bruce
W. Ferguson, Susan Herlick, Jeffrey V. Pirone,
Leslie C. Seeman, and Elizabeth A. Abdoo,
(ii) against any other officer, director, or agent of MDA who was or is an employee of Orbital, in their capacity as shareholders, directors, officers or other agents of MDA, (iii) against any other Orbital
Releasee (other than the Debtor and MDA) solely in their capacity as shareholders, officers, directors, or other agents of Orbital and as consistent with
Section III.U hereof, and (iv) against any executor, administrator, heir, legatee, predecessor, successor or assign of any of the foregoing listed in clauses (i), (ii), and (iii) of this Section III.V, on account of or in respect of any Released Claim and the Confirmation Order shall so provide.

3.23.	Management of Reorganized
ORBIMAGE
.. The officers of ORBIMAGE prior to the consummation of the Plan will continue as the officers of Reorganized ORBIMAGE after consummation of the Plan. The identity and business experience of ORBIMAGE's current officers and directors are set forth in the Disclosure
Statement under the heading "Board of Directors and Management of Reorganized ORBIMAGE."

3.24.	Crest Advisors.  In consideration of
certain postconfirmation services to Reorganized
ORBIMAGE and as compensation to Crest
Advisors for allowing Matthew O'Connell to serve as chief executive officer of Reorganized
ORBIMAGE, the Reorganized Debtor will issue to Crest Advisors $1 million in New Senior
Subordinated Notes.

ARTICLE IV
Effectiveness of the Plan

4.01.	Conditions Precedent to
Confirmation. The Plan shall not be confirmed unless and until the following conditions are met:

1.	The Debtor has received sufficient
data respecting the successful checkout of OrbView-3 to allow the Debtor to form an opinion that is satisfactory to the Creditors Committee as to the achievability of its business plan.

2.	The Confirmation Order is in form
and substance reasonably satisfactory to the Debtor and the Creditors Committee.

3.	The Bankruptcy Court has entered
the MDA Settlement Approval Order or MDA's cure claims have been estimated by the Bankruptcy
Court, in each case in a manner satisfactory to the Debtor and the Creditors Committee.

4.02.	Conditions Precedent to Effective
Date. The Plan shall not be consummated unless and until the following conditions are met:

(a)	The Confirmation Order has been
entered.

(b)	The New Senior Subordinated Note
Indenture is in a form that would be qualified under the Trust Indenture Act of 1939, as amended.

3.	Reorganized ORBIMAGE has
obtained any necessary licenses, regulatory approvals, consents, authorizations and modifications from any applicable domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

4.	The Effective Date shall have
occurred prior to January 31, 2004.

4.03.	Waiver of Conditions.  Waiver by the Debtor
of any of the conditions precedent to confirmation of the Plan or to the Effective Date shall be in the Debtor's discretion, subject to the written consent of the Creditors Committee, and may be effected at any time, without notice to third parties other than the Creditors Committee or any other formal action.
Upon the waiver of any conditions to the Effective
Date set forth in the Plan, and subject to the satisfaction in full of each of the remaining conditions set forth in the Plan, the Plan shall become effective in accordance with its terms without notice to third parties other than the Creditors Committee or any other formal action.

4.04.	Effect of Failure of Conditions
.. If any of the conditions to confirmation have not been satisfied or waived by the Debtor, the Debtor may seek an adjournment of the hearing to consider confirmation of the Plan. The Debtor reserves the right to amend the Plan in accordance with section 1127 of the Bankruptcy Code.

If each of the conditions to effectiveness and the occurrence of the Effective Date has not been satisfied or waived by the Debtor with the written consent of the Creditors Committee on or before the first Business Day that is more than thirty (30) days after the date on which the Bankruptcy Court enters an the Confirmation Order, or by such later date as is proposed by the Debtor with the consent of the Creditors Committee and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtor made before the time that each of the conditions has been satisfied or waived, the Plan may be modified by the Bankruptcy Court in accordance with section 1127 of the Bankruptcy
Code, provided however that the Plan shall not be modified in a manner that would alter or affect the Settlement Agreement.

ARTICLE V
Administrative Provisions

5.01.	Discharge
..
(a)	Scope.  Except as otherwise
expressly specified in the Plan, entry of the Confirmation Order acts as a discharge of all debts of, claims against, liens on, and equity interests in, the Debtor, its assets, and its properties, arising at any time before the entry of the Confirmation
Order, regardless of whether a proof of claim or equity interest therefor was filed, whether the claim or equity interest is allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. On the date the Bankruptcy Court enters the Confirmation Order, any holder of such discharged claim or equity interest shall be precluded from asserting against the Debtor, Reorganized ORBIMAGE, or any of their assets or properties, any other or further claim or equity interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date the Bankruptcy Court enters the Confirmation Order.

(b)	Injunction.  In accordance with
section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the claims discharged hereby.

5.02.	Administrative Expense and Claim
Objections
..  All requests for payment of Administrative
Expense Claims (other than Professional Claims and expenses incurred in the ordinary course of the Debtor's business) must be filed with the Bankruptcy Court and served on counsel for the Debtor and the Creditors Committee no later than 30 days after the Effective Date. Unless
Reorganized ORBIMAGE objects to such requests within 30 Business Days after receipt, such requests shall be deemed allowed. Unless otherwise ordered by the Bankruptcy Court, all objections to, and requests for estimation of, administrative expenses and claims shall be filed and served on the applicable claimant on or before the date that is 60 days after the Effective Date, and except to the extent that Reorganized ORBIMAGE consents, only Reorganized ORBIMAGE shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, administrative expenses and claims.

All final requests for payment of
Professional Claims must be filed no later than thirty (30) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

5.03.	Administrative Expenses Incurred
After the Confirmation Date
.. Administrative expenses incurred by the Debtor or Reorganized ORBIMAGE after the date and time of the entry of the Confirmation Order, including, without limitation, claims for professionals' fees and expenses including the professional fees and expenses incurred by the Creditors Committee, shall not be subject to application and may be paid by the Debtor or Reorganized ORBIMAGE, as the case may be, in the ordinary course of business and without further
Bankruptcy Court approval.

5.04.	Retention of Jurisdiction
..  The Bankruptcy Court shall have
exclusive jurisdiction of all matters arising out of, and related to, the Reorganization Case and the Plan pursuant to, and for the purposes of, subsection
105(a) and section 1142 of the Bankruptcy Code, and for, among other things, the following purposes:

(a)	To hear and determine applications
for the assumption or rejection of executory contracts or unexpired leases, pending on the date the Plan is confirmed, and the allowance of claims resulting therefrom;

(b)	To determine any other applications,
adversary proceedings, and contested matters pending on the Effective Date;

(c)	To ensure that distributions to
holders of allowed claims are accomplished as provided herein;

(d)	To resolve disputes as to the
ownership of any claim or equity interest;

(e)	To hear and determine timely
objections to administrative expenses, claims, and equity interests;

(f)	To enter and implement such orders
as may be appropriate in the event the Confirmation
Order is for any reason stayed, revoked, modified, or vacated;

(g)	To issue such orders in aid of
execution of the Plan, to the extent authorized by
section 1142 of the Bankruptcy Code;

(h)	To consider any modifications of the
Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy
Court, including, without limitation, the
Confirmation Order;

(i)	To resolve disputes concerning the
nondebtor releases, exculpations, and injunctions contained herein;

(j)	To hear and determine all
applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

(k)	To hear and determine disputes
arising in connection with the interpretation, implementation, or enforcement of the Plan and the Related Documents;

(l)	To hear and determine any issue for
which the Plan or any Related Document requires an order of the Bankruptcy Court;

(m)	To hear and determine matters
concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n)	To hear and determine any matters
arising under or related to section 1145 of the Bankruptcy Code;

(o)	To hear and determine any matters in
connection with the Settlement Agreement;

(p)	To hear and determine any matters in
connection with the MDA Settlement Agreement or that arose prior to the Effective Date in connection with the RadarSat-2 License;

(q)	To hear any other matter not
inconsistent with the Bankruptcy Code; and

(r)	To enter a final decree closing the
Reorganization Case.

5.05.	Payment of Statutory Fees
.. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

5.06.	Payment of Indenture Trustee
Fees. The fair and reasonable expenses of the Indenture Trustee and its professionals under the Old Note Indentures will be paid by the Debtors pursuant to the Confirmation Order on the Effective
Date in full and in Cash in a manner consistent with the provisions of the Old Note Indentures without the need for the Indenture Trustee to file an application for allowance. Upon payment of the fees and expenses of the Indenture Trustee and its professionals, the Indenture Trustee will be deemed to have released its liens securing payment of its fees and expenses for all fees and expenses payable through the Effective Date.

5.07.	Dissolution of Statutory
Committees
.. All statutory committees appointed in the Reorganization Case pursuant to section 1102 of the Bankruptcy Code shall be dissolved on the Effective Date.

5.08.	Modification of Plan
..  Modifications of the Plan may be
proposed by the Debtor with the written consent of the Creditors Committee in accordance with section
1127 of the Bankruptcy Code. A holder of a claim that has accepted the Plan will be deemed to have accepted the Plan as modified if the proposed modification does not adversely change the treatment of such holder's claim, provided, however, that the Plan shall not be modified in a manner that would alter or affect the Settlement
Agreement.

5.09.	Severability
.. If, prior to the date of entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall, with the consent of the Debtor and the Creditors
Committee, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation
Order shall constitute a judicial determination, and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

5.10.	Headings
..  Headings are used in the Plan for
convenience and reference only and shall not constitute a part of the Plan for any other purpose.

5.11.	Binding Effect
.. The Plan shall be binding upon and inure to the benefit of the Debtor, its creditors, the holders of equity interests therein, and their respective successors and assigns.

5.12.	Notices
.. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, postage prepaid,
(b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

To the Debtor or Reorganized ORBIMAGE:

Orbital Imaging Corporation
21700 Atlantic Boulevard
Dulles, Virginia 20166
Attention:  Armand Mancini, Chief Financial
Officer

with a copy to:

LATHAM & WATKINS LLP
885 Third Avenue
New York, New York  10022
Attention:  Shari Siegel, Esq.
- and -

555 11th Street NW
Suite 1000
Washington, DC 20004
Attention:  William O'Neill, Esq.

To the Creditors Committee:

Jones Day
221 East 41st Street
New York, New York  10017
Attention:  Paul D. Leake, Esq.
	Brian E. Greer, Esq.

5.13.	Governing Law
.. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy
Code and Bankruptcy Rules), or the Delaware
General Corporation Law, the laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

5.14.	Filing or Execution of Additional
Documents
.. On or before the Effective Date, and without the need for any further order or authority, the Debtor or Reorganized ORBIMAGE shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

5.15.	Withholding and Reporting
Requirements
..  In connection with the Plan and all
instruments issued in connection therewith and distributions thereon, the Debtor and Reorganized
ORBIMAGE shall comply with all withholding and reporting requirements imposed by any taxing authority of appropriate jurisdiction, and all distributions under the Plan will be subject to such requirements.

5.16.	Good Faith
.. The Debtor has, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtor, and each of its affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy
Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, and therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.


Dated:	Dulles, Virginia
September 15, 2003

Respectfully submitted,
Orbital Imaging Corporation


By:	/s/ Matthew O'Connell
Name:	Matthew O'Connell
	Chief Executive Officer


  	The Plan Supplement will include at least the following documents: (i) Form of New Senior Note
Agreement; (ii) Form of New Senior Subordinated Note
Indenture; (iii) Form of Warrants; (iv) Form of
Registration Rights Agreement and (v) Form of Employee
Stock Incentive Plan.

  	The experimental license issued by the FCC to operate OrbView-2 and the related Fairmont, West Virginia ground station also authorizes ORBIMAGE to use commercial frequencies in support of certain elements of ORBIMAGE's or Reorganized ORBIMAGE's existing government contracts.
  The experimental license for the OrbView-2 satellite and Fairmont, West Virginia ground station expires
November 1, 2004, but is renewable subject to FCC approval.

  	To the extent that this Article of the Disclosure
Statement describes a document attached as an exhibit hereto or to be included in the Plan Supplement, as the case may be, any such description herein is qualified in its entirety by reference to the terms and conditions of such document as included in the Plan Supplement.